As filed with the Securities and Exchange Commission on February 10, 2012	File No. 333-176298

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1/A Pre-Effective Amendment No. 2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Stratus Media Group, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7900 (Primary Standard Industrial Classification Code Number)	86-0776876 (I.R.S. Employer Identification No.)

3 East De La Guerra Street Santa Barbara, California 93101 (805) 884-9977 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Paul H. Feller
Stratus Media Group, Inc.
3 East De La Guerra Street
Santa Barbara, California 93101
(805) 884-9977
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies to: David L. Ficksman TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067
Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share and common stock underlying preferred stock	14,445,000	$0.52	$7,511,400	$827.07
Common Stock, par value $0.001 per share underlying warrants	21,767,500	$0.52	$11,319,100	$1,314.15
Common Stock, par value $0.001 per share underlying dividends (3)	5,437,500	$0.52	2,827,500	328.27
Total	41,650,000		$21,658,000	$2,514.49

(1)
In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of stock issuable pursuant to Rule 416 under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on February 3, 2012 , which was $ 0.52 per share.

(3)
Represents the upper limit of our good faith estimate of the number of shares of common stock that may be issuable in the future if we elect to pay all mandatory dividends due for the Series E Preferred Stock in shares of common stock. Under the terms of the Preferred Stock, we may elect to pay, in lieu of paying dividends in cash, a number of registered shares in an amount, with respect to each outstanding share of Series E Preferred Stock, determined by dividing (i) the amount of the dividends (were it paid in cash) by (ii) the arithmetic average of the weighted-average price of the common stock for each of the ten (10) consecutive trading days preceding the applicable dividend date.  We cannot predict the actual number of shares of common stock that will be issued as payment of dividends, in part, because, among other things, the market price of the common stock will fluctuate based, among other things, on prevailing market conditions and we have not determined whether or not we will pay the dividends due upon the Preferred Stock in shares of our common stock.  Nonetheless, we have estimated the number of shares of common stock that may be issuable in the future as payment of dividends in common stock by multiplying the number of common shares issuable upon conversion of the Series E Preferred Stock by 25%.  In the event that additional shares are to be issued to cover dividend payments in excess of such upper limit of our good faith estimate, such additional shares will be registered on a new registration statement.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling securityholder is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion.  Dated February 10, 2012

Stratus Media Group, Inc.

41,650,000  Shares of Common Stock

This prospectus relates to the resale of  3 ,500,000 shares of our common stock and up to 10,945,000 issuable upon the conversion of shares of our Series E Preferred Stock, 5,437,500 shares of our common stock that may be issuable in the future if we elect to pay all mandatory dividends due in shares of common stock and  21,767,500 shares of our common stock issuable upon the exercise of warrants held by some of our securityholders named in this prospectus.   The shares of common stock were issued to the selling security holders in connection with a series of private placements completed in 2010 and between February 19, 2011 and January 31, 2012. These shares of preferred stock and warrants were issued to the selling securityholders in connection with a private placement that we completed in May 24, 2011.  In the private placement, the Company sold to eight accredited investors an aggregate of 8,700 Series E Preferred shares, A Warrants to purchase an aggregate of 21,750,000 shares of the Company’s Common Stock and B Warrants to purchase an aggregate of 10,875,000 shares of the Company’s Common Stock.  The Company received gross proceeds of $8,700,000.  The Company paid $800,000 in commissions and agreed to issue warrants to placement agents to purchase an aggregate of 3,600,000 shares of the Company’s Common Stock with respect to the private placement.  The Company also paid a broker-dealer a commission in connection with the private placement of $100,000 in cash and agreed to issue such broker-dealer five year warrants to purchase 1,000,000 shares of the Company’s Common Stock, at an exercise price of $ 0.65 per share and warrants to purchase 750,000 shares issued to a financial advisor, at an exercise price of $0.65 per share .  The Company agreed to provide “piggyback” registration rights with respect to shares of the Company’s Common Stock acquired by such broker-dealer upon exercise of the warrants.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  We will, however, receive the exercise price of the warrants if and when these warrants are exercised by the selling securityholders.  We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol SMDI.  On February 3, 2012 , the last reported price of our common stock was $ 0.52 per share.

The shares included in this prospectus may be reoffered and resold directly by the selling securityholders in accordance with one or more of the methods described in the “Plan of Distribution,” which begins on page 46 of this prospectus. We will not control or determine the price at which the selling securityholders decide to sell their shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock.  Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock.  You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Stratus Media Group. Inc.

Overview

We are an owner, operator and marketer of live sports and entertainment events.  We intend to operate some or all of our currently-owned event properties and, depending on the amount of additional capital we have available, to aggregate and operate a large number of complementary live sports and entertainment events across North America and internationally.  We also plan to operate Stratus White which is an invitation only, affluent lifestyle membership club combined with an ultra-premium credit card rewards program for the European market .

Our business plan is to operate the Stratus  White program and for events for which we own all available event revenue rights from tickets/admissions, corporate sponsorship, television, print, radio, internet, merchandising, and hospitality. The objective of management is to build a profitable business by building corporate infrastructure, increasing organic growth, and, with sufficient capital, acquiring strategic companies and events. The plan is to leverage operational efficiencies across an expanded portfolio of events to reduce costs and increase revenues.  We intend to promote the Stratus White card and our events together, obtaining maximum cross marketing benefit among card members, corporate sponsors and Stratus events.

We believe we can build a profitable business by leveraging operational efficiencies across an expanded portfolio of events while at the same time increasing revenues from ticket, corporate sponsorships, media broadcast fees, merchandise sales and talent management fees.  Our business plan depends on the raising of sufficient capital and no assurance can be given as to our ability to raise sufficient capital or the terms thereof.

Company History

On March 14, 2008, pursuant to an Agreement and Plan of Merger dated as August 20, 2007 between Feris International, Inc. and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all of the issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes.  In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc.  PSEI, a California corporation, was organized on November 23, 1998 and specializes in sports and entertainment events that it owns, operates, manages, markets and sells in national markets.  PSEI acquired the business of Stratus Rewards, LLC in August 2005 and Stratus Rewards is a wholly owned subsidiary of PSEI.

Our principal executive offices are located at 3 E. De La Guerra St., Santa Barbara, California 93101, and our telephone number at that address is (805) 884-9977.

The Offering

This offering involves  41,650,000 shares of our common stock issuable to the selling securityholders consisting of  3,500,000 shares of our common stock, 10,945,000 shares of our common stock issuable upon conversion of our Series E Preferred Stock,   21,767,500 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock that we issued to in a private placement and 5,437,500 shares issuable if we elect to pay dividends in common stock .

Common stock offered by the selling securityholders	41,650,000 (1)
Common stock currently outstanding	88,157,055 (2)
Common stock to be outstanding after the offering, assuming no exercise of the warrants for estimated, or payments of dividends with, the shares covered by this prospectus	102,602,055 (2)
Common stock to be outstanding after the offering, assuming the exercise of all warrant and payment of estimated dividends for the shares covered by this prospectus	129,807,055 (1)(2)
OTC Bulletin Board Trading Symbol	SMDI
Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 3.

(1)
Includes  3,500,000 shares of our common stock, 10,945,000 shares of common stock issuable upon conversion of  Series E Preferred Stock, exercise of outstanding warrants to purchase  21,767,500 shares of common stock (with an exercise price ranging from $0.65 to $1.00 per share) and 5,437,500 shares of common stock that may be used to pay dividends if we elect to pay all mandatory dividends due in shares of common stock. The 5,437,500 shares issuable as payment of dividends represents our estimate. We cannot predict the actual number of shares of common stock that will be issued as payment of dividends.

(2)
Does not include 5,010,000 shares of common stock issuable upon the exercise of outstanding options (with exercise price of $ 0.54 per share), 18,982,855  shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices ranging from $0.65 to $2.00) or  2,279,860 shares of common stock issuable upon conversion and for certain share adjustments for Series D Preferred Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the risks described below before deciding to invest in or maintain your investment in our company.  The risks described below are not intended to be an all-inclusive list of all of the potential risks relating to an investment in our securities.  If any of the following or other risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

  Risks Related To Our Business

The Company will require additional funding.

The Company will require additional financing to implement its business plan. If the Company cannot raise such capital the ability of the company to implement its business plan may be materially impacted.

Our company is in early stages of development, which increases the risk of investments in our common stock

Since we are re-establishing our events and  Stratus White, we are currently in the early stages of development, and we are in the process of bringing our staffing, infrastructure and marketing programs to an operational level.  We have secured funding to pay certain liabilities, have begun to reestablish operations, and have begun to establish the business concept within current markets .

We have incurred substantial losses, are in the process of establishing business operations, and have received a “going concern” qualification from our auditors, which indicates that there are substantial risks in our establishing profitable operations and that we will need capital to continue as a going concern.

As noted in the opinion of our independent financial auditors, “The accompanying financial statements have been prepared assuming we will continue as a going concern.  As discussed in Note 2 to the financial statements, we have suffered recurring losses and have negative cash flow from operations.  This raises substantial doubt about our ability to continue as a going concern.”  We had net losses for 2010 and 2009 of $8,409,605 and $3,401,098, respectively.  As of December 31, 2010, we had negative working capital of $4,317,164 and cumulative losses of $26,483,387.  For the nine months ended  September 30, 2011, we had a net loss of $8,195,928 .

The implementation of our business plan will require additional financing. Additional funds will be required to complete acquisitions and integrate them into the Company. Based on market conditions at the time, we may be unable to obtain sufficient additional financing on favorable terms, or at all. If we raise additional funds by selling our equity securities, the relative ownership of our existing investors will be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we raise additional funds through debt financing, we could incur significant borrowing costs as well as face the possibility of our default if we are unable to repay the financing. If we cannot obtain sufficient financing, we may have to delay, reduce or eliminate our acquisition, marketing and promotion campaigns, which could significantly limit our revenues.

Intangible assets comprise most of our assets and are subject to impairment charges that will increase our losses.  Such losses could have a negative impact on the price of our common stock.

As of  September 30, 2011, the total of our intangible assets and goodwill was $ 5,329,842 or 59 % of our total assets of $ 9,080,863 .  These intangible assets and goodwill are evaluated on an annual basis for impairment of the balance sheet value due to active or dormant status, competitive conditions, changes in our plans, and other factors that we determine are highly likely to reduce the ability of these assets to generate cash in the future.  For 2010, we determined that the $450,000 of value assigned to Stratus Rewards as Corporate Membership was no longer available to us and that $100,000 of value assigned to Stratus  White proprietary software had been impaired given the availability of commercial software with similar or better functionality.  In addition, we took an impairment charge against the value of the Maui Music Festival of $100,000.  Accordingly, we took total impairment charges of $650,000 in 2010.

In 2009, impairment charges were $640,805, which was 19% of the total loss of $3,401,098 and in 2008, impairment charges were $1,015,000, which was 49% of the total loss of $2,093,267.  Additional impairment charges could be required in the future, which would increase losses and reduce our asset base accordingly and which could have an adverse impact on the price of our common stock.

Our strategy includes plans for expansion by acquisition, which will require additional capital.

While we have identified several promising acquisition targets , we have not commenced negotiations with any targets. We will need to raise additional capital to complete  any such  acquisitions, and there can be no assurances that we will be able to do so, or will choose to do so. While we intend that the value added by acquisitions will more than offset the dilution created by the issuance of shares for acquisitions, there can be no assurance that this offset will occur. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions, financings may be restricted by the terms of credit agreements and privately placed debt securities contained in the financing. Any debt financing would require payments of principal and interest and would adversely impact our cash flow. Furthermore, future acquisitions may result in charges to operations relating to losses related to the acquired events, interest expense, or the write down of goodwill, thereby increasing our losses or reducing or eliminating our earnings, if any.

Our strategy of expansion by acquisitions has inherent risks.

Although management believes that pursuing our acquisition strategy is in our best interests, such strategy involves substantial expenditures and risks on our part. There can be no assurance that acquisitions will be completed successfully or, if completed, will yield the expected benefits to us, or will not materially and adversely affect our business, financial condition or results of operations. There can be no assurance that the value attributed by the market to acquisitions will offset the dilution created by the issuance of additional shares. Furthermore, consummation of the intended acquisitions could result in charges to operations relating to losses from the acquired events, interest expense, or the write down of goodwill, which would increase our losses or reduce or eliminate its earnings, if any. As a result of the foregoing, there can be no assurance as to when the intended acquisitions will be consummated or that they will be consummated. Furthermore, the results of the intended acquisitions may fail to conform to the assumptions of management. Therefore, in analyzing the information contained in this document, stockholders should consider that the intended acquisitions may not be consummated at all.

While acquisition agreements generally provide for indemnification from the seller for a limited period of time with respect to certain matters, some sellers may not be willing to provide indemnification, or may limit the scope of indemnification or that other material matters not identified in the due diligence process will subsequently be identified or that matters heretofore identified will prove to be more significant than currently expected and it is possible that the provider of the indemnification may be unwilling or unable to provide such indemnification. Future acquisitions by us could result in (a) potentially dilutive issuances of equity securities, (b) the incurrence of substantial additional indebtedness and/or (c) incurrence of expenses for interest, operating losses and the write down of goodwill and other intangible assets, any or all of which could materially and adversely affect our business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. In the event that such acquisitions were to occur, there can be no assurance that our business, financial condition and results of operations would not be materially and adversely affected.

Our events have not been run continuously on an annual basis since 2004 and need to be reestablished.

In 2004, we realized $2,554,600 of revenues from events.  There were no revenues from events in 2006, the total revenues from events in 2005, 2007 and 2008 were $252,741, which were derived from smaller-scale, standalone events rather than recurring annual events of a larger scale anticipated in our business plan, and there were no revenues in 2009. During 2010, we conducted the Santa Barbara Concours d’ Elegance on a limited basis and  in 2011 we conducted the Santa Barbara Concours d'Elegance and the Mille Miglia North American Tribute.  We intend to reestablish some or all of those events to afford economies of scale in operations. While we believe that the nature of the event business allows for events to be readily reestablished and that it has the experience and management expertise to re-establish those events, there can be no assurance that such events will be successfully reestablished. We believe that we have full ownership of these events and related intellectual property, but there can be no assurance that unknown or unforeseen claims will not arise after successful reestablishment of such events.

Our credit card marketing operations, inactive since October 2007, are planned to be reestablished in 2012 .

From 2005 to 2007, we operated the Stratus Rewards Visa card on a limited basis and realized revenues of approximately $700,000 during this time. These operations became inactive in October 2007. In May 2010, we signed a Co-branded Credit Card Agreement with Cornèr Bank, a private Swiss bank headquartered in Lugano, Switzerland, to issue the Stratus Rewards Visa White Card throughout Europe. Cornèr Bank is a founding member bank of VISA and controls 20% of the Board of Visa Europe. The Company is developing its concierge service, privilege program, e-commerce platform and marketing strategy for a planned launch in 2012 .  Card member services will be performed by us and outside vendors. Key support vendors have been identified and contractual negotiations are in process. While we believe that these negotiations will be successful and contractual relationships will be established, there can be no assurance that relationships will be established.

Our company depends on its key executive officers.

We depend on our key executives, including Paul Feller, our Chairman and CEO, William Kelly, our Chief Operating Officer, John Moynahan, our Chief Financial Officer, and Charles Bearchell, our Chief Accounting Officer . We do not have key-person life insurance policies on any of our executives. To achieve our business objectives, we must hire additional personnel to fill key managerial positions and provide them with compensation packages sufficient to retain their services.  Our future success will depend upon the ability of our executive officers to establish clear lines of responsibility and authority, to work effectively as a team and to gain the trust and confidence of our employees. The loss of the services of a key employee could seriously impair our ability to operate and improve our events portfolio, which could reduce our revenues.  We must also identify, attract, train, motivate and retain other highly skilled, technical, managerial, merchandising, engineering, accounting, marketing and customer service personnel.

Live entertainment events are largely cash based and are conducted in remote locations.

Live-entertainment events are conducted in numerous locations and often involve significant cash collections for tickets, concessions, merchandise, etc.  We have developed and will continue to develop controls and procedures to control cash, to monitor cash proceeds, and to ensure that it is collected and deposited properly.  However, there can be no assurance that all cash proceeds at an event will be deposited properly into our accounts.

We have not paid dividends on our stock, nor do we plan to do so for the foreseeable future.

At the present time, we intend to reinvest any cash generated from operations into expansion of operations and do not intend to pay dividends.  We will periodically evaluate the best means to bring value to shareholders and such evaluations could result in a continuation of this policy. Investors should look to the growth in value as the primary means of realizing a return on their investment and should not look to dividends for a return. There can be no assurance that our proposed operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow.  Any delay in the successful execution of our operations of or the acquisition and marketing strategies could delay the payment of dividends for an undetermined amount of time.

RISKS RELATING TO OUR MARKETS

The success of our events requires the availability of suitable athletes, artists and locations.

Our ability to sell tickets (including subscriptions) is highly dependent on the availability of popular athletes, artists and events. There can be no assurance that popular athletes, artists and events will be available to us in the future, or will be available on terms acceptable to us. The lack of availability of these artists and productions could have a material adverse effect on the Company’s results of operations and financial condition. Because we will operate live entertainment events under leasing or booking agreements with venues, our long-term success will depend upon our ability to renew these agreements upon their expiration or termination. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all, or that we will be able to obtain attractive agreements with substitute venues.

Our industry is very competitive and most of our competitors are substantially larger than us and may have better access to capital needed to successfully run events.

Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. In addition, television, movies, Internet and other non-live events compete for the time and attention for potential attendees for live events.  We intend to compete on a local, regional and national basis with large venue owners and entertainment promoters for the hosting, booking, promoting and producing of live entertainment events.  Moreover, our marketing operations will compete with advertising agencies and other marketing organizations.  We will compete not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures.  Our competitors generally have substantially greater resources than us. Certain of our competitors may also have greater operating and financial flexibility than us.  In addition, many of these competitors have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by us.  There can be no assurance that we will be able to compete successfully in this market or against these competitors.

Our events business is dependent on obtaining local and/or private permits to conduct the events and our Stratus Rewards business operates in a highly-regulated environment.

The ability to conduct live entertainment events is subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the Hart-Scott-Rodino Act or other antitrust laws or regulations. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies may also be required for other opportunities that we may pursue in the future, although we have no agreements or understandings with respect to these opportunities at this time. In addition, the Stratus credit card operates in a highly regulated and controlled market.  We have used, and intend to use a large, established commercial bank to run our credit card processing and payments, but there can be no assurance that we may not be subject to current or future rules or regulations that could adversely affect our ability to operate the Stratus card in the manner intended or to achieve the results expected. There can be no assurance that we  will be able to obtain the licenses, approvals and permits we may require from time to time in order to operate our business.

RISKS RELATING TO OUR INTELLECTUAL PROPERTY

Our proprietary rights may not adequately protect our ability to operate events and the credit card operations.

We have purchased a number of events and the Stratus Rewards business and intend to acquire other events as well.  When an event is purchased, we acquire certain naming, venue and other intellectual property rights that are needed to conduct these events and card operations and prevent other parties from infringing on these events.  While we do an extensive check to verify these rights, there can be no assurance that such intellectual property rights will be sufficient to allow us to conduct such events.

Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

If intellectual property rights relating to past or future acquisitions are challenged by third parties, we could incur significant costs to defend such rights and/or we could be required to pay license fees to such third parties if they were to prevail in a legal challenge to such intellectual property rights.

RISKS RELATING TO OUR COMMON STOCK

The price of our common stock has fluctuated in the past and the stock is thinly traded.  If trading volume increases in the future, the fluctuations in price could be greater than those experienced in the past.

From February 3, 2010 to  February 3, 2012 , the average price of our common stock was $ 0.86 per share, with a low of $0.30 per share and a high of $ 2.00 per share, on an average trading volume per day of  27,045 shares.  As noted below, it is possible that trading volumes could increase significantly and such increased volume could lead to significant fluctuations in the price of our stock.

We have a significant amount of stock that is eligible for resale under a Rule 144 exemption, and we have also sold stock that is, or will become within six months, eligible for resale under a Rule 144 exemption.  Sales of such stock could depress the stock price significantly.

As of  December 31 , 2011 we had  8 8,157,055 shares of common stock outstanding, of which  7,013,401 are freely-trading and  65,641,461 were eligible for resale under Rule 144.  Of such  65,641,461 shares, 26,416,341 shares are held by our Chairman and CEO that have significant limitations on resale and 9,405,000 are held by an affiliate with volume restrictions on resale, leaving  29,820,120 of these shares that are eligible for resale under Rule 144 with minimal restrictions.

Additionally, upon effectiveness of the registration statement of which this prospectus is a part, the resale of the shares covered by the registration statement would make all such shares eligible for resale.  If the selling securityholders sell a large number of shares of our common stock or the public market perceives that these sales may occur, the market price of our common stock could decline significantly.  If significant amounts of such shares of stock eligible for resale were sold, such sales could result in significant declines in our stock price.

The company is the result of a “reverse merger” with a shell entity, resulting in a limitation your use of exemptions for resale.

Since the Company is the result of a “reverse merger” with a shell entity, resale of your shares under Rule 144 may be limited.  The use of Rule 144 is the most common method of selling restricted shares. Rule 144(i), which pertains to shares issued by a former shell company that executed a reverse merger.  Under Rule 144(i), sales of shares may only be made under certain conditions, including if we have filed all Annual and Quarterly reports required under the securities laws. Therefore permission may be granted to remove the restrictive legend on stock certificates only for a specified sale of securities and not as a “blanket” removal of the restrictive legend.

If we fail to continue to meet all applicable continued listing requirements of the Over The Counter Bulletin Board Market ("OTCBB") and our common stock is delisted from this market, the market liquidity and market price of our common stock could decline significantly.

Our common stock is listed on the OTCBB.  Among other requirements to maintain such listing, we need to file our Quarterly Reports on Form 10Q and our Annual Report on Form 10K with the SEC in a timely manner.  We did not file our Quarterly Reports on Form 10Q on time for the periods ended March 31, 2008 and June 30, 2008, but have filed on time from that point until the filing of the 2010 Annual Report on Form 10K, which was late.  In the event that delisting occurs because these SEC reports are filed late, we will need to file all periodic SEC reports in a timely manner for one year and meet other applicable listing criteria before becoming eligible again for OTCBB listing.

In the event our common stock returns to the OTC Markets, the market for our common stock may be adversely affected and the market price for our common stock could decline significantly.

As of December 31 , 2011, our Founder, Chairman and CEO, Paul Feller and co-Founder, Dr. Ralph Feller, collectively controlled approximately 41 % of our outstanding common stock (prior to any option or warrant exercises).

As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  Stockholders will have minimal influence over these actions.  This concentration of ownership may have the effect of delaying or preventing a change in control of the Company and might adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling securityholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling securityholders.  We will, however, receive the proceeds from the exercise for cash of the warrants held by the selling securityholders for the 37,225,000 shares underlying such warrants of which 21,767,000 are covered by this prospectus.  If all of the warrants to purchase the 37,225,000 shares are exercised for cash at their current exercise prices of $0.65 and $1.00 per share, the total amount of proceeds that we would receive will be approximately $28,000,000.  We would expect to use the proceeds from the exercise of warrants, if any, for general working capital purposes.  We will pay the expenses of registration of these shares, including legal and accounting fees.

BUSINESS

We are an owner, operator and marketer of live sports and entertainment events.  We intend to operate some or all of our currently-owned event properties and, depending on the amount of additional capital available to us, to aggregate and operate a large number of complementary live sports and entertainment events across North America and internationally.  We also operate Stratus White which is an invitation only, affluent lifestyle membership club, with an ultra-premium credit card rewards program.

Our business plan is to operate the Stratus White program and to own all available event revenue rights from tickets/admissions, corporate sponsorship, television, print, radio, internet protocol TV, video on demand, online applications, merchandising, and hospitality. With additional funding, the objective of management is to build a profitable business by implementing an aggressive acquisition growth plan to acquire quality companies, build corporate infrastructure, and increase organic growth. The plan is to leverage operational efficiencies across an expanded portfolio of events to reduce costs and increase revenues.  We intend to promote the Stratus White card and our events together, obtaining maximum cross marketing benefit among card members, corporate sponsors and Stratus events.

We believe we can build a profitable business by leveraging operational efficiencies across an expanded portfolio of events while at the same time increasing revenues from ticket, corporate sponsorships, media broadcast fees, merchandise sales and talent management fees.  Our business plan depends on the raising of sufficient capital and no assurance can be given as to our ability to raise sufficient capital on acceptable terms.

We believe that a favorable opportunity in the sports and live entertainment market currently exists in which consolidation of prestigious event properties with a long heritage are becoming available at favorable prices.

Stratus Live Entertainment Division - A multi vertical event division which operates, markets, and sells rights and access to live entertainment events.

Stratus Visa White Card - Stratus White is an invitation only, affluent lifestyle membership club combined with an ultra premium credit card rewards program.  Stratus Rewards provides members with bespoke luxury goods, exclusive event access, exceptional value purchasing opportunities at the world’s finest luxury and private travel brands, personalized concierge, and reciprocal privileges at private clubs.

We believe we can consolidate a large number of undervalued events into key verticals to create a global portfolio that can receive a much higher valuation than can be achieved by the events on their own.  Toward that end, we have identified seven promising verticals:

1.	Redemption / Credit Card Marketing – Visa Credit Card Loyalty & E-Commerce Program
2.	Action Sports – Mixed Martial Arts (“MMA”), Ski, Surf, Skateboard, Rollerblade and Bicycling
3.	Motor Sports – Auto Shows, Road and Rally Racing Events,
4.	Concerts, Film & Music Festivals – Jazz Festivals, Music Festivals and Event Concerts
5.	College Sports – Football Bowl Games
6.	Food Entertainment – Local cuisine, Wine Auctions and Functions Combined with Live Entertainment
7.	Expos & Trade Shows

We are targeting event properties in each of these verticals and intend to add these acquisitions to our existing portfolio of event properties subject to the availability of capital.  The goal is to create a critical mass of events, venues and companies that allow for numerous cross-event synergies, similar to the past strategy used by SFX Entertainment in the live entertainment industry that resulted in its large multi-channel advertising deal with multiple corporate partners.  Specifically:

●
On the expense side, we believe we can share sales, financial and operations resources across multiple events, creating economies of scale, increasing our purchasing power, eliminating duplicate costs, and bringing standardized operating and financial procedures to all events, thus increasing the margins of all events.

●
On the revenue side, we believe we can offer national advertisers and corporate sponsors an exciting and diverse menu of programming that allows sponsors “one stop shopping” rather than having to deal with each event on its own, and in so doing, convert these sponsors into “strategic partners.”

With these core synergies operational, we intend to (1) expand our acquisition strategy into additional live sports and entertainment verticals, and (2) create new event properties on the forefront of the “experience economy” and thus tap into people’s lifestyle interests.  In this way, we believe we can become a “one-stop shop” for premium-value program content and escalate its value to major advertisers and sponsors.

Future Development

Subject to the availability of capital, we expect to develop or acquire additional event properties into separate vertical organizations within our company.

Stratus Talent Management & Modeling Agency – in the past we have represented professional and retired athletes with non-exclusive agreements to represent appearances, corporate endorsements and player contracts.  We intend to expand the business to include a modeling agency.  Our talent representation activities are expected to consist of athletes, entertainers and model principally with representation in contract and endorsement negotiations.

Lifestyle – we intend to acquire or develop events focused on professional golf and tennis, among other lifestyle sports.

Consulting - we intend to form a consulting vertical to allow our internally-developed expertise in establishing and running events to be converted into revenues by providing consulting services for events and marketing.

Acquisition Strategy

Subject to the availability of capital, we see an opportunity now emerging to take a leading position in the live sports and entertainment industry by being a significant player to step in and “reconsolidate” a global complement of events, properties and companies.  This strategy is expected to create a profitable business by creating economies of scale and aggressively developing new revenue sources.

Our management has reviewed the strengths and weaknesses of previous consolidation efforts launched by previous roll up strategies within the live entertainment industry.  Having been involved with these consolidations at an executive level, some of our management team are familiar with the strategic thinking, actual negotiations and executions of these previous acquisitions.  Accordingly our management has sought to (1) amplify the strong points that enabled SFX’s consolidation success, and (2) mitigate the risks and shortcomings that led to the subsequent re-fragmentation of the industry (as outlined in “Industry”).

To accomplish these goals, we established three critical criteria in targeting acquisitions, as follows:

1.	Target must be operating profitably or have a clear and short path to profitability.
2.	Target must add strategic synergies to existing portfolio of companies and events.
3.
Target when possible, must own the majority of revenue rights, including sponsorship, licensing, ticketing, merchandise, trademark, intellectual property and when appropriate television and radio broadcast.

Our acquisition/organic growth goals are to have a strong, branded presence in seven verticals with an international footprint.

Additional Opportunities

We may consider other opportunities in live sports and entertainment if they enable us to find synergies in sales of sponsorships and advertising; marketing the event to participants and/or attendees; actual event operations; merchandising, hospitality, and concessions agreements; and management of public relations, legal and financial matters.  As well, there are synergistic opportunities in publishing and travel that can evolve from owning the leadership position in this industry.

We may also research and develop our own event properties when those properties are deemed to be organic, natural line extensions.  Management believes that the convergence of content and media will continue and that the “winners” will be by companies that own and control content and possess the capability of creating original, sponsor-supported content.  Thus, we may create our own network of event properties that deliver emotional, authentic, interactive “once-in-lifetime” type experiences for audiences of all kinds.  In this way, we can further become a “one-stop shop” for premium-value program content and escalate its value to major advertisers and sponsors.

This synergistic approach looks to consolidate event properties and then craft individual large scale deals to allow companies to bundle advertising across diverse events.  A similar approach was used by SFX Entertainment in the live entertainment industry, IPG in the advertising industry and Viacom in the broadcast industry.

For example, we intend to acquire additional music festivals, with the goal of combining them with our current music festival events with the objective of conducting one event per month.  Targeted music festival events would be similar to: Utah Jazz Festival, Monterey Jazz Festival New Orleans Jazz Festival, and Cochella Music Festival.  We also intend to establish music festival events in Santa Barbara, CA and Napa, CA to further expand the portfolio.  With these music festival events in place, we can maximize performance synergies.

Through our acquisitions, we expect to amass core competencies in the areas of promotion, operations, marketing, sales and distribution.  This should afford us better negotiating leverage with cost centers such as advertising, marketing, venue and talent costs on a regional, national and international scale.  In addition, we should be able to better leverage top end revenue by owning, operating and marketing multiple events within each vertical.  This should create greater value for the advertisers by cross pollinating multiple verticals within our portfolio, offering other key demographic target markets to the client and creating greater value, more impression and a higher cost point for less risk.

We have acquired and built a portfolio of live entertainment events as a launching pad and plan to consolidate them into strategic similar event verticals within the Company and we are taking actions to begin operating them annually beginning in 2012 .  We have pursued our acquisition strategy, completing the acquisition of a number of companies and key events.  We will provide integrated event management, television programming, marketing, talent representation and consulting services in the sports and other live entertainment industries.  Our event management, television programming and marketing services may involve:

●	managing live entertainment events, such as car shows, vintage car road rallies, music festivals and fashion shows;
●	producing television programs, principally sports entertainment and live entertainment programs;
●	managing sporting events, such as Mixed Martial Arts, college bowl games, golf tournaments and auto racing teams and events; and
●	marketing athletes, models, entertainers and organizations.

OPERATIONS

CREDIT CARD MARKETING VERTICAL - STRATUS  WHITE VISA WHITE CARD

The Stratus  White VISA credit card and rewards system is a luxury lifestyle club that was created expressly to cater to the affluent lifestyle.  Originally developed by professionals seeking meaningful rewards above and beyond those offered by existing credit card loyalty programs, Stratus White now has the opportunity to gain significant market share of the international high net worth and ultra high net worth cardholder population.  Recent service and program reductions by its primary competitor, the American Express Centurion Card, has resulted in dissatisfaction with the only internationally know payment card marketed to this population.   As a Visa card, Stratus White  will be the only globally accepted payment card in this segment and could be the preferred payment choice for most merchants and service providers.  The Program is currently being expanded to include a luxury e-commerce component that will encourage and increase member purchasing and significantly increase the value proposition for our partnerships with internationally know Tier 1 luxury brands.  Designed for maximum scalability, Stratus White is expected to be profitable on revenue from membership fees and partner commissions, even with a limited number of cardholders.  Revenue from interchange (IF) and foreign exchange (FX) fees differ by geographic location of the issuing bank and are deposited in a separate redemption account, ensuring we will have sufficient cash to fund redemptions; as such, redemptions are not considered a cost item.  Depending on the regulated amount of interchange allowed, IF & FX fees may also add significantly to net revenue.  Expenses to run the program include a significant marketing budget, cost of goods sold, concierge/customer service support and fee share agreements with issuing banks.  We plan to launch the card in 2012 .

In May 2010, we signed a Co-branded Credit Card Agreement with Cornèr Bank of Switzerland to issue the Stratus White Visa Card throughout Europe.  We are actively seeking a new issuing bank for our United States Stratus Rewards program and are reviewing opportunities to co-brand with major regional banks in South America, Asia, Australia and the Middle East.  It is a natural growth strategy for us to expand into the mass wealth card market to capture a greater share of the world’s affluent population.

ACTION SPORTS VERTICAL

PRO ELITE MMA

Our business plan is to capitalize on the popularity and growth of mixed martial arts ("MMA") by rebuilding a global brand, ProElite.  MMA has seen substantial growth over the last several years as evidenced by its mainstream acceptance and increased Pay Per View ("PPV") buys and interest by national media including ESPN, CBS Sportsline, 60 Minutes and Sports Illustrated.  We plan on reaching MMA fans and participants through normal marketing channels (print, television, radio) and harnessing the efficient networking available over the Internet.  We acquired multiple on- and off-line brands to increase our entertainment properties, content libraries and tool set offerings for fighters, fans and organizations in and around MMA.

Pro Elite has successfully run multiple events on CBS, Showtime and PPV.  Pro Elite plans to run multiple events per year.

Pro Elite’s business model includes partnering with (and creating) the best distribution channels for the video content created by our live events and on-line products.  The distribution channels may include network television, cable, PPV, internet protocol TV, video on demand, online applications and other major web portals as well as additional television network and cable channels.  Each live event may generate up to ten hours of MMA video footage.  We have also finalized licensing deals for the right to hundreds of hours of MMA and other combat footage.  This footage can be edited into videos or other formats that can be sold or used to market our fighters and future events.

CORE TOUR ACTION SPORTS

Assuming sufficient capital, we intend to establish a number of Core Tour events that feature skateboarding, snowboarding and skiing.

MOTOR SPORTS VERTICAL

This vertical is comprised of auto shows, racing events and luxury lifestyle experiences which draw an affluent demographic, with the main revenues coming from sponsors, advertisers, and hospitality events.  This portfolio of events is an effective cross-market with our sport lifestyle brands.  Event specific costs include talent, rent, venue preparation costs, security and advertising and are generally fixed costs that vary based on the type of event and its location.

Mille Miglia® North America

The Mille Miglia North American Tribute, honoring the world-renowned Italian Mille Miglia road rally, was first conducted on  Monday, October26, 2011 from Santa Barbara, California.  This 1,000 mile event  featured an historic and scenic drive along a golden coast route— navigating around the Monterey Peninsula, and winding through Santa Barbara, Napa Valley, and San Francisco.  This driving experience included VIP events and a drive over the Golden Gate Bridge in San Francisco.  This event concluded on Wednesday, October 28th at the silver anniversary celebration of the Santa Barbara Concours d’Elegance.  We acquired the license to own and operate the Mille Miglia Tribute event in North America in November 2010.

Mille Miglia SALUTES in North America

The Mille Miglia Salute is a 100+ mile driving experience produced in the spirit of the red arrow (the symbol of the original Italian Mille Miglia) and is scheduled to adjoin each Concours d’Elegance event taking place throughout the U.S .

Concours D'Italiano

The car show is expected to feature some of the best-known names in the Italian auto history.  This event will showcase of the synergies that we seek to accomplish through consolidation of our events, as this event will share operational costs with its “sister” events and advertisers will be offered a broader package of sponsorship opportunities, effectively lowering costs and raising revenues.  We anticipate conducting these events in conjunction with our motorsports events throughout the U.S .

Concours d’ Elegance

These events typically feature over 150 museum quality vintage automobiles from across the U.S.  These events include live musical entertainment, food pavilions, and attendance by celebrities.  We anticipate conducting these events in conjunction with our motorsports events throughout the U.S .

American Classics

These events feature some of the finest names in U.S. automobile history and typically attract thousands of guests.  Automobiles include American classics, hot rods, special interest cars and the latest in American automobile design.  We anticipate conducting these events in conjunction with our motorsports events throughout the U.S .

CONCERT, MUSIC AND FILM FESTIVAL VERTICAL

Our concert and music festival business will consist primarily of our promotion of concerts and operation of musical events.  The Company’s primary source of revenues will be from ticket sales, sponsorships, concessions, parking and other ancillary services.

Revenue from ticket sales will be affected primarily by the number of events we promote, the average ticket price and the number of tickets sold.  The average ticket price depends on the popularity of the artist who we are promoting, the size and type of venue and the general economic conditions and consumer tastes in the market where the event is being held.  Revenue and margins are also affected significantly by the type of contract entered into with the artist or the artist’s representative.  The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising of the event.  However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk.  When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded.  When the artist assumes the risk, only the fee is recorded.  As a result, operating margins would be significantly greater for fee-based events as opposed to events for which we assume the risk of ticket sales, although profits per event would tend to be lower.  Operating margins can vary from period to period.

Our most significant operating expenses will be talent fees, production costs, venue operating expenses (including rent), advertising costs and insurance expense.  The booking of talent for concerts generally involves contracts for limited engagements, often involving a small number of performances.  Talent fees will depend primarily on the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales.  Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

Assuming sufficient capital, we intend to establish, or reestablish, a number of music and food festivals at a number of locations including Maui and Santa Barbara.

Perugia International Film Festival

The Perugia International Film Festival is expected to be a unique opportunity to combine modern and historical art with Renaissance architecture in Perugia, Italy, a city near Rome that is noted for architecture and arts. The first annual Perugia International Film Festival is scheduled to take place in 2012.  Along with international movie premieres, screenings, and discussion forums, the Perugia International film festival is expected to feature:

●	Movie Theaters: Teatro Morlacchi, Teatro Pavone, Sala Podiani, Sala dei Notari, Oratorio Santa Cecillia
●	Meetings: with actors/actresses, directors, and other professionals
●	Introduction: of new technologies into cinema production and distribution

We have entered into a 10-year agreement with the City of Perugia to conduct the Festival.  The Festival is planned to combine technology and the arts through its relationship with two universities in the area.

COLLEGE SPORTS VERTICAL

We believe that college sporting events can be a source of significant future revenues when such events are held in markets that are currently not represented in the current bowl system.  Assuming sufficient capital, we intend to reestablish the Seattle Bowl and the Freedom Bowl college football games.

FOOD ENTERTAINMENT VERTICAL

Assuming sufficient capital, we intend to establish a number of wine and food events in places such as Maui and Santa Barbara.

TRADE SHOWS & EXPOS VERTICAL

Assuming sufficient capital, we intend to pair each of our event properties with complementary “sister” events, such as trade shows and expos that are marketed to a wide array of vendors.  For example, at the Santa Barbara Concours, we hold an outdoor expo with booths for corporate sponsors and product merchandisers to showcase their products before a targeted audience.  Expos are another example of the economies of scale and revenue maximizing synergies that we expect to realize from centralized management and resource sharing.

Seasonality

Our event operations and revenues are expected to be seasonal in nature, with generally higher revenue generated in the third and fourth quarters of the year.  Outdoor venues will be primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring.  Similarly, the musical concerts that we plan to promote largely occur in the second and third quarters.  To the extent that our entertainment marketing relates to musical concerts, they also predominantly generate revenues in the second and third quarters.  Therefore, the seasonality of our business will likely probably continue to cause a significant variation in our quarterly operating results.  These variations in demand could have a material adverse effect on the timing of our cash flows and, therefore, on its ability to service our obligations with respect to its indebtedness.  However, we believe that this variation can be somewhat offset with the acquisition of events that are typically non-summer seasonal businesses.

Overview of the Live Entertainment Industry

We believe that the sports and entertainment business has annual revenues of over $400 billion in the U.S. and currently has thousands of event properties that are candidates for acquisition and consolidation.  The industry is subject to recessionary pressures but has historically grown over time with greater numbers of fans, higher television ratings, and increased corporate sponsorships.

The sports marketing industry has been historically fragmented and we believe that local and regional entrepreneurs comprise the majority of the events within this industry.  We believe that within this industry, we can target the following areas as potential sources of revenues:

●
Sponsorships - represents sponsorships of leagues, teams, broadcasts and events. Sponsorships revenues historically have produced high gross margins.  Sports receive a majority of sponsorship dollars, with entertainment and festivals receiving smaller amounts.

●	Event Entrance & Spending - includes ticket sales, concessions, parking, on-site merchandise sales and premium seating revenue and endorsements from athletes and entertainers
●	Media Broadcast Rights - includes the four major professional leagues (football, baseball, basketball, hockey), NASCAR, college sports, cable and internet media

Competition

In the late 1990s several companies launched consolidation efforts and by 2000 there were three major companies -- Clear Channel Communications (Owner of SFX), Interpublic Group (Owner of Octagon and Magna Global Entertainment), and International Management Group (IMG).  Subsequent to this consolidation, these companies (known as “the Big 3”) have divested significant portions of their live sports and entertainment holdings for several reasons:

1.	The capital markets have been demanding that the parent companies focus on core competencies.
2.	The companies faced capital shortfalls and viewed the sports units as easy divestments.
3.	The parent companies did not integrate the sports units.
4.	Management changes and a result change in strategy.
5.	Created potential conflicts between advertising division and event sales divisions.

We believe that our acquisition strategy can be more profitable than the strategies used by the “Big 3” in the past and our strategy is fundamentally different from the SFX model used years ago.  SFX sought total vertical integration, from ownership of the venue to negotiating a player’s salary.  This required SFX to manage the venues, which tend to run on low margins.  Our sole focus is on owning the event content and talent rights that we believe can generate higher margins.

In addition to the remnants of the “Big 3” there are a number of additional sports marketing groups such as Anschutz Entertainment Group.  One or more of these groups may be attempting acquisition strategies that are similar to ours, though we are unaware of any such efforts.

Although these groups are significantly larger than us, we believe that we can implement our strategy in our targeted verticals.  Additionally, several of these companies are evaluating their strategic direction and may decide to sell parts of their sports portfolios, creating acquisition opportunities for us.

The majority of the remaining live sports and entertainment events are owned and operated by smaller organizations and individuals.  This industry remains fragmented and we believe it is prime for consolidation.

Achieving Market Penetration

Historically, the majority of live sports and entertainment events have been regional and entrepreneurial in nature, owned by individuals, families, or charities.  Many of these events have been profitable but we believe the value of these events have not been maximized from:

1.	Not knowing how to monetize additional revenue sources.
2.	Lack of access to working capital and limited resources.
3.	Lack of size to draw the interest of major sponsors.

In our discussions with event owners, we believe that many would consider selling their ownership position for a combination of cash, stock and in some cases, a position running their event within a growing organization.  In this way, the owners could “cash out” some of their efforts, maintain a personal income and status related to the event, and have a high potential upside from the stock holdings.  We believe that many owners turned down the offers they received from companies who pursued past consolidation efforts, and are determined not to miss a similar opportunity again.

Maximizing Business Synergies

Key to our strategy is our expected ability to create synergies across the expense and revenue side of the business.  On the expense side, there are a number of fixed costs of running an event and an event operator with only one property must bear the full brunt of all fixed cost items.  We believe that we can manage a number of events at the same time and spread many of the fixed and variable costs across multiple events, effectively bringing down the cost of operations.

The same is true on the revenue side.  Event owners are limited in their ability to negotiate premium sponsorships, maximize advertising opportunities, and increase average ticket prices and concession margins.  We believe that development of an established infrastructure will enable the efficient maximization of each of these revenue sources, as well as the development of new revenue sources.

This synergistic approach seeks to consolidate event properties and then craft individual large scale deals to allow companies to bundle advertising across diverse events.

We intend to acquire multiple events within a specific strategic vertical, with the goal of maximizing performance synergies:

●
Rather than providing a sponsor with a single event, we believe we can provide multiple events that allow a sponsor to choose the venues and demographics they would like to sponsor/advertise to meet their objectives.  Instead of having to deal with numerous promoters and middlemen, the sponsor would have a single point of contact to address their marketing and sponsorship requirements.

●
Similar leveraging of scale can be exerted on all revenue sources (broadcast fees; ticket sales; participant fees; program and venue advertising; booth rentals; hospitality fees; merchandise and concession sales; percentages of parking and hotel revenues; and athlete management fees).

●
While a single event must carry 100 percent of the annual costs for that event, we believe we can use one central infrastructure to manage that event as well as many more similar events.  This would generate efficiences at all levels, from general and administrative costs to negotiating bulk-buying deals with vendors.  Event costs vary by type of event, but generally include team or individual participation payments, venue leasing, merchandise expense, staff costs, advertising, ticket printing and distribution, program printing, signage, security, medical support, judges expenses, trophies and prizes, equipment and facility rentals, food and beverages, entertainment, press facilities, licenses and permits.  We believe these costs can be reduced when spread across multiple events.

Exploiting an Emerging Trend

We believe that the proliferation of media and the rapid fragmentation of media audiences make it increasingly difficult for advertisers to reach the audience they seek, which allows us to take an intermediary role to connect advertisers and target audiences.  In addition, this media proliferation has created a demand for content of the type that we believe our events can provide.

●
The increased use of the internet has resulted in reduced use of traditional media.  Coupled with this trend is the ability of internet advertising to target audiences and customize that advertising to individual preferences.

●	The expansion in the number of cable and satellite channels and the increasing specialty focus of these channels has created a need for content tailored to these specialties.
●
Event sponsorship offers unique advantages that marketers cannot always get elsewhere, including the ability to (1) hone in on a niche audience without any waste, (2) obtain heightened visibility with few or no competitive messages, (3) be associated with a well-known or unique venue, (4) develop business-to-business relationships in a relaxed environment, and (5) showcase the attributes of its product or service.

Intellectual Property

We have has trademarked many of its currently owned events, and plan to trademark and copyright all new events and some of the remainder of our currently owned events.

Property

On May 1, 2009, we entered into a lease agreement for approximately 1,800 square feet of office space in Santa Barbara, California for use as our executive offices.  This lease was amended on July 21, 2009 and expires on December 31, 2013 with a three-year renewal term available at an initial rent plus common area charges of $5,767 per month.

On July 15, 2011, we entered into a lease agreement for approximately 3,000 square feet of office space in Santa Barbara, California for use by our Motorsports vertical. This lease expires on October 31, 2014 at a rent plus common area charges of $7,157 per month.

We believe our existing facilities are adequate for our current needs and suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal Proceedings

In July 2010, we were served with a summons by a shareholder, Jeffrey Mitchell, in the Superior Court of California, Santa Barbara County, alleging breach of fiduciary duty, breach of covenant of good faith and fair dealing and conversion. Plaintiff sought damages in excess of $600,000, as well as  injunctive relief.  This action has been settled, and, on November 16, 2011, the action was dismissed with prejudice.

In March 2011, four of our shareholders filed an action in Superior Court of California, in Santa Barbara County (lead plaintiff is Howell Douglas Wood (“Wood”)), against us, our Chief Executive Officer and Chief Financial Officer and its outside directors. The complaint alleges violations of the California Corporations Code and federal securities laws relating to the issuance of securities to the plaintiffs and breach of fiduciary duty, contract and covenant of good faith and fair dealing relating to the alleged refusal to allow the plaintiffs to sell their shares. The complaint seeks unspecified compensatory and punitive damages, recovery of attorney fees and costs and certain equitable relief. We believe that the claims are without merit and have been aggressively defending the action. The company has filed a demurrer to the operative complaint (which is the first amended complaint), and no trial date has been set.

In November of 2011, twelve additional shareholders filed an action in Superior Court of California, in Santa Barbara County (lead plaintiff is Jeffrey Tuttle), against us, our Chief Executive Officer and Chief Financial Officer and its outside directors. This complaint was filed by the same law firms as the Wood complaint, and is similar to the Wood complaint.  As with the Wood complaint, the Tuttle complaint alleges violations of the California Corporations Code and federal securities laws relating to the issuance of securities to the plaintiffs and breach of fiduciary duty, contract and covenant of good faith and fair dealing relating to the alleged refusal to allow the plaintiffs to sell their shares. The complaint seeks unspecified compensatory and punitive damages, recovery of attorney fees and costs and certain equitable relief. We believe that the claims are without merit and intend to defend the action. The company has filed a demurrer to the complaint, and no trial date has been set.

In July 2010, Mark Hill, a shareholder of the Company served a demand for arbitration alleging that we refused to remove transfer restrictions on shares of our stock owned by him. The demand alleges that such refusal constituted breach of contract, implied covenant of good faith and fair dealing and conversion and seeks unspecified compensatory damages, injunctive relief and attorney fees and costs. The matter went to arbitration, but as a result of the Company’s attorney’s withdrawal from representation at the start of the arbitration, it went into a default, and the petitioner obtained and award for a total amount of $165,344. The Company filed a motion to vacate the award, and, on October 3, 2011, the court granted the motion and vacated the award in its entirety.  Plaintiff filed an appeal.  Later, on January 2012, the Plaintiff filed an abandonment of the appeal.  As such, the trial court’s order vacating the arbitration award is final.

In September of 2011, Maier & Company, Inc., filed a lawsuit against the Company and PSEI for alleged breach of a consulting agreement.  In November of 2011, a default judgment was entered for $117,164.50 against both the Company and PSEI.  In January of 2012, the Company and PSEI filed a motion to set aside the default and default judgment.  That hearing is currently scheduled for February 28, 2012.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low prices of our common stock for each period indicated and are as reported by the Bulletin Board for the dates indicated.  Such quotations reflect prices between dealers in securities and do not include any retail mark-up, markdowns or commissions and may not necessarily represent actual transactions.

Fiscal Period	High	Low

2012:
First Quarter (through February 3, 2012)	$0.54	$0.44

2011:
First Quarter	$0.65	$0.27
Second Quarter	$1.02	$0.33
Third Quarter	$0.89	$0.48
Fourth Quarter	$0.81	$0.40

2010:
First Quarter	$2.25	$1.10
Second Quarter	$2.05	$0.79
Third Quarter	$1.15	$0.33
Fourth Quarter	$0.70	$0.27

2009:
First Quarter	$1.71	$1.32
Second Quarter	$2.00	$1.44
Third Quarter	$2.57	$1.85
Fourth Quarter	$2.57	$1.85

As of  January 31 , 2012 there were approximately  1,200 stockholders of record of our common stock.  We believe that there are approximately 1,400 beneficial owners of our stock.

Dividend Policy

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future.  Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant.  However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2012 regarding compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column)
Equity compensation plans approved by stockholders	-	$-	-

Equity compensation plans not approved by stockholders	5,010,000	$0.54	-

Total	5,010,000	$0.54	-

The above-referenced stock option grants were issued without registration in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, based on certain representations made to us by the recipients. On January 1, 2012, 4,862,895 of these options expired with an exercise price of $0.14.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE PERIODS ENDED DECEMBER 31, 2010 AND 2009

You should read the following information together with our financial statements and notes thereto that are included in this prospectus.  This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions.  Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an owner, operator and marketer of live sports and entertainment events.  We intend to operate some or all of our currently-owned event properties and, depending on the amount of additional capital available to us, to aggregate and operate a large number of complementary live sports and entertainment events across North America and internationally.  We also operate Stratus Rewards which is an invitation only, affluent lifestyle membership club, with an ultra-premium credit card rewards program.

Our business plan is to operate the Stratus Rewards program and to own all available event revenue rights from tickets/admissions, corporate sponsorship, television, print, radio, internet protocol TV, video on demand, online applications, merchandising, and hospitality. With additional funding, the objective of management is to build a profitable business by implementing an aggressive acquisition growth plan to acquire quality companies, build corporate infrastructure, and increase organic growth. The plan is to leverage operational efficiencies across an expanded portfolio of events to reduce costs and increase revenues.  We intend to promote the Stratus Rewards card and our events together, obtaining maximum cross marketing benefit among card members, corporate sponsors and Stratus events.

We believe we can build a profitable business by leveraging operational efficiencies across an expanded portfolio of events while at the same time increasing revenues from ticket, corporate sponsorships, media broadcast fees, merchandise sales and talent management fees.  Our business plan depends on the raising of sufficient capital and no assurance can be given as to our ability to raise sufficient capital on acceptable terms.

ProElite, Inc.

Effective October 21, 2009, we entered into a Strategic Investment Agreement with ProElite, Inc. pursuant to which PEI agreed to sell to us, and we agreed to purchase from PEI, shares of PEI’s Series A Preferred Stock.  The Preferred Shares are convertible into Common Stock of PEI.  The amount of shares of Common Stock issuable upon conversion on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares is $2,000,000.  Pursuant to several amendments, the closing date for the purchase was extended and we lent PEI or assumed liabilities of PEI aggregating the amount of the purchase which was used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes.  This investment closed effective June 14, 2011.

Stratus Business Plan

We use a “roll up” strategy, targeting sports and live entertainment events and companies that are independently owned and operated or being divested by larger companies with the plan to aggregate them into one large leading live entertainment company.  The strategy is to purchase these events for approximately four to six times Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of the events, with the expectation that the combined EBITDA of the Company from these events will receive a higher valuation multiple in the public markets.

Depending on the amount of available capital, we are targeting acquisitions of event properties.  The goal is to aggressively build-up a critical mass of events, venues and companies that allow for numerous cross-event synergies.  Specifically:

●
On the expense side, to share sales, financial and operations resources across multiple events, creating economies of scale, increasing our purchasing power, eliminating duplicative costs, and bringing standardized operating and financial procedures to all events, thus increasing the margins of all events.

●
On the revenue side, to present advertisers and corporate sponsors an exciting and diverse menu of demographics and programming that allows sponsors “one stop shopping” rather than having to deal with each event on its own, and in so doing, convert these sponsors into “strategic partners.”

With these core operational synergies and subject to available capital, we intend to (1) expand our acquisition strategy of additional live sports and entertainment events and companies, (2) create entirely new event properties on the forefront of the “experience economy” and thus tap into people’s lifestyle passions, and (3) cross-promote the Stratus Rewards Visa card with these events to enhance the results of the card and event businesses.

Our business plan is to provide integrated event management, television programming, marketing, talent representation and consulting services in the sports and other live entertainment industries.  Stratus’ event management, television programming and marketing services may involve:

●	managing live entertainment events, such as Mixed Martial Arts, car shows, vintage car road rallies, music festivals and fashion shows;
●	producing television programs, principally sports entertainment and live entertainment programs;

●	managing sporting events, such as college bowl games, golf tournaments and auto racing teams and events; and
●	marketing athletes, models and entertainers and organizations.

The following discussion relates to our operations and should be read in conjunction with the Notes to Financial Statements.

Description of our Revenues, Costs and Expenses

Revenues

Our past revenues have included event revenues from ticket sales, sponsorships, concessions and merchandise, which are recorded when the event occurs, and Stratus revenues from membership fees, fees on purchases and interest income earned on the redemption trust.  Membership fees and related expenses are amortized over the twelve month period and fees from purchases and interest income are recorded when they occur.

Gross Profit (loss)

Our gross profit represents revenues less the cost of revenues. Our event cost of revenues sold consists of the costs renting the venue, structures at the venue, concessions, and temporary personnel hired for the event.  Cost of revenues for the Stratus Rewards program consists of costs for concierge services, bank fees and other costs related to providing membership benefits.

Operating Expenses

Our selling, general and administrative expenses include personnel, rent, travel, office and other costs for selling and promoting events and running the administrative functions of the Company.  Legal and professional services paid to outside attorneys, auditors and consultants are broken out separately given the size of these expenses relative to selling, general and administrative expenses. Operating expenses also include expenses for impairment of goodwill, fair value expenses for issuing common stock for consideration less than the number of shares issued valued at market closing price on the day of issuance, and Black-Scholes expenses for options and warrants.

Interest Expense

Our interest expense results from accruing interest, loans payable to shareholders, current portion of notes payable-related parties and notes payable.

Critical Accounting Policies

Goodwill and Intangible Assets

Intangible assets consist of goodwill related to certain events and the Stratus Rewards Visa White Card that we have acquired. Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply the provisions of ASC 718 "Compensation - Stock Compensation" (Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets), which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

We purchased several events that are valued on our balance sheet as intangible assets with a value equal to the consideration paid for such assets, which generally include licensing rights, naming rights, merchandising rights and the right to hold such event in particular geographic locations.  There was no goodwill assigned to any of these events and the value of the consideration paid for each event is considered to be the value for each related intangible asset.   Each event has separate accounts for tracking revenues and expenses per event and a separate account to track the asset valuation.

A portion of the consideration used to purchase the Stratus Rewards Visa card program was allocated to specific assets, as disclosed in the footnotes to the financial statements, with the difference between the specific assets and the total consideration paid for the program being allocated to goodwill.

Goodwill and intangible assets were as follows:

	December 31,
	2010	2009

Licensing rights for events	$2,124,258	$2,224,258
Goodwill for Stratus Rewards	1,073,345	1,073,345
Identified intangible assets for Stratus Rewards	131,430	726,840
Total intangible assets and goodwill	$3,329,033	$4,024,443

We review the value of intangible assets and related goodwill as part of our annual reporting process, which generally occurs in February or March of each calendar year.  In between valuations, we conduct additional tests if circumstances warrant such testing.  For example, if we were unable to secure the services of any sponsoring banks, we would then undergo a thorough valuation of the intangible assets related to our Stratus Rewards program.

To review the value of intangible assets and related goodwill, we compare discounted cash flow forecasts with the stated value of the assets on the balance sheet.

The events are forecasted based on historical results for those events, adjusted over time for the assumed synergies expected from discounts from purchases of goods and services from a number of events rather than from each event on its own, and for synergies resulting from the expected ability to provide sponsors with benefits from sponsoring multiple events with a single point of contact.

These forecasts are discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus a premium for equity risk, plus a premium related to small companies in general, plus a risk premium for factors specific to the Company and the business that range from 10.0% for events to 40% for the Stratus Rewards Visa card.  The total discount rates ranged from 35% for events to 65% for the Stratus Rewards program.  Terminal values are determined by taking cash flows in year five of the forecast, then applying an annual growth of 2.2% to 4.1% for the next seven years and discounting that stream of cash flows by the discount rate used for that section of the business.

If we determine that the discount factor for cash flows should be substantially increased, or the event will not be able to being operations when planned, it is possible that the values for the intangible assets currently on the balance sheet could be substantially reduced or eliminated, which could result in a maximum charge to operations equal to the current carrying value of the intangible assets of $3,329,033.

We believe that the events carried as intangible assets on the balance sheet will generate revenues and be profitable because they were profitable when they were acquired by us and we have demonstrated that we can operate events in a profitable manner.

The following chart shows each event with an intangible value on the balance sheet as of December 31, 2010 and the peak revenue and gross margin that each event achieved prior to acquisition.  It should be noted that most events while privately owned tend to commingle business and personal expenses in an attempt to minimize profitability and the attendant tax liability, and that once owned by the Company we have or intend to eliminate those personal expenses in an attempt to maximize profitability.

		Pre- Acquisition Peak Year Results (rounded to nearest thousand)
	Peak Year	Revenues	Gross Margin $	Gross Margin %
Freedom Bowl	1996	$3,603,000	$607,000	16.8%
Santa Barbara Concours	2000	880,000	229,000	26.0%
Beverly Hills Concours	2001	1,304,000	274,000	21.0%
Core Tour	2002	2,300,000	667,000	29.0%
Maui Music Festival	2000	923,000	203,000	22.0%
		$9,010,000	$1,980,000	22.0%

As of December 31, 2010, the following are the results and assumptions used for the valuation of intangibles assets and goodwill:

		Unaudited
				Key Forecast Assumptions
	As of 12/31/2010				Year	Annual
	Book	Fair	Fair Value	Discount	Revenues	Growth
Event/Item	Balance	Value	As % of Book	Rate	Begin	Rate
Beverly Hills Concours	$169,957	$1,819,849	1,071%	35%	2011	7%
Santa Barbara Concours	243,000	2,529,936	1,041%	35%	2011	7%
Core Tour	1,067,069	1,632,755	153%	35%	2011	16%
Freedom Bowl	344,232	983,592	286%	35%	2012	7%
Maui Music	300,000	417,454	139%	35%	2012	13%
Total Events	2,124,258	7,383,586	348%

Stratus Rewards:
Technology	58,629
Membership list	49,500
Corporate partner list	23,300
Corporate membership	-
Goodwill	1,073,345
Total Stratus Rewards	1,204,774	15,528,253	1,289%	65%	2011	171%
Total Events & Stratus	$3,329,032	$22,911,839	688%

Key assumptions and risk factors for each of the events and Stratus Rewards are as follows.  Each event carries general risks of restarting an event after being dormant for a number of years and requires the availability of sufficient capital, along with the specific risks mentioned below.  Most events are held during the summer months and require approximately six months of lead time to adequately plan the event.

Beverly Hills Concours:  We plan on running this car show in 2013  and revenues in that year are forecast at $1,333,000, assuming we have sufficient capital .   Revenues are assumed to grow at 7% per year thereafter as the event becomes reestablished and gains in popularity.  This event was last operated by us in August 2007.  In order to allow for ticket revenue and restricted access, we are planning on moving from the Rodeo Drive location used in the past to another venue. The success of the event is dependent on revenues from sponsorship, gated VIP and special events held in conjunction with the event, and entrance fees for vehicles.

Santa Barbara Concours:  In 2012 , revenues from this event are forecast at $1,333,000, assuming we have sufficient capital .  After reestablishing the event, it is assumed to grow at a rate of 7% per year.  Depending on the venue selected for the event, we may have to obtain local permits, the granting of which cannot be assured.

Core Tour:  This event has not been run since 2004.  Revenues are forecast to begin in 2012 at $1,680,000 , assuming we have sufficient capital, compared with peak revenues in 2002 of $2,300,000.  Revenues are assumed to grow at 16% per year thereafter as the events become established.  In addition to the need to obtain local permits to conduct the events, the involvement of the former principals is important for the event to be successfully run, since these principals have extensive knowledge of the market, the venues and the competitors.

Freedom Bowl:  This event was last conducted in 1996, prior to our acquisition of this event in 1998.  We plan to begin recertification to allow for sufficient time for the National College Athletics Association to recertify this event for 2013 and for strategic negotiations with target NCAA Conference alignment.  While there is no guarantee that certification will be achieved by 2013 , revenues in 2013 are forecast to be $3,124,000, compared with peak revenues in 1996 of $3,603,000.  In the event that recertification is not obtained in a timely manner, forecasted revenues will be delayed.  Revenues are assumed to grow at 7% per year thereafter as the event becomes established.  In order to conduct this event successfully, we must obtain certification from the NCAA, obtain acceptance and cooperation from the appropriate NCAA Conference(s), obtain a stadium lease, and obtain television coverage with acceptable economics.

Maui Music Festival:  This event was last conducted in 2002, prior to its acquisition by us in 2003.  This event is planned to be restarted in the summer of 2013 , with forecast revenues of $620,000, compared with peak revenues in 2000 of $923,000.  After restarting the event, revenues are assumed to increase at 13% per annum thereafter.  In order to conduct this event successfully, we must obtain local permits, engage the appropriate artists to perform and obtain the cooperation of local hotels and tour operators to establish “package” deals for customers to combine attendance at the festival with hotel and vacation planning.

Stratus  White VISA Program:  Revenues for 2012 are forecast to be $4,513,000, assuming we have sufficient capital , compared to $517,620 of revenues realized in the 22 months the program was run by us. The limited amount of revenues realized during this 22-month period was largely related to the then-sponsoring bank limiting the acceptance of new cardholders.  Our forecast is based on the assumption that the new sponsoring bank will activate more users than the prior bank.  In addition, the credit card market is highly regulated and if regulations change in such a manner that restricts our ability to expand, the value of the intangibles related to the Stratus White VISA program could be adversely affected.

We have hired an experienced bank executive as Vice President of Stratus White with the sole responsibility to obtain one or more new banks as partners in the program and to relaunch the program by 2011.  Effective May 14, 2010, we entered into a Co-branded Card Agreement with Cornèr Banca SA, located in Lugano, Switzerland.  Under the Agreement, the parties agreed to jointly launch a co-branded consumer card payment solution targeted at high net worth individuals and a co-branded commercial payment solution targeted at small and mid-sized businesses.  The cards, to be issued by the Bank, will include a loyalty rewards program.  The cards are targeted to residents of Europe.  The initial term of the Agreement is five years.  The Company, among other things, will be responsible for marketing and administration of, and expenses relating to, the rewards program.  The Bank will be responsible for issuing the cards.  We receive a share of purchase transactions generated by a card holder and membership and initiation fees.

We perform a goodwill impairment test annually or whenever a change has occurred that would more likely than not reduce the fair value of an intangible asset below its carrying amount. We engaged an outside service provider, who computed the estimated fair value of our intangible assets at December 31, 2010, using several valuation techniques, including discounted cash flow analysis. The service provider computed future projected cash flows using information we provided, including estimated future results of the events and card operations. We then compared the estimated fair value of the reporting unit to the carrying value of the reporting unit.

As of December 31, 2010, we determined that the $450,000 of value assigned to Stratus Rewards as Corporate Membership was no longer available to us and that $100,000 of value assigned to Stratus Rewards proprietary software had been impaired given the availability of commercial software with similar or better functionality.  Accordingly, we took total impairment charges of $550,000 as of December 31, 2010, and wrote off the $450,000 carrying value of the Stratus Rewards Corporate Membership and reduced the carrying value of the Stratus Rewards software by $100,000.

As of December 31, 2009, we determined that the seller of the Beverly Hills Concours event could not deliver the vote of the merchants on Rodeo Drive to allow the event to be held there.  Because of that determination and the statute of limitations had expired on the ability of the sellers to collect on the remaining portion of the event acquisition liability, we eliminated the remaining event acquisition liability and wrote the $430,043 against the Beverly Hills Concours intangible asset, resulting in no net expense.  During 2009, a trademark expired relating to the Long Beach Marathon and we have elected to not renew the trademark and to no longer plan to conduct this event in the future.  Accordingly, an impairment charge of $300,000 was taken in 2009.  In addition, we determined that $15,000 of intangible assets for athlete management had been impaired and a charge was taken in 2009 for this amount.  The fair value for the Maui Music Festival as of December 31, 2009 was determined to be $510,356, which was less than the book value of this asset.  Accordingly, we recorded an impairment charge of $325,805 to bring the book value for the Maui Music Festival to $400,000.  We incurred another impairment charge of $100,000 at December 31, 2010.

Income Taxes

We utilize SFAS No. 109, “Accounting for Income Taxes,” which is codified in FASB ASC Topics 740-10 and 740-30, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the  financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of December 31, 2010, we had a deferred tax asset of $10,708,426, that was fully reserved and a net operating loss carryforward of approximately $23,402,642 for Federal purposes.  The Company will continue to monitor all available evidence and reassess the potential realization of its deferred tax assets. If we continue to meet our financial projections and improve our results of operations, or if circumstances otherwise change, it is possible that we may release all or a portion of our valuation allowance in the future. Any such release would result in recording a tax benefit that would increase net income in the period the valuation is released.

Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123R, Share Based Payment (SFAS No. 123R), which is codified in FASB ASC Topics 718, using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the fair value of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R and EITF Issue No. 96-18. The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model.

Results of Operations for the Year Ended December 31, 2010

Revenues

Revenues for 2010 (“Current Period”) were $40,189, an increase of $40,189 from $0 in revenues for 2009 (“Prior Period”).  The event revenues in the Current Period were related to a decreased-scale Santa Barbara Concours d’Elegance held in October 2010.

Gross Profit (Loss)

The overall gross margin for the Current Period was negative $170,204, compared to overall gross margin for the Prior Period of $0.  The decreased-scale Santa Barbara Concours d’Elegance held in October 2010 was designed to re-establish our position in the automotive event business.  To do so, we established a cost structure intended to successfully position the business, rather than a cost structure intended for profitability.  Of the $210,393 in cost of revenues for this event, $75,246 was for advertising and marketing, $65,200 was for facilities and rentals, $13,536 was for charitable contributions and $56,411 was for other expenses.

Operating Expenses

Overall operating expenses for the Current Period were $7,466,752, an increase of $3,877,485, or 108%, from $3,589,267 in the Prior Period.  General and administrative expenses in the Current Period of $2,167,840 increased by $1,189,594, or 118%, from $992,497 in the Prior Period, primarily related to an increase of $800,477 in personnel expenses in the Current Period and an increase of $170,233 in marketing and promotion expenses, primarily for our White Card program.

Impairment of Intangible Expenses for the Current Period was $650,000, an increase of $9,195, or 1%, from $640,805 in the Prior Period.  The amount of expense in both years was based on our annual review for impairment.

Warrant and Fair Value expense was $2,934,040, an increase of $1,772,447, or 153%, from $1,161,593 in the Prior Period, related to a $2,531,268 increase in Black-Scholes expense for options granted during the Current Period for employment contracts, offset by a decrease of $758,821 in Fair Value expense related to securities being sold in 2010 that were closer to market price than in 2009.

Legal and professional services of $1,665,200 increased by $918,032, or 123%, from $747,168 in the Prior Period, primarily related to an increase of $355,173 in consulting services used to establish and develop operations in Europe, $302,500 for financial consultants to assist in raising capital for us and providing financial guidance, and an increase of $419,707 in legal expenses, primarily related to litigation, offset by a $169,520 reduction in general consulting expenses.  Depreciation and amortization remained relatively constant with $49,672 in the Current Period, compared with $47,204 in the Prior Period.

Other (Income)/Expenses

Other Income/(Expenses) for the Current Period was a net expense of $691,260, which decreased by $1,002,346, or 322%, from a net income of $311,086 in Prior Period.   The net expense in the Current Period was related to an expense of $704,480 for the issuance of 835,822 shares of common stock as final settlement of a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.  The net income of $311,086 in the Prior Period reflected a gain of $312,971 on the writeoff for accounts payable related to events that were canceled in 2004 and 2005 and which were past the statute of limitations for collection.

Interest Expense

Interest expense was $81,389 in the Current Period, a decrease of $41,528, or 34%, from $122,917 in the Prior Period, primarily related to lower levels of debt.

Quarterly Results (Unaudited)

The following table sets forth in thousands our quarterly unaudited historical revenues, operating income and net loss for the last two quarters of 2009, 2010 and the first quarter of 2011:

	Three Months Ended (Thousands except earnings per share)
	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11	9/30/11

Revenues	$-	$-	$-	$-	$40	$-	$-	$250
Cost of Revenues	-	-	-	-	210	-	-	254
Gross Profit	-	-	-	-	(170)	-	-	(4)

Impairment of intangibles	641	-	-	-	650	-	-	-
Fair value charge for stock sales
and value of warrants issued	635	2,838	807	635	(1,360)	501	382	331
Other operating expenses	631	548	1,013	1,008	1,328	1,173	1,675	3,805
Total operating expenses	1,907	3,386	1,820	1,643	618	1,674	2,057	4,136

Loss from operations	(1,907)	(3,386)	(1,820)	(1,643)	(788)	(1,674)	(2,057)	(4,140)
Other (income) expenses	(176)	540	18	190	25	40	89	195
Net Loss	$(1,731)	$(3,926)	$(1,838)	$(1,833)	$(813)	$(1,714)	$(2,146)	$4,336

Basic and diluted earnings
per share	$(0.03)	$(0.07)	$(0.03)	$(0.03)	$(0.01)	$(0.03)	$(0.03)	$(0.06)
Basic and diluted weighted-
average common shares	57,986	59,087	60,768	62,522	64,139	64,220	71,162	77,535

Liquidity and Capital Resources

The report of our independent registered public accounting firm on the financial statements for the years ended December 31, 2010 and 2009 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern as a result of recurring losses, a working capital deficiency, and negative cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that would be necessary if we are unable to continue as a going concern.

As of December 31, 2010, our principal sources of liquidity consisted of accounts payable and accrued expenses and the issuance of equity securities.  In addition to funding operations, our principal short-term and long-term liquidity needs have been, and are expected to be, the settling of obligations to our creditors, capital expenditures, the funding of operating losses until we achieve profitability, and general corporate purposes. In addition, commensurate with our level of sales, we will require working capital for sales and marketing costs to market our event properties. At December 31, 2010, we had no cash on hand and we had negative working capital of $4,317,164.  At December 31, 2009, we had no cash on hand and we had negative working capital of $3,160,140.

During the year ended December 31, 2010, we sold 3,474,230 shares of common stock to investors for $2,310,000.  In the six months ended June 30, 2011, we raised a total of $12,539,965 through the issuance of 44,666 shares of Series D Preferred Stock and issuance of warrants to purchase 1,339,965 shares of common stock for $1,339,965, 7,142,857 shares of common stock and warrants to purchase 10,714,286 shares for $2,500,000 and 8,700 shares of Series E Preferred Stock for $8,700,000.

Cash Flows

The following table sets forth our cash flows for 2010 and 2009:

	Year Ended December 31,
	2010	2009
Operating activities	$(1,981,126)	$(1,057,070)
Investing activities	(1,384,445)	(213,122)
Financing activities	3,365,571	1,269,392
Total change	$-	$(800)

Operating Activities

Operating cash flows for 2010 reflect our net loss of $8,409,605, offset by a source of funds from working capital of $728,293, impairment of intangible assets of $650,000, non-cash items (depreciation and amortization) of $49,672, and expense for value of stock issued in excess of liabilities received of $2,934,040.  The change in working capital is primarily related to an increase of $518,307 of accounts payable, a net of $293,125 of accrued salaries, and $525,678 of accrued liabilities, offset, in part, by an increase in prepaid expenses.

Operating cash flows for 2009 reflect our net loss of $3,401,098, offset by a source of funds from working capital of $336,277, impairment of intangible assets of $640,805, non-cash items (depreciation and amortization) of $47,204 and expense for value of stock issued in excess of liabilities received of $1,161,593. The change in working capital is primarily related to a net of $277,500 of accrued salaries, $118,305 of accrued interest, and $217,916 of accrued liabilities, offset by a decrease of $163,832 for deferred salaries.

Investing Activities

Capital constraints resulted in no cash used in investing activities during either period.

Summary of Contractual Obligations

Set forth below is information concerning our known contractual obligations as of December 31, 2010 that are fixed and determinable by year.

					After
	Total	2011	2012	2013	2013
Debt obligations*	$1,000,000	$375,000	$500,000	$125,000	$-
Other debt obligations	547,017	547,017	-	-	-
Event acquisition liabilities	483,718	483,718	-	-	-
Legal Judgments	90,732	90,732	-	-	-
Rent obligations	207,612	69,204	69,204	69,204	-
Total	$2,329,079	$1,565,671	$569,204	$194,204	$-

*
Debt incurred in connection with acquisition of Stratus.  Repayment is triggered by first funding of at least $3,000,000.  For purposes of this schedule such funding is assumed to occur by June 30, 2011.

Financing Activities

During 2010, we received cash proceeds of $2,310,000 and $625,720 from the sales of common and preferred stock, respectively.  In 2009, we received cash proceeds of $1,294,000 from the sale of common stock.

In the six months ended June 30, 2011, we raised a total of $12,539,965 through the issuance of 44,666 shares of Series D Preferred Stock and issuance of warrants to purchase 1,339,965 shares of common stock for $1,339,965, 7,142,857 shares of common stock and warrants to purchase 10,714,286 shares for $2,500,000 and 8,700 shares of Series E Preferred Stock for $8,700,000.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Results of Operations for the Nine Months Ended September 30, 2011

Revenues

Revenues for the three months ended September 30, 2011 (“Current Period”) were $250,201, compared to $0 for the three months ended September 30, 2010 (“Prior Period”).  The revenues in the Current Period relates to the Company’s ProElite operations.  Stratus White revenues were $0 in the Current Period and $0 in the Prior Period.

Cost of Revenues

Cost of revenues for the Current Period were $253,810, compared to $0 for the Prior Period.  The cost of revenues in the Current period relates to the Company’s ProElite operations.

Gross Profit (Loss)

Gross loss in the Current Period is $3,609, primarily related to the Company’s ProElite operations.  There were no revenues or cost of revenues in the Prior Period, so the gross profit in the Prior Period was $0.

Operating Expenses

Operating expenses for the Current Period were $4,136,674, an increase of $2,439,389 from $1,643,285 in the Prior Period.  This increase in operating expenses was primarily comprised of an increase of $2,041,046 in general and administrative expenses reflecting the build of Stratus operations in preparation of commencing operating revenues and the addition of ProElite operations, a reduction of $303,682 in stock compensation expense, and an increase of $747,061 in legal and professional services.

General and administrative expenses of $2,551,878 increased by $2,041,046 from $510,832 in the Prior Period.  This increase was primarily related to higher levels of staffing and business development activity in the Current Period, specifically an increase for salaries and related.

Stock option and warrant expense was $331,519 in the Current Period, a decrease of $303,682 from $635,201 in the prior period.  This decrease was primarily related to a lower Black Scholes expense of options issued to employees reflecting that no options were issued in the Current Period.

Legal and professional services were $1,231,463 in the Current Period, an increase of $747,061 versus $484,402 in the Prior Period, largely related to increased consulting services related to business development in Europe, and litigation expenses related to legal actions described in footnotes 4 and 21 above.  Depreciation and amortization expense increased to $21,814 in the Current Period reflecting the additional assets purchased in 2011, compared to $12,850 in the Prior Period.

Other Income

Other (income)/expenses decreased by $168,084 from the Prior Period to net other expense of $0 in the Current Period.   The expense in the Prior Period reflects expense for the issuance of 477,616 shares of common stock to settle a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.

Interest Expense

Interest expense was $195,705 in the Current Period, an increase of $174,353 from $21,352 in the Prior Period, primarily related to the interest expense associated with the issuance of preferred stock in the latter half of 2010 and the first half of 2011.

Results of Operations for the Nine Months Ended September 30, 2011

 Revenues

Revenues for the nine months ended September 30, 2011 (“Current Period”) were $250,021, compared to $0 for the nine months ended September 30, 2010 (“Prior Period”).  The revenues in the Current Period relate to the operations of ProElite.  There were no event revenues in the Prior Period.  Stratus card revenues were $0 in the Current Period and $0 in the Prior Period.

Cost of Revenues

Cost of revenues for the Current Period were $253,810, compared to $0 for the Prior Period.  The cost of revenues in the Current period relates to the Company’s ProElite operations

Gross Profit (Loss)

Gross loss in the Current Period is $3,609, primarily related to the Company’s ProElite operations.  There were no revenues or cost of revenues in the Prior Period, so the gross profit in the Prior Period was $0.

Operating Expenses

Operating expenses for the Current Period were $7,867,775, an increase of $3,208,346 from $4,659,429 in the Prior Period.  This increase in operating expenses was primarily comprised of an increase of $3,239,780 in general and administrative expenses reflecting the build up of Stratus operations in preparation of commencing operating revenues and the addition of ProElite operations, a decrease of $876,014 in stock compensation  expense and an increase of $832,743 in legal and professional services.

General and administrative expenses of $4,697,621 increased by $3,239,780 from $1,457,841 in the Prior Period.  This increase was primarily related to higher levels of staffing and business development activity in the Current Period, specifically an increase for salaries and related expenses and consulting servicdes.

The total warrant and options expense of $1,214,624 in the Current Period, a decrease $876,014 from $2,090,638 in the Prior Period.  This decrease was primarily related to a lower Black Scholes expense of options issued to employees reflecting that no options were issued in the Current Period.

Legal and professional services were $1,906,958 in the Current Period, an increase of $832,743 versus $1,074,215 in the Prior Period, largely related to increased consulting related to business development in Europe, increased legal and litigation expenses related to legal actions described in footnotes 4 and 21 above.  Depreciation and amortization expense increased to $48,572 in the Current Period reflecting the additional assets purchased in 2011, compared to $36,736 in the Prior Period.

Other( Income)/Expenses

Other (income)/expenses decreased by $693,462 from the Prior Period to net other expense of $0 in the Current Period.   The expense in the Prior Period reflects expense for the issuance of 477,616 shares of common stock to settle a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.

Interest Expense

Interest expense was $324,544 in the Current Period, an increase of $270,571 from $53,974 in the Prior Period, primarily related to the interest expense associated with the issuance of preferred stock in the latter half of 2010 and the first half of 2011.

Liquidity and Capital Resources

The report of our independent registered public accounting firm on the financial statements as of and for the year ended December 31, 2010 contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern as a result of recurring losses, a working capital deficiency, and negative cash flows. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that would be necessary if we are unable to continue as a going concern.

The Company has suffered losses from operations and without additional capital, currently lacks liquidity to meet its current obligations.  The Company has a net loss for 2010 of $8,409,605 and a net loss of $8,195,928 for the nine months ended September 30, 2011.  As of September 30, 2011, the Company had working capital of $187,345 and cumulative losses of $34,662,520.  Unless additional financing is obtained, the Company may not be able to continue as a going concern.  During 2010, the Company raised $2,935,720 in capital through the issuance of $2,310,000 of common stock and $625,720 of preferred stock.  The Company raised $9,095,989 in capital through issuance of preferred stock and $3,609,359 through the issuance of common stock during the nine months ended September 30, 2011.  The Company is still in the process of building its brand and generating revenues.  It is anticipated that the losses will continue through year-end and that additional financing is necessary before December 31, 2011.  The Company is in the process of raising capital for itself and its ProElite subsidiary although no assurance can be given that the Company will be able to raise such funds.  If the Company is unable to raise additional funds, the ability to continue as a going concern will be difficult.

At September 30, 2011, cash and equivalents were $2,129,127 and we had working capital of $187,345.  At September 30, 2011, we had $1,272,491 in debt obligations (comprised of $129,475 in loans to officers and directors and $1,070,000 of notes payable to related parties

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Operating activities	$(8,801,838)	$(1,590,133)
Investing activities	(991,473)	(715,662)
Financing activities	11,922,438	2,318,818
Total	$2,129,127	$13,023

Operating Activities

Operating cash flows for the nine months ended September 30, 2011 reflects the net loss of $8,195,928, offset by changes in working capital of $1,869,106 primarily reflecting the reductions in various current liabilities, depreciation and amortization of $48,572, non-cash options expenses of $1,124,624

Operating cash flows for the nine months ended September 30, 2010 reflects the net loss of $5,406,865, offset by changes in working capital of $759,045, depreciation and amortization of $36,736, non-cash expenses of $2,090,638 for the excess of fair value of common stock sales over the consideration received and Black-Scholes cost of warrant issuance, $225,832 of the value of stock issued for services and $704,481 value of stock issued to settle a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.

Investing Activities

During the nine months ended September 30, 2011, the Company invested $130,578 in office machines, computer equipment and an automobile.  We also advanced funds to PEI and the Core Tour totaling $860,895 to complete those acquisitions.  We advanced $712,794 in cash to PEI during the nine months ended September 30, 2010 for operating expenses and used $2,868 for capital expenditures during this period.

Financing Activities

 During the nine months ended September 30, 2011, we raised $9,406,051 from the issuance of preferred stock and $3,609,359 from the issuance of common stock.  These proceeds were partially offset by payments on loans and notes payable totaling $1,030,177.  During the nine months ended September 30, 2010, we received cash proceeds of $2,260,000 from sales of common stock and warrants and $314,015 from sales of Preferred stock, and used $8,260 to cover an overdraft from December 31, 2009, $221,937 to partially repay loans from officers and a director and $25,000 to partially repay notes payable.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors

The following table sets forth, as of  January 31, 2012 , the names of, and certain information concerning, our directors:

Name	Age	Position	Director Since	End of Term
Paul Feller	46	Chief Executive Officer and Chairman of the Board	1999	2012
Randall Cross	57	Director	2009	2012
Glenn Golenberg	70	Director	2009	2012
Michael Dunleavy, Sr.	57	Director	2009	2012
Jerry Rubinstein	73	Director	2011	2012

Paul Feller - Mr. Feller has been involved with the management of live entertainment events for over 15 years. He has been the President & CEO of Pro Sports & Entertainment, Inc. since November 1998 and of Stratus since March, 2008. Prior to founding Pro Sports & Entertainment, he served as COO and CEO of PSI, an international live entertainment business which operated sports events in Asia, Europe and North America. Mr. Feller had responsibility for developing PSI’s new markets in China and the US. He negotiated agency rights and agreements with the America’s Cup syndicate, Professional Volleyball Tour, Disney’s Freedom Bowl, Andretti Indy Racing Team, Long Beach Marathon, and both the Vancouver Open and ATP Shanghai Open Tennis Tournaments. As head of PSI’s Asia division, Mr. Feller managed a $35 million revenue operation, developed agreements with STAR Television and China’s CCTV and operated the first international professional soccer tournament in China. He has been a member of the Los Angeles Sports Council, Orange County Sports Council, Asia International Business and Entertainment Association, US Professional Cycling Association, and the UK Professional Cycling Association. Prior to PSI, Mr. Feller was a vice president of marketing and sales with Osborne Computer Corporation and a senior engineer with McDonnell Douglas. He attended Purdue University for mechanical engineering and has taken graduate courses in law at Columbus University School of Law and graduate courses in business at Pepperdine University.

Randall (“Randy”) Cross - played football for the University of California, Los Angeles, where he received All Conference honors, All American honors and played an important role in the UCLA victory at the Rose Bowl in 1976.  After being drafted in the second round of the 1976 NFL draft by the San Francisco 49ers, Mr. Cross played professional football with the San Francisco 49ers from 1976 to 1988, where he received six All Pro selections, three Pro Bowl selections and was a key player in the 49ers’ Superbowl championships in 1982, 1985 and 1989.  Since 1989, he has been a broadcaster and analyst of the NFL for CBS and NBC, working on both network’s coverage of NFL regular season, playoff and Superbowl games.  He currently co-hosts “The Opening Drive” with Bob Papa on the Sirius Radio NFL Network.  Off the field, Mr. Cross has been involved in marketing and promotions in several areas, including insurance, commodities and local and national retail sales.  Mr. Cross joined the board in April 2009.

Glenn Golenberg - has been engaged in the financial services industry since 1966, Glenn has arranged financings well in excess of $1 billion and has served as a financial advisor in more than two hundred transactions.  Glenn is presently a co-founder and Managing Director of Golenberg & Company, a merchant banking firm that invests in and offers financial advisory services to a wide variety of businesses.  Founded in 1978, the Los Angeles merchant banking firm of Golenberg & Company also had offices in Cleveland and New York.  He is also Managing Director of The Bellwether Group, a merchant bank which provides strategic and financial advisory services to expansion-stage emerging technology and life-science related companies. He is a founding partner of University Equity Capital, a company involved with selective biological discoveries with major universities, as well as a co-founder of K/E MEDICAL CENTERS.  He is actively involved with a number of companies, and is a Director of Stratus Media Group, ProElite, Virtual Media and the ASTRUM fund.  In addition, Glenn recently joined the Board of Governors of JLTV, “America’s Chosen Network.”  He was co-vice chairman of Skyview Capital and is Senior Advisor to Outsource Partners International, Inc. In addition, he has been chairman of numerous operating companies in which he and partners held a controlling interest. In the past, Glenn has served as a Director of numerous publicly and privately held companies.  Glenn is a member of the Business Advisory Council at his alma mater, Miami University in Oxford, Ohio, and served on the Graduate Executive Board of the Wharton Graduate School of the University of Pennsylvania, where he received his MBA degree.

He has been appointed to the Board of Governors, the Executive Committee, the Finance Committee and the Investment Committee of Cedars-Sinai Hospital, the Investment and Finance Committees of Wilshire Boulevard Temple, and the board, the Executive and the Finance Committees of the Jewish Community Foundation.  Glenn also served on the Executive and Finance Committees of the Jewish Federation and has served as Chairman of the Pension Investment Committee as well as Vice General Chairman of the United Jewish Fund. He was a member of Kennedy Center’s National Committee for the Performing Arts and was Co-Chairman of the Special Gifts Committee of the Music Center in Los Angeles, and is currently Vice Chairman of the International Advisory Board of the Tel Aviv University Recanati Business School, and is a member of the executive committee of the American friends of Tel Aviv university.  Glenn is also a member of the executive committee of the America-Israel Friendship League.  Mr. Golenberg joined the board in April 2009.

Michael Dunleavy, Sr.- From 2003 until 2010 Mr. Dunleavy was the head coach and from 2008 to 2010 also the general manager of the Los Angeles Clippers. Selected in the sixth round (99th pick overall) by Philadelphia in 1976, Dunleavy played 11 seasons in the NBA with career averages of 8.0 points and 3.9 assists in 438 games for Philadelphia (1976-78), Houston (1978-82), San Antonio (1982-83) and Milwaukee (1983-85, 1988-1990). He began his coaching career as head coach for the Los Angeles Lakers is 1990. He then went on to coaching the Portland Trail Blazers and under his guidance the team matched its second best victory total in Blazers history. Dunleavy earned the 1999 NBA Coach of the Year award. Last season he coached his 1000th career game and won his 500th career game prior to leaving the Los Angeles Clippers.  Mr. Dunleavy joined the board in October 2009.

Jerry Rubinstein – Mr. Rubinstein has served on the board of directors of Tilly’s Inc., a retail chain of stores specializing in apparel for 14 to 25 year-old customers, and also as Chairperson of its Audit Committee since April 2011.  Tilly’s Inc. is currently a privately held company. From 2006 to present, Mr. Rubinstein has been a member of the board of directors and Chairman of the Audit Committee of CKE Restaurants, Inc., a privately held reporting company, a quick service restaurant company.  Since 2006, he has been Non-Executive Chairman of U.S. Global Investors, Inc., a publicly traded mutual fund advisory company.  Mr. Rubinstein has started and sold many companies over the years, including Bel Air Savings and Loan, United Artist Records, an international music recording and distribution company, DMX, a cable and satellite music international distribution company, and XTRA Music Ltd., a satellite and cable music distribution company in Europe. Recently, Mr. Rubinstein has consulted for many companies on various transactions such as Alta Holdings inc., a risk management company, where he served as chairman of the board from 2009 to 2011. Mr. Rubinstein is  a Certified Public Accountant (inactive) and licensed to practice law in California. With over 45 years of experience starting and managing the growth of companies in a variety of industries, including significant financial management experience, Mr. Rubinstein brings to our board of directors extensive management experience and business understanding on issues facing growth companies.  Mr. Rubinstein joined the board in May 2011.

Executive Officers

The following table sets forth, as of  January 31, 2012 , the name of, and certain information concerning, our executive officers other than Mr. Feller, none of whom serve on the board of directors:

Name	Age	Position
John Moynahan	54	Senior Vice President and Chief Financial Officer

William Kelly	47	Senior Vice President and Chief Operating Officer

Charles Bearchell	56	Chief Accounting Officer – Stratus Media Group Chief Financial Officer – ProElite Inc.

John Moynahan - With over 32 years of business experience, Mr. Moynahan has been a treasurer for four years and CFO for 18 years of publicly-traded companies ranging from development stage to a billion dollars in annual revenues. During this span, Mr. Moynahan has been responsible for SEC reporting and compliance, successfully executing an IPO, completing over $500 million in debt financings, over $120 million in equity financings, and investigating and closing acquisitions with companies such as Fisher Scientific Group, Card Systems Solutions, Inc., Innovative Technology Applications, Inc., and Xybernaut Corporation.   Mr. Moynahan joined the Company in 2008 and prior to that time was Senior Vice President and Chief Financial Officer of Who’s Your Daddy, Inc. from May 2007 to September 2008, Senior Vice President and Chief Financial Officer of Xybernaut Corporation from 1999 to 2004 and from 2005 to 2006, and the Vice President of Finance and Corporate Development of Innovative Technology Application Inc. from 2004 to 2005. Mr. Moynahan began his career in the New York City office of Ernst & Young in 1979.  He received a B.A. from Colgate University, where he was elected to the Phi Beta Kappa honor society, an M.B.A from New York University and a C.P.A. from New York State.   Mr. Moynahan is also a co-inventor on five issued U.S. patents and over 100 corresponding international patents.

William Kelly - Mr. Kelly joined Stratus in 2010, bringing over twenty years of entertainment and media operations and management experience.  Mr. Kelly was the chief operating officer for ProElite, Inc. from 2006 to 2008.  From 2008 to 2010, Mr. Kelly was Managing Director of Multichannel Markets Asia.  Prior to that time, Mr. Kelly Co-founded Television Korea 24 Inc. (tvk24) in 2003, where he served as Chief Operating Officer.  In 2001, Mr. Kelly joined the Extreme Sports Channel as Chief Operating Officer International.  Prior to Extreme Sports Channel, Mr. Kelly was Vice President and Head of International for NBC Internet (San Francisco), Vice President of CNBC Asia (Singapore), President of Turner Broadcasting International (Tokyo), and held positions with the Long Term Credit Bank of Japan (Tokyo) and Allied Irish Banks (Ireland).  Mr. Kelly is a graduate of Castleknock College Dublin, speaks several languages and holds various certificates in banking and international business. He is a native of Ireland.

Charles Bearchell – Mr. Bearchell has served as a financial consultant in both publicly and privately held companies since 2005.  In addition, from 2006 until 2007, Mr. Bearchell held the Chief Financial Officer position at Auriga Laboratories, a pharmaceutical company.  From 2003 to 2005, Mr. Bearchell served as the Chief Financial Officer for YouBet.com, Inc., where he managed all accounting, financial and treasury functions for the publicly-held online gaming company.  From 2001 to 2003, Mr. Bearchell was the controller for The Plastic Surgery Company, Inc., the owner and operator of 20 plastic surgery centers across the United States, where he managed a variety of accounting functions for the publicly-held company.  Prior to that, Mr. Bearchell was the chief financial officer for AVTEL Services, Inc., where he managed all accounting and financial operations for a privately-held aircraft, maintenance and storage company. Mr. Bearchell was responsible for all SEC reporting, registration statements, and proxy statements for Lockheed Corporation from 1985 to 1995.  Mr. Bearchell served as a Staff Accountant in the Los Angeles office of the Securities and Exchange Commission from 1976 to 1985.   Mr. Bearchell holds a Bachelor of Science degree in Business Administration-Accounting from California State University, Northridge and a Juris Doctor degree from Southwestern University Law School in Los Angeles.

Family Relationships

Other than Mr. Feller serving as chairman of the board and chief executive officer, there are no family relationships among the directors and officers.

Term of Office

Our directors and officers hold office until the earlier of their death, resignation, removal or the end of their stated term.

The Board of Directors and Committees

The Board is responsible for the supervision of the overall affairs of the Company. The Board met 6 times during the year ended December 31, 2011 .

Audit Committee

The Audit Committee’s responsibilities include, but are not limited to, the following:

●	appointing, evaluating and retaining the independent registered public accounting firm,
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and disclosures,
●	discussing our systems of internal control over financial reporting, and
●	meeting separately with the independent registered public accounting firm.

The audit committee was reestablished during 2009 and met five times during 2011 .  The committee currently consists of Jerry Rubinstein, who is the Chairman and who the Company believes qualifies as a financial expert; Glenn Golenberg, who the Company also believes qualifies as a financial expert; and Michael Dunleavy, Sr.

Compensation Committee

The compensation committee was inactive in 2009 and 2010, but was reestablished during 2011.  The Compensation Committee will administer the Company’s compensation and benefit plans, in particular, the incentive compensation and equity-based plans, and will approve salaries, bonuses, and other compensation arrangements and policies for the Company’s officers, including the Chief Executive Officer.  The Compensation Committee consists of Messrs. Golenberg and Rubenstein.

Overview of Executive Compensation Program

Until the Compensation Committee is established, the board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. The board seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Executive Compensation

The following table sets forth information concerning the compensation earned by our Executive Officers during fiscal 2010 and 2009:

Name and Principal Position	Year	Salary		Bonus	Stock Awards (shares)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Paul Feller, Chief	2010	$240,000	(a)	$-	-		$-	$-	$240,000
Executive Officer and Chairman of the Board	2009	$240,000	(a)	$-	-		$-	$-	$240,000

William Kelly. Chief	2010	$207,692	(b)		1,200,000	(d)	$-	$-	$207,692
Operating Officer	2009	$-	(b)	$-			$-	$-	$-

John Moynahan,	2010	$220,000			1,860,000	(e)			$220,000
Chief Financial Officer	2009	$208,882	(c)	$-			$-	$-	$208,882

(a)	Accrued but unpaid and accumulated in deferred salary
(b)	Mr. Kelly started his employment on February 22, 2010, so there was no salary in 2009 and 2010 is prorated
(c)	Mr. Moynahan started his employment on November 1, 2010 but provided services as a consultant prior to that date
(d)	Consists of stock options with a five-year life, a $ 0.54 strike price and subject to a vesting schedule
(e)	Consists of 1,560,000 stock options with a five-year life, a $ 0.54 strike price, subject to a vesting schedule, and a grant of 300,000 shares of restricted stock

We have an Employment Agreement (“Agreement”), dated January 1, 2007, with Paul Feller that is effective until January 1, 2013.  This Agreement requires us to offer a non-qualified stock option to purchase 10% of the fully diluted shares of our capital stock issued and outstanding on January 1, 2007, the effective date of the Agreement.  The stock option has a term of five years at an exercise price of $0.14 per share for 4,862,894 shares, vested immediately on the date of the agreement and is not assignable. This option expired on January 1, 2012. This stock option is subject to a customary anti-dilution provision with respect to any stock splits, mergers, reorganizations and other such events, but does not contain any: conditions as to exercisability; tandem features; reload features; tax-reimbursement features; or any provision that could cause the exercise price to be lowered. The length of this Agreement is  six years from the effective date unless the employment is terminated for another cause. During the duration of this Agreement, the Chief Executive Officer is entitled to an annual salary of $240,000 and a bonus of $250,000 in the event a Valuing Event causes us to be valued in excess of $100,000,000 and an additional bonus of $500,000 in the event a Valuing Event causes us to be valued in excess of $500,000,000. Pursuant to a written modification of this agreement on October 30, 2009, Mr. Feller agreed the Valuing Event could only occur after January 1, 2010 and waived any right to claim a bonus related to a Valuing Event prior to January 1, 2010.  Mr. Feller also waived any right to claim a bonus for the period through June 30, 2011.  For the years ended December 31, 2009 and December 31, 2008, no bonuses have been paid by us in relation to this Agreement.

On February 22, 2010, we entered into an employment contract with William Kelly, the Company’s Senior Vice President and Chief Operating Officer, and the Chief Operating Officer of ProElite, Inc., that is effective until February 22, 2013.  Under the agreement, Mr. Kelly will receive an annual salary of $240,000 and shall be eligible for bonuses based on objectives established by our board of directors and Mr. Kelly’s performance against those objectives. The proposed agreement further provides that Mr. Kelly will receive a grant of options to purchase 1,200,000 shares of the Company’s common stock, with a five-year life, a strike price of $ 0.54 the following vesting schedule:  396,000 shares vest immediately, 396,000 shares vest on October 1, 2010 and 408,000 shares will vest on October 1, 2011.  Such options shall terminate forty-five (45) days after the Executive’s employment with us is terminated if such termination is for Cause or is the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events.  In connection with Mr. Kelly’s employment, we assumed a promissory note of $231,525 formerly owed to Mr. Kelly by ProElite, Inc. and agreed to pay, and did pay a portion of, the promissory note in the amount of $121,525 upon the closing of the acquisition of ProElite by us, and agreed to pay the balance as follows: $55,000 90 days after the closing of the acquisition, $55,000 180 days after the closing of the acquisition.

On November 1, 2010, we entered into an employment agreement with John Moynahan, who had been providing accounting and financial services to us as a consultant.  Under the agreement, Mr. Moynahan will receive an annual salary of $220,000 and will be eligible for bonuses based on objectives established by our board of directors and Mr. Moynahan’s performance against those objectives, with the bonus in the first year of the agreement to be not less than $50,000. Under this agreement,  Mr. Moynahan will receive a grant of 300,000 shares and a five-year stock option grant to purchase 1,560,000 shares of common stock at $ 0.54 per share, with 1,040,000 shares that vested upon the signing of the agreement and 520,000 shares that will vest on September 1, 2011.  Such options shall terminate forty-five (45) days after the Executive’s employment with us is terminated if such termination is for Cause or is the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events.  In addition, in this employment agreement we agreed to repay approximately $127,000 in amounts due to Mr. Moynahan under his consulting agreement, of which $77,126 has been paid to date.

During 2010, there were no repricing or material modifications made to any outstanding options or equity-based awards. During 2011, the outstanding options were repriced from a range of $2.00 to $3.50 to $0.54, which is the 20 day Volume Weighted Average Price of our common stock as of December 29, 2011.

OUTSTANDING EQUITY AWARDS

The following table sets forth certain information relating to unexercised and outstanding options for each named executive officer as of January 31, 2012 . No other equity awards otherwise reportable in this table had been granted to any of our executive officers as of that date.

Name	Outstanding Options	Unexercised Options that are Exercisable	Option Exercise Price	Option Expiration Date
William Kelly, Chief Operating Officer	1,200,000	792,000	$0.54	2/22/2015

John Moynahan, Chief Financial Officer	1,560,000	1,040,000	$0.54	11/1/2015

Options to purchase 4,862,895 shares at $0.14 held by Mr. Feller expired on January 1, 2012.

Employment Agreements

Future minimum payments under the employment agreements with Paul Feller, William Kelly and John Moynahan are as follows:

Years Ending December 31,	Amount
2011	$786,500
2012	670,809
2013	40,615
$1,497,924

Option Plans

We intend to adopt, but have not yet completed a Stock Compensation Program.  This program is intended to provide key employees, vendors, directors, consultants and other key contributors to our growth an opportunity to participate in our success.  It is estimated that 15% of total shares outstanding will be authorized in options and reserved for this program.  Awards under the program may be made in the form of incentive stock options, nonqualified stock options, restricted shares, rights to purchase shares under an employee stock plan, grants of options to non-employee directors, and or other specified stock rights as defined under the plan.  Subject to Shareholder approval, we plan to adopt a new stock option plan in 201 2 .

Director Compensation

Board of Directors Compensation:

No cash compensation was paid to board members in 2009 or 2010.  Board members receive a grant of 450,000 options upon joining the Board that vest monthly over a 36-month period.  The Board is currently evaluating converting options granted to the board prior to July 1, 2011 into restricted stock. Effective July 1, 2011, each board member is entitled to an annual payment of $50,000, with the chairman of the audit committee receiving an additional $100,000 per annum and the chairman of the compensation committee receiving an additional $50,000 per annum.   Mr. Rubinstein received a grant of 450,000 shares of restricted common stock that vest over a 36 month period and an additional grant of 450,000 shares of restricted common stock as chairman of the audit committee that vest over a 36 month period.  Mr. Golenberg received a grant of 450,000 shares of restricted common stock that vests over a 36 month period as chairman of the compensation committee. On December 28, 2010, the Board of Directors elected to cancel a total of 1,550,000 options granted to Messrs. Cross and Dunleavy and Golenberg in 2009 for board service and to Mr. Golenberg in 2009 and 2010 as chairman of the audit committee, and replace those options with grants of 540,833 shares of restricted stock equal to 50% of the number of vested options as of July 1, 2011.  These grants vest one-third on January 1, 2012, one-third on January 1, 2013 and one-third on January 1, 2014.  Pursuant to these grants, Mr. Cross received a grant of 162,500 shares of restricted stock, of which 54,167 shares vested on January 1, 2012; Mr. Dunleavy received a grant of 130,000 shares of restricted stock, of which 43,333 shares vested on January 1, 2012; and Mr. Golenberg received a grant of 248,333 shares of restricted stock, of which 82,778 shares vested on January 1, 2012.

Related Party Transactions

From April 1, 2011 to present, $45,000 was paid to Glenn Golenberg to pay down the principal balance of a loan made to us in 2005, $ 553,528 was paid to Paul Feller for deferred salary and accrued business expenses , $77,176 was paid to John Moynahan pursuant to his employment agreement and $121,525 was paid to William Kelly pursuant to a promissory note from Pro Elite that was assumed by us as part of his employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of January 31, 2012 , the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of our directors,  executive officers, beneficial owners known by the Company of more than five percent of the outstanding shares of our Common Stock and by our directors and executive officers as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of January 31, 2012 .

	Title of Class	Amount and Nature		Percent
Beneficial Owner (a)	of Stock	of Beneficial Ownership (b)		of Class (c)
5% Stockholders:
River Charitable Remainder Unitrust, West Charitable Remainder Unitrust, Liberty Charitable Remainder Trust	Common	40,625,000	(d)	31.5%
Ralph Feller	Common	9,405,000		10.7%

Directors and Executive Officers:
Paul Feller, Chief Executive Officer and
Chairman of the Board of Directors	Common	26,416,341	(e)	31.5%
Randall Cross, Director	Common	129,167	(f)	0.1%
Michael Dunleavy, Sr., Director	Common	118,333	(g)	0.1%
Glenn Golenberg, Director and
Chairman of the Compensation Committee	Common	410,778	(h)	0.5%
Jerry Rubinstein, Director and
Chairman of the Audit Committee	Common	225,000	(i)	0.3%
William Kelly, Chief Operating Officer	Common	1,200,000	(j)	1.4%
John Moynahan, Chief Financial Officer	Common	1,860,000	(k)	2.1%
All Current Directors and Executive
Officers as a Group (6 Persons)		30,359,619		34.4%

(a)	The address for each Beneficial Owner is c/o Stratus Media Group, Inc., 3 E. De La Guerra St., Santa Barbara, CA 93101.
(b)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.
(c)	Based on 88,157,055 shares outstanding as of January 31, 2012.
(d)
As described in the Schedule 13D filed on June 1,2011, this amount consists of (a) 1,250,000 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock,1,250,000 shares of Common Stock issuable upon exercise of the A Warrants and 625,000 shares of Common Stock issuable upon exercise of the  B Warrants, all owned by River Charitable Remainder Unitrust; (b) 7,500,000 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock, 7,500,000 shares of Common Stock issuable  upon exercise of the A Warrants, and 3,750,000 shares of Common Stock issuable upon exercise of the  B Warrants, all owned by West Charitable Remainder Unittrust; and (c) 7,500,000 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock,7,500,000 shares of Common Stock issuable upon exercise of the A Warrants, and 3,750,000 shares issuable upon exercise of the B Warrants, all  owned by Liberty Charitable Remainder Trust.  Mr. Blech is the sole trustree of each of the Trusts and  has the sole voting and dispositive power of each of the trusts.  Mr. Blech disclaims beneficial ownership  of the Common Stock owned by each of the Trusts except to the extent of his pecuniary interest therein.   This amount does not include 1,250,000 shares of Common Stock issuable upon conversion of the  Series E Preferred Stock, 1,250,000 shares of Common Stock issuable upon exercise of the A Warrants,  and 625,000 shares of Common Stock issuable upon exercise of the B Warrants, all owned by Miriam Blech,  Mr. Blech's wife. Mr. Blech disclaims beneficial ownership of the shares owned by Ms. Blech and Ms. Blech  disclaims beneficial ownership of the shares  owned by Mr. Blech and the Trusts.

(e)	Includes 26,416,341 shares held directly. Does not include options to purchase 4,862,895 shares that expired on January 1, 2012.
(f)
Includes 54,167 vested shares of a restricted stock grant of 162,500 shares related to board service prior to  July 1, 2011 and 75,000 vested shares of a restricted stock grant of 450,000 related to board service  after July 1, 2011.  Each restricted stock grant vests over three years.

(g)
Includes 43,333 vested shares of a restricted stock grant of 130,000 shares related to board service prior to  July 1, 2011 and 75,000 vested shares of a restricted stock grant of 450,000 related to board service  after July 1, 2011.  Each restricted stock grant vests over three years.

(h)
Includes 82,778 vested shares of a restricted stock grant of 248,333 shares related to board service prior to  July 1, 2011 and 150,000 vested shares of a restricted stock grant of 900,000 related to board service  and chairman of compensation committee after July 1, 2011.  Each restricted stock grant vests over three years.

(i)	Includes 225,000 vested shares of a restricted stock grant of 900,000 shares related to board service and chairman of the audit committee beginning April 7, 2011.
(j)	Represents vested portion of options issued pursuant to employment agreement
(k)	Consists of 1,560,000 vested options and restricted stock of 300,000

SELLING SECURITYHOLDERS

Selling Securityholders Table

The shares to be offered by the selling securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling securityholders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling securityholders.  The selling securityholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.”  The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling securityholders after any sales made pursuant to this prospectus because the selling securityholders are not required to sell any of the shares being registered under this prospectus.  The following table assumes that the selling securityholders will sell all of the shares listed in this prospectus.

The following table sets forth the beneficial ownership of the selling securityholders. The term “selling securityholder” or “selling securityholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering(1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
West Charitable Remainder Trust, Liberty
Charitable Remainder Trust and River Charitable
Remainder Trust	16,317,588	12.6	16,317,588	(a)	-	-
UTA Capital LLC	6,875,000	5.8	6,875,000	(b)	-	-
Seaside 88, LP	3,500,000	2.7	3,500,000	(c)	-	-
Miriam Wimpfheimer Blech	3,437,500	2.9	3,437,500	(d)	-	-
CGM Custodian for IRA of David S. Nagelberg	1,718,750	1.4	1,718,750	(e)	-	-
Gemini Master Fund Ltd.	1,718,750	1.4	1,718,750	(e)	-	-
Iroquois Master Fund Ltd.	1,375,000	1.2	1,375,000	(f)	-	-
Maxim Group LLC	3,600,000	2.8	3,600,000	(g)	-	-
Cary Succof	950,000	0.7	950,000	(g)	-	-
PK Advisors	750,000	0.6	750,000	(g)	-	-
Francis Anderson	50,000	0.1	50,000	(g)	-	-

(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus and based on 88,157,055 shares of common stock outstanding as of the date of this prospectus.
(a)
This amount consists of (a) 420,000 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock, 420,000 shares of Common Stock issuable  upon exercise of the A Warrants and 210,000 shares of Common Stock issuable upon exercise of the  B Warrants, all owned by River Charitable Remainder Unitrust; (b) 2,512,500 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock, 2,500,000 shares of Common Stock issuable  upon exercise of the A Warrants, and 1,256,250 shares of Common Stock issuable upon exercise of the  B Warrants, all owned by West Charitable Remainder Unittrust; and (c) 2,500,000 shares of Common Stock  issuable upon conversion of the Series E Preferred Stock, 2,512,500 shares of Common Stock issuable upon exercise of the A Warrants, and 1,256,250 shares issuable upon exercise of the B Warrants, all  owned by Liberty Charitable Remainder Trust.  Mr. Blech is the sole trustree of each of the Trusts and  has the sole voting and dispositive power of each of the trusts.  Mr. Blech disclaims beneficial ownership  of the Common Stock owned by each of the Trusts except to the extent of his pecuniary interest therein.   This amount also includes 2,705,088 shares of Common Stock issuable as payment of dividends on the Series E Preferred Stock if we elect to pay all mandatory dividends in shares of Common Stock based on our estimate of the number of shares rquired if we elect to pay all dividends due in shares of common stock.

(b)
Consists of  2,500,000 shares of common stock issuable upon conversion of Series E Preferred Stock, 2,500,000 shares of common stock issuable upon exercise of Series A Warrants and 1,250,000 shares of common stock issuable upon exercise of Series B Warrants. This amount also includes  1,242,005 shares of Common Stock issuable as payment of dividends on the Series E Preferred Stock if we elect to pay all mandatory dividends in shares of Common Stock based on our estimate of the number of shares required if we elect to pay all dividends due in shares of common stock.

(c)	Consists of 3,500,000 shares of common stock obtained through private placements in 2010 and a warrant exercise in 2011.
(d)
Consists of  1,250,000 shares of common stock issuable upon conversion of Series E Preferred Stock, 1,250,000 shares of common stock issuable upon exercise of Series A Warrants and 625,000 shares of common stock issuable upon exercise of Series B Warrants. This amount also includes  621,003 shares of Common Stock issuable as payment of dividends on the Series E Preferred Stock if we elect to pay all mandatory dividends in shares of Common Stock based on our estimate of the number of shares required if we elect to pay all dividends due in shares of common stock.

(e)
Consists of  625,000 shares of common stock issuable upon conversion of Series E Preferred Stock, 625,000 shares of common stock issuable upon exercise of Series A Warrants and 312,500 shares of common stock issuable upon exercise of Series B Warrants.  This amount also includes  310,501 shares of Common Stock issuable as payment of dividends on the Series E Preferred Stock if we elect to pay all mandatory dividends in shares of Common Stock based on our estimate of the number of shares required if we elect to pay all dividends due in shares of common stock.

(f)
Consists of 500,000 shares of common stock issuable upon conversion of Series E Preferred Stock, 500,000 shares of common stock issuable upon exercise of Series A Warrants and 250,000 shares of common stock issuable upon exercise of Series B Warrants.   This amount also includes  248,401 shares of Common Stock issuable as payment of dividends on the Series E Preferred Stock if we elect to pay all mandatory dividends in shares of Common Stock based on our estimate of the number of shares required if we elect to pay all dividends due in shares of common stock.

(g)	Consists of warrants to purchase shares of common stock.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

Relationships with Selling Securityholders

The selling securityholders did not have any position, office, or other material relationship with us or any of our affiliates within the past three years, except that Maxim Group LLC , Equity Source Partners, LLC and PK Advisors assisted us in connection with our May 2011 private placement.  Maxim Group LLC received commissions of $800,000 and warrants to purchase 3,600,000 shares of common stock , Equity Source Partners, LLC received commissions of $100,000 shares and directed warrants to purchase 1,000,000 shares of common stock with 950,000 shares to Cary Succof and 50,000 shares to Francis Anderson and PK Advisors received warrants to purchase 750,000 shares of common stock .

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series E Preferred Stock and payment of dividends on such stock if we elect to pay all mandatory dividends in shares of common stock and issuable upon exercise of the warrants issued to the selling securityholders to permit the resale of these shares of common stock by the holders of the shares of common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling securityholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The selling securityholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker dealers engaged by the selling securityholders may arrange for other broker dealers to participate in sales. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling securityholders may also sell shares of common stock short and if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the Commission, the selling securityholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling securityholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered in this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.  The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling securityholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  Upon the Company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution.  We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 200,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.  As of the date of this prospectus, we had  88,157,055  shares of common stock issued and outstanding,  18,999 shares of Series D preferred stock issued and outstanding and 8,500 shares of Series E preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities.  Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock.  All shares of common stock now outstanding are fully paid, validly issued and non-assessable.  Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors.  The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series.  The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.  As of the date of this prospectus, we had shares of our Series C, D and E Preferred Stock outstanding.

Series C 10% Preferred Stock

Each share of Series C Preferred Stock  was converted into twenty shares of our common stock, had a liquidation preference of $30, and  paid a cumulative dividend of 10% per year, payable on July 31 and December 31 of each year, payable in cash or shares of common stock at our option, and ha d voting rights on an as converted basis.  As of the date of this prospectus, all Series C 10% Preferred had been converted into common stock.

Series D 10% Preferred Stock

Each share of Series D Preferred Stock can be converted into sixty shares of our common stock, has a liquidation preference of $30, and pays a cumulative dividend of 10% per year, payable on July 31 and December 31 of each year, payable in cash or shares of common stock at our option, and has voting rights on an as converted basis.  Shares automatically convert when the closing price of a share of common stock is $5.00 or above and the average daily trading value for the prior ten trading days is above 200,000 shares. As of the date of this prospectus, 1,139,930 shares of common stock are issuable upon conversion of Series D Preferred Stock and  1,139,930 shares are issuable under a price adjustment mechanism for Series C Preferred Stock.

Series E 5% Preferred Stock

The Series E preferred shares bear a dividend of 5% per annum, payable quarterly in cash, or, if the dividend shares are registered for resale, in shares of our Common Stock.  The effective conversion rate for the Preferred Shares is $0.40 per share of Common Stock, subject to full ratchet anti-dilution protection.   The Series E preferred shares have voting rights on an as-converted to Common Stock basis, with the investors (subject to certain exceptions) having the right to elect two members to the our Board of Directors for so long as at least 50% of the total number of the Series E preferred shares are outstanding, and the right to elect one member to our Board of Directors for so long as least 25% but less than 50% of the total number of the Series E preferred shares are outstanding.  We are required to redeem any unconverted Preferred Shares on the fifth anniversary of the date of first issuance of the Series E preferred shares, and have the right to require conversion at any time if the average daily trading value for any twenty consecutive trading days exceeds $250,000 and the weighted average price per share is at least $2.50 for each of those twenty consecutive trading days.  To secure the Company’s obligation to redeem the Series E preferred shares, we entered into a Security Agreement dated May 24, 2011, pursuant to which we agreed to grant the holders of the Series E Preferred Shares a first priority security interest in all of our assets. As of the date of this prospectus, 21,250,000 shares are issuable upon conversion of Series E 5% preferred stock.

Registration Rights Agreement

We are required to file within 90 days of the date of the final Closing of the Offering, a Registration Statement registering for resale all shares of Common Stock issuable upon conversion of the Series E Preferred Stock, issuable upon exercise of the Series E Investor Warrants or issued as dividends on the Series E Preferred Stock payable in shares of Common Stock.  The holders of any registrable securities removed from the Registration Statement as a result of a Rule 415 or other comment from the SEC shall have “piggyback” registration rights for the shares of Common Stock or Common Stock underlying such warrants with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement which would permit the inclusion of these shares. The Company has agreed to use its reasonable efforts to have the registration statement declared effective within 180 days of filing the registration statement (the “Effectiveness Deadline”).

If the Registration Statement is not filed on or before the Filing Deadline or not declared effective on or before the Effectiveness Deadline, we are obligated to pay to each holder of registrable securities an amount in cash equal to one percent (1.0%) of such holder’s investment herein on every thirty (30) day anniversary of such Filing Deadline or Effectiveness Deadline failure until such failure is cured. The payment amount shall be prorated for partial thirty (30) day periods. The maximum aggregate amount of payments to be made by the Company as the result of such failures, whether by reason of a Filing Deadline failure, Effectiveness Deadline failure or any combination thereof, shall be an amount equal to 10% of each holder’s investment amount. Notwithstanding the foregoing, no payments shall be owed with respect to any period during which all of the holder’s registrable securities may be sold by such holder under Rule 144 or pursuant to another exemption from registration. Moreover, no such payments shall be due and payable with respect to any registrable securities the Company is unable to register due to limits imposed by the SEC’s interpretation of Rule 415 under the Securities Act.

We are obligated to shall keep the Registration Statement effective until Rule 144 of the Securities Act is available to Investors herein with respect to all of their shares.

Description of Series E Warrants

In connection with the sale of the Series E preferred shares, we also agreed to issue to the investors (a) warrants (A Warrants) to purchase up to one additional share of Common Stock for each share of Common Stock issuable upon conversion of the preferred shares, and (b) warrants (B Warrants) to purchase up to .50 additional shares of Common Stock for each share of Common Stock issuable upon conversion of the preferred shares.  The warrants are exercisable for five years commencing on the date of first issuance and are exercisable only for cash if there is an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants.  In the absence of such a registration statement, the Warrants are exercisable for cash or on a cashless basis at the option of the holder thereof.  The exercise price of the A Warrant is $0.65 per share and the B Warrant has an exercise price of $1.00 per share, subject in each case to full ratchet anti-dilution protection.

Placement Agent Warrants

The placement agent warrants permit the placement agent or its designees to purchase for a five-year period, 3,600,000 shares of Common Stock at an exercise price of $0.65 per share.  We also issued to a financial advisor warrants to purchase 1,000,000 shares of our Common Stock of which 950,000 shares were directed to Cary Succof and 50,000 shares were directed to Francis Anderson and to another financial advisor warrants to purchase 750,000 shares of our common stock on substantially similar terms. The shares underlying these warrants are included in this prospectus and contain weighted average anti-dilution and cashless exercise provisions.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Indemnification of Officers and Directors

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acted in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares Eligible For Future Sale

As of the date of this prospectus, we had  88,157,055 shares of common stock issued and outstanding.  In addition to our shares of common stock covered by this prospectus  72,654,862  of these shares are freely tradeable or may be publicly resold under currently effective registration statements or pursuant to Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell such securities.  Sales under Rule 144 are subject to the availability of current public information about the company.  A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144.

As of the date of this prospectus, approximately 65,641,461 of our outstanding shares of common stock were eligible for public resale under Rule 144.  The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing.  The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Transfer Agent

Our transfer agent currently is Stalt, Inc., 671 Oak Grove Avenue, Suite C, Menlo Park, California 94205.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Nevada law.  Our Bylaws and Certificate of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability.  We also have the power to defend such person from all suits or claims in accord with the Nevada law.  The rights accruing to any person under our Bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Articles of Incorporation.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

EXPERTS

Our financial statements as of December 31, 2010 and 2009 and for the years then ended, included in this prospectus, have been audited by Goldman Kurland and Mohidin LLP to the extent and for the periods indicated in their report thereon.  Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Goldman Kurland and Mohidin LLP given on the authority of such firm as experts in auditing and accounting. The financial statements for ProElite, Inc. as of December 31, 2010 and for the year then ended, included in this prospectus, have been audited by Gumbiner Savett Inc. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of Gumbiner Savett Inc. given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus.  We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports and other information with the SEC.  These reports and other information filed by Stratus Media Group, Inc. can be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days.  Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a Web site at http://www.sec.gov that contains reports, information statements and other information concerning Stratus Media Group, Inc.  This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the SEC under the Securities Act and to which reference is made.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to such registration statement, each statement being qualified in all respects by such reference.  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

Stratus Media Group, Inc.

Report of Independent Registered Public Accounting Firm
Balance Sheets as of December 31, 2010 and 2009
Statements of Operations for the fiscal years ended December 31, 2010 and 2009
Statements of Stockholder’s Equity (Deficit) for the fiscal years ended December 31, 2010 and 2009
Statements of Cash Flow for the fiscal years ended December 31, 2010 and 2009
Notes to Audited Financial Statements

Balance Sheets as of  September 30, 2011 (Unaudited) and December 31, 2010
Statements of Operations for the  nine months ended September 30, 2011 (Unaudited) and December 31, 2010
Statements of Cash Flows for the nine months ended  September 30, 2011 (Unaudited) and December 31, 2010
Notes to Financial Statements (Unaudited)

ProElite, Inc.

Report of Independent Registered Public Accounting Firm
Balance Sheets as of  September 30, 2011 (Unaudited) and December 31, 2010
Statements of Operations for the  nine months ended September 30, 2011 and 2010 (Unaudited) and fiscal year ended December 31, 2010
Statements of Shareholders’ Equity (Deficit) as of September 30, 2011 (Unaudited) and December 31, 2010
Statements of Cash Flows for the  nine months ended September 30, 2011 and 2010 (Unaudited) and fiscal year ended December 31, 2010
Notes to Financial Statements (Unaudited)

Stratus Media Group, Inc. and ProElite, Inc.

Pro Forma Combined Balance Sheet as of June 30, 2011
Pro Forma Combined Statement of Operations for the six months ended June 30, 2011
Pro Forma Combined Statement of Operations for the six months ended June 30, 2010
Pro Forma Combined Statement of Operations for the year ended December 31, 2010
Notes to Pro Forma Combined Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Stratus Media Group, Inc.
Santa Barbara, California

We have audited the accompanying balance sheets of Stratus Media Group, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity/(deficit) and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  Our audits considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratus Media Group, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and has negative cash flow from operations. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from such uncertainty.

/s/ Goldman Kurland Mohidin, LLP

Encino, California
April 25, 2011

STRATUS MEDIA GROUP, INC.

BALANCE SHEETS

	December 31,
	2010	2009

ASSETS
Current assets
Cash	$-	$-
Prepaid expenses	613,150	4,333
Total current assets	613,150	4,333

Deposits	40,494	40,494
Property and equipment, net	10,051	1,798
Intangible assets, net	2,255,688	2,951,098
Goodwill	1,073,345	1,073,345
Acquisition deposits	1,582,809	212,000
Total assets	$5,575,537	$4,283,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$62,796	$8,260
Accounts payable	903,258	384,951
Deferred salary	330,625	37,500
Accrued interest	310,634	242,284
Accrued expenses - legal judgments	90,732	95,732
Other accrued expenses and other liabilities	1,320,595	859,387
Loans payable to officers and a director	795,939	445,624
Current portion of notes payable to shareholders	465,000	465,000
Notes payable	167,017	142,017
Event acquisition liabilities	483,718	483,718
Total current liabilities	4,930,314	3,164,473

Non-current liabilities
Non-current portion of notes payable to shareholders	625,000	625,000

Total liabilities	5,555,314	3,789,473

Commitments and contingencies

Shareholders’ equity
Series C 10% Preferred Stock, $30.00 par value: 1,000,000	454,799	-
shares authorized, 18,365 and 0 shares outstanding
Series D 10% Preferred Stock, $30.00 par value: 500,000	143,976	-
shares authorized, 5,999 and 0 shares outstanding
Common stock, $0.001 par value: 200,000,000 shares authorized	64,122	58,615
64,122,301 and 58,613,793 shares issued and outstanding
Additional paid-in capital	26,590,681	18,508,762
Stock subscription receivable, net	(749,968)	-
Accumulated deficit	(26,483,387)	(18,073,782)
Total shareholders’ equity	20,223	493,595
Total liabilities and shareholders’ equity	$5,575,537	$4,283,068

See accompanying Notes to Financial Statements.

STRATUS MEDIA GROUP, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009

Net revenues	$40,189	$-
Cost of revenues	210,393	-
Gross profit (loss)	(170,204)	-

Operating expenses
General and administrative	2,167,840	992,497
Impairment of intangible assets	650,000	640,805
Warrant expense and fair value
charge for stock sales	2,934,040	1,161,593
Legal and professional services	1,665,200	747,168
Depreciation and amortization	49,672	47,204
Total operating expenses	7,466,752	3,589,267

Loss from operations	(7,636,956)	(3,589,267)

Other (income)/expenses
Other (income)/expenses	691,260	(311,086)
Interest expense	81,389	122,917
Total other (income) expenses	772,649	(188,169)

Net loss	$(8,409,605)	$(3,401,098)

Basic and diluted loss
per share	$(0.14)	$(0.06)

Basic and diluted weighted-
average common shares	61,580,154	57,693,157

See Accompanying Notes to Financial Statements.

STRATUS MEDIA GROUP, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY / (DEFICIT)

	Common Stock		Additional	Accumulated	Subscription	Series C 10%	Series D 10%
	Shares	Amount	Paid-In Capital	Deficit	Receivable	Preferred	Preferred	Total

Balance as of December 31, 2008	57,130,879	$57,132	$15,154,541	$(14,672,684)	$(100,000)			$438,989

Issuance of common stock for cash	1,100,707	1,100	1,292,900					1,294,000
Value of warrants			388,921					388,921
Stock issued for services	75,770	76	158,149					158,225
Charge for fair value of common
stock above selling price			772,671					772,671
Stock issued to settle amounts
owed to officer of Company	425,836	426	899,961					900,387
Cancellation of stock subscription
receivable	(119,399)	(119)	(158,381)		100,000			(58,500)
Net loss				(3,401,098)				(3,401,098)
Balance at December 31, 2009	58,613,793	$58,615	$18,508,762	$(18,073,782)	$-			$493,595

Issuance of common stock for cash	3,474,230	3,474	2,306,526					2,310,000
Issuance of preferred stock for cash			26,945			454,799	143,976	625,720
Value of warrants and options			3,157,233					3,157,233
Stock issued for services	1,198,456	1,197	1,360,796					1,361,993
Stock issued to settle claim	835,822	836	703,644					704,480
Charge for fair value of common
stock above selling price			(223,193)					(223,193)
Stock subscription receivable			749,968		(749,968)
Net loss				(8,409,605)				(8,409,605)
Balance at December 31, 2010	64,122,301	$64,122	$26,590,681	$(26,483,387)	$(749,968)	$454,799	$143,976	$20,223

See Accompanying Notes to Financial Statements.

STRATUS MEDIA GROUP, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(8,409,605)	$(3,401,098)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	49,672	47,204
Impairment of intangible assets, net of related liabilities	650,000	640,805
Value of stock issued in excess of value received
and for warrant expense	2,934,040	1,161,593
Stock issued for services	1,361,993	158,149
Stock issued to settle legal disputes	704,480	-
Increase / (decrease) in:
Inventory	-	10,165
Deposits and prepaid expenses	(608,817)	9,482
Accounts payable	518,307	(8,966)
Deferred salary	293,125	(163,832)
Accrued interest	68,350	277,500
Legal judgment	(5,000)	118,305
Other accrued expenses and liabilities	462,329	217,916
Redemption fund reserve	-	(124,293)
Net cash used in operating activities	(1,981,126)	(1,057,070)

Cash flows from investing activities:
Capital expenditures	(13,636)	(1,122)
Advances to acquisition targets	(1,370,809)	(212,000)
Net cash used in investing activities	(1,384,445)	(213,122)

Cash flows from financing activities:
Bank overdraft	54,536	8,260
Transfer from restricted to operating cash	-	50,023
Proceeds on loans payable to officers and a director	350,315	(30,391)
Proceeds on notes payable	25,000	(52,500)
Proceeds from issuance of preferred stock	625,720	-
Proceeds from issuance of common stock	2,310,000	1,294,000
Net cash provided by financing activities	3,365,571	1,269,392

Increase/(Decrease) in cash and cash equivalents	-	(800)

Cash and cash equivalents, beginning of period	-	800

Cash and cash equivalents, end of period	$-	$-

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of accrued interest into common stock	$-	$69,442
Conversion of loans, accrued salary, accrued interest and expenses due to
an officer of the company into common stock	$-	$900,387

See accompanying Notes to Financial Statements.

STRATUS MEDIA GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

(1)	Business

On March 14, 2008, pursuant to an Agreement and Plan of Merger dated as August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all of the issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”).  In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. (“Company”).

PSEI, a California corporation, was organized on November 23, 1998 and specializes in sports and entertainment events that it owns, operates, manages, markets and sells in national markets.  PSEI acquired the business of Stratus Rewards, LLC (“Stratus Rewards”) in August 2005 and Stratus Rewards is a wholly-owned subsidiary of PSEI.  Stratus Rewards is a credit card rewards program that uses the Visa card platform that offers a unique luxury rewards redemption program, including private jet travel, premium travel opportunities, exclusive events and luxury merchandise.   In May 2010, the Company entered into an agreement with a private bank in Switzerland for it to be the processing bank for Stratus Rewards in Europe.

(2)	Going Concern

The Company has suffered losses from operations and, without additional capital, currently lacks liquidity to meet its current obligations.  The Company had net losses for 2010 and 2009 of $8,409,605 and $3,401,098, respectively.  As of December 31, 2010, the Company had negative working capital of $4,317,164 and cumulative losses of $26,483,387.  Unless additional financing is obtained, the Company may not be able to continue as a going concern.  During 2010, the Company raised $2,935,720 in capital through the issuance of $2,310,000 of common stock and $625,720 of preferred stock.  In 2009, the Company raised $1,294,000 in capital through the issuance of common stock.  The Company is actively seeking additional capital to establish operations, restart the card and event businesses and complete and integrate targeted acquisitions.  However, due to the current economic environment and the Company’s current financial condition, we cannot assure current and future stockholders there will be adequate capital available when needed and on acceptable terms.  From January 1, 2011 through April 22, 2011, the Company has raised a total of $1,354,990 in capital from placements of a combination of its Series D Preferred Stock and common stock with warrants.

The financial statements were prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result if the Company be unable to continue as a going concern.

(3)	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission “SEC”).

Stock Split

On March 14, 2008, the Board of Directors of the Company approved a 3.5821 for 1.000 forward stock split of the outstanding shares of Stratus’s common stock. The effective date of the stock split was March 14, 2008 and was concurrent with the Reverse Merger. All share and per share information have been adjusted to give effect to the stock split for all periods presented, including all references throughout the financial statements and accompanying notes.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.

Event Revenues

Event revenue consists of ticket sales, participant entry fees, corporate sponsorships, advertising, television broadcast fees, athlete management, concession and merchandise sales, charity receipts, commissions and hospitality functions. The Company recognizes admissions and other event-related revenues when the events are held in accordance with SEC Statement Accounting Bulletin (“SAB”) 104. Revenues received in advance and related direct expenses pertaining to specific events are deferred until the events are actually held.

Stratus Rewards White Visa Card

Stratus Rewards, the Company’s affiliate redemption credit card rewards program, generates revenues from transaction fees generated by member purchases using the card, and membership fees. Revenue is recognized when transaction fees are received and membership fees are amortized and recognized ratably over the twelve-month membership period from the time of receipt.

Allowance for Uncollectible Receivables

Accounts receivable are recorded at their face amount, less an allowance for doubtful accounts. We review the status of our uncollected receivables on a regular basis. In determining the need for an allowance for uncollectible receivables, we consider our customers financial stability, past payment history and other factors that bear on the ultimate collection of such amounts.

Cash Equivalents

We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Restricted Cash

A portion of each credit card transaction by a card member is deposited into a trust account.  This account is used to fund the purchase of goods or services by the card member through redemption of purchasing points.  If a card member cancels their card and leaves unclaimed redemption points, the Company is entitled to the cash equivalent of those unclaimed points.  With that exception, the cash otherwise is earmarked for member benefits and is not available to the Company for use in operations.

The Company maintains its cash in an account with a major financial institution.  Deposits with this financial institution may exceed the amounts of insurance provided on such deposits.  The Company has not experienced any losses on its deposits of cash with this financial institution.

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, accounts receivables, accounts payable, a line-of-credit and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:

Equipment	3 – 5 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Lesser of lease term or life of improvements

Goodwill and Intangible Assets

Intangible assets consist of goodwill related to the Stratus Rewards Visa White Card that we have acquired. Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets, which is codified in FASB ASC Topic 350, which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

The Company purchased several events that are valued on the Company’s balance sheet as intangible assets with a value equal to the consideration paid for such assets, which generally include licensing rights, naming rights, merchandising rights and the right to hold such event in particular geographic locations.  There was no goodwill assigned to any of these events and the value of the consideration paid for each event is considered to be the value for each related intangible asset.   Each event has separate accounts for tracking revenues and expenses per event and a separate account to track the asset valuation.

A portion of the consideration used to purchase the Stratus Rewards Visa card program was allocated to specific assets, as disclosed in the footnotes to the financial statements, with the difference between the specific assets and the total consideration paid for the program being allocated to goodwill.

The Company reviews the value of intangible assets and related goodwill as part of its annual reporting process, which generally occurs in February or March of each calendar year.  In between valuations, the Company conducts additional tests if circumstances warrant such testing.  For example, if the Company was unable to secure the services of any sponsoring banks, the Company would then undergo a thorough valuation of the intangible assets related to its Stratus Rewards program.

To review the value of intangible assets and related goodwill, the Company compares discounted cash flow forecasts with the stated value of the assets on the balance sheet.

The events are forecasted based on historical results for those events, adjusted over time for the assumed synergies expected from discounts from purchases of goods and services from a number of events rather than from each event on its own, and for synergies resulting from the expected ability to provide sponsors with benefits from sponsoring multiple events with a single point of contact.

These forecasts are discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus a premium for equity risk, plus a premium related to small companies in general, plus a risk premium for factors specific to the Company and the business that range from 9.5% for events to 55% for the Stratus Rewards Visa card.  The total discount rates ranged from 27% for events, to 69% for athlete management to 79% for the Stratus Rewards program.  Terminal values are determined by taking cash flows in year five of the forecast, then applying an annual growth of 2.0% to 2.4% for twenty years and discounting that stream of cash flows by the discount rate used for that section of the business.

If the Company determines that the discount factor for cash flows should be substantially increased, or the event will not be able to being operations when planned, it is possible that the values for the intangible assets currently on the balance sheet could be substantially reduced or eliminated, which could result in a maximum charge to operations equal to the current carrying value of the intangible assets of $3,329,033.

We believe that the events carried as intangible assets on the balance sheet will generate revenues and be profitable because they were profitable when they were acquired by Stratus and the Company has demonstrated that it can operate events in a profitable manner.

The following chart shows each event with an intangible value on the balance sheet as of December 31, 2010 or 2009 and the peak revenue and gross margin that each event achieved prior to acquisition.  It should be noted that most events while privately owned tend to commingle business and personal expenses in an attempt to minimize profitability and the attendant tax liability, and that once owned by the Company we have or intend to eliminate those personal expenses in an attempt to maximize profitability.

		Pre- Acquisition Peak Year Results (rounded to nearest thousand)
	Peak Year	Revenues	Gross Margin $	Gross Margin %
Freedom Bowl	1996	3,603,000	607,000	16.8%
Santa Barbara Concours	2000	880,000	229,000	26.0%
Beverly Hills Concours	2001	1,304,000	274,000	21.0%
Core Tour	2002	2,300,000	667,000	29.0%
Maui Music Festival	2000	923,000	203,000	22.0%
		$9,010,000	$1,980,000

As of December 31, 2010, the following are the results and assumptions used for the valuation of intangibles assets and goodwill:

		Unaudited
	As of 12/31/2010			Key Forecast Assumptions
					Year	Annual
	Book	Fair	Fair Value	Discount	Revenues	Growth
Event/Item	Balance	Value	As % of Book	Rate	Begin	Rate
Beverly Hills Concours	$169,958	$1,819,849	1,071%	35%	2011	7%
Santa Barbara Concours	243,000	2,529,936	1,041%	35%	2011	7%
Core Tour	1,067,069	1,632,755	153%	35%	2011	16%
Freedom Bowl	344,232	983,592	286%	35%	2012	7%
Maui Music	300,000	417,454	139%	35%	2012	13%
Total Events	2,124,259	7,383,586	348%

Stratus Rewards:
Technology	58,629
Membership list	49,500
Corporate partner list	23,300
Corporate membership	-
Goodwill	1,073,345
Total Stratus Rewards	1,204,774	15,528,253	1,289%	65%	2011	171%
Total Events & Stratus	$3,329,033	$22,911,839	688%

Key assumptions and risk factors for each of the events and Stratus Rewards are as follows.  Each event carries general risks of restarting an event after being dormant for a number of years and requires the availability of sufficient capital, along with the specific risks mentioned below.

Most events are held during the summer months and require approximately six months of lead time to adequately plan the event.  We believe that with the receipt of adequate funding by the second quarter of 2011, we will have more than sufficient time to plan and execute the Beverly Hills Concours and Core Tour in 2011 and Maui Music events in 2012.  To allow for the NCAA approval process, we deferred the assumed start of the Freedom Bowl until 2012.

Beverly Hills Concours:  The Company plans on running this car show in 2011 and have initiated a number of internal meetings and planning sessions to do so.  Revenues in 2011 are forecast at $2,305,000.   Revenues are assumed to grow at 7% per year thereafter as the event becomes reestablished and gains in popularity.  This event was last operated by the Company in August 2007.  In order to allow for ticket revenue and restricted access, Stratus is planning on moving from the Rodeo Drive location used in the past to another venue. The success of the event is dependent on revenues from sponsorship, gated VIP and special events held in conjunction with the event, and entrance fees for vehicles.

Santa Barbara Concours:  The Company planned to operate the Santa Barbara Concours in 2009 but had to postpone the event due to venue site problems.  The Company ran a limited version of this event in 2010 which generated revenues of $40,189.  In 2011, revenues from this event are forecast at $2,181,000.  After reestablishing the event, it is assumed to grow at a rate of 7% per year.  Depending on the venue selected for the event, the Company may have to obtain local permits, the granting of which cannot be assured.

Core Tour:  The Company has been in discussions with the former principals of the Core Tour for them to play active operations management consulting roles to initiate the Core Tour in 2011.  This event has not been run since 2004.  Revenues are forecast to begin in 2011 at $1,680,000, compared with peak revenues in 2002 of $2,300,000.  Revenues are assumed to grow at 16% per year thereafter as the events become established.  In addition to the need to obtain local permits to conduct the events, the involvement of the former principals is important for the event to be successfully run, since these principals have extensive knowledge of the market, the venues and the competitors.

Freedom Bowl:  This event was last conducted in 1996, prior to the Company’s acquisition of this event in 1998.  The Company plans to begin recertification in 2011 to allow for sufficient time for the National College Athletics Association to recertify this event for 2012 and strategic negotiations with target NCAA Conference alignment.  While there is no guarantee that certification will be achieved by 2010, revenues in 2012 are forecast to be $3,124,000, compared with peak revenues in 1996 of $3,603,000.  In the event that recertification is not obtained timely, forecasted revenues will be delayed by one year.  Revenues are assumed to grow at 7% per year thereafter as the event becomes established.  In order to conduct this event successfully, the Company must obtain certification from the NCAA, obtain acceptance and cooperation from the appropriate NCAA Conference(s), obtain a stadium lease, and obtain television coverage with acceptable economics.

Maui Music Festival:  this event was last conducted in 2002, prior to its acquisition by the Company in 2003.  This event is planned to be restarted in the summer of 2012, with forecast revenues of $620,000, compared with peak revenues in 2000 of $923,000.  After restarting the event, revenues are assumed to increase at 13% per annum thereafter.  In order to conduct this event successfully, the Company must obtain local permits, engage the appropriate artists to perform and obtain the cooperation of local hotels and tour operators to establish “package” deals for customers to combine attendance at the festival with hotel and vacation planning.  At December 31, 2010, the Company recorded an impairment charge of $100,000 against this event.

Stratus Rewards VISA Program:  Revenues for 2011 are forecast to be $5,313,000, which is substantially higher than the $517,620 of revenues realized in the 22 months the program was run by Stratus. The limited amount of revenues realized during this 22 month period was largely related to the then-sponsoring bank limiting the acceptance of new cardholders.  This is based on the assumption that a new sponsoring bank will activate more users than the passive involvement of the prior bank and resulting failure to process applications shown by the prior sponsoring bank.  In order for this effort to be successful, the Company must engage a sponsoring bank and that bank must actively support the Company’s efforts in establishing and expanding this program.  In addition, the credit card market is highly regulated and if regulations change in such a manner that restricts the Company’s ability to expand, the value of the intangibles related to the Stratus Rewards VISA program could be adversely affected.

We have hired an experienced bank executive as Vice President of Stratus Rewards with the sole responsibility to obtain one or more new banks as partners in the program and to relaunch the program by 2011.  Effective May 14, 2010, Stratus Media Group, Inc. (the “Company”) entered into a Co-branded Card Agreement (the “Agreement”) with Cornèr Banca SA (the “Bank”), located in Lugano, Switzerland.  Under the Agreement, the parties agreed to jointly launch a co-branded consumer card payment solution targeted at high net worth individuals and a co-branded commercial payment solution targeted at small and mid-sized businesses.  The cards, to be issued by the Bank, will include a loyalty rewards program.  The cards are targeted to residents of Europe.  The initial term of the Agreement is five years.  The Company, among other things, will be responsible for marketing and administration of, and expenses relating to, the rewards program.  The Bank will be responsible for issuing the cards.  The Company receives a share of purchase transactions generated by a card holder and membership and initiation fees.

We perform a goodwill impairment test annually or whenever a change has occurred that would more likely than not reduce the fair value of an intangible asset below its carrying amount. We engaged an outside service provider, who computed the estimated fair value of our intangible assets at December 31, 2010, using several valuation techniques, including discounted cash flow analysis. The service provider computed future projected cash flows using information we provided, including estimated future results of the events and card operations. We then compared the estimated fair value of the reporting unit to the carrying value of the reporting unit.

As of December 31, 2010, the Company determined that the $450,000 of value assigned to Stratus Rewards as Corporate Membership was no longer available to the Company and that $100,000 of value assigned to Stratus Rewards proprietary software had been impaired given the availability of commercial software with similar or better functionality.  Accordingly, the Company took total impairment charges of $550,000 as of December 31, 2010.

As of December 31, 2009, the Company determined that the seller of the Beverly Hills Concours event could not deliver the vote of the merchants on Rodeo Drive to allow the event to be held there.  Because of that determination and the statute of limitations had expired on the ability of the sellers to collect on the remaining portion of the event acquisition liability, the Company eliminated the remaining event acquisition liability and wrote the $430,043 against the Beverly Hills Concours  intangible asset, resulting in no net expense.  During 2009, a trademark expired relating to the Long Beach Marathon and the Company has elected to not renew the trademark and to no longer plan to conduct this event in the future.  Accordingly, an impairment charge of $300,000 was taken in 2009.  In addition, the Company determined that $15,000 of intangible assets for athlete management had been impaired and a charge was taken in 2009 for this amount.  The fair value for the Maui Music Festival as of December 31, 2009 was determined to be $510,356, which was less than the book value of this asset.  Accordingly, the Company recorded an impairment charge of $325,805 to bring the book value for the Maui Music Festival to $400,000.  In addition, at December 31, 2010, the Company recorded an additional $100,000 impairment charge related to the Maui Music Festival to bring the book value to $300,000.

Research and Development

Research and development costs not related to contract performance are expensed as incurred. We did not incur any research and development expenses for 2010 or 2009.

Capitalized Software Costs

We did not capitalize any software development costs during the years 2010 or 2009. Costs related to the development of new software products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established and are amortized over three years.

Valuation of Long-Lived Assets

We account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,  which is codified in FASB ASC Topic 360, which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

Inventory

Inventory consists of event merchandise valued at the lower of cost (determined on the first-in, first-out basis) or market. If deemed necessary, we will provide reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions. We had no inventory reserves at December 31, 2010 or 2009.

Net Loss Per Share

We compute net loss per share in accordance with SFAS No. 128, Earnings Per Share, which is codified in FASB ASC Topics 260.  Basic per share data is computed by dividing loss available to common stockholders by the weighted average number of shares outstanding during the period. Diluted per share data is computed by dividing loss available to common stockholders by the weighted average shares outstanding during the period increased to include, if dilutive, the number of additional common share equivalents that would have been outstanding if potential common shares had been issued using the treasury stock method. Diluted per share data would also include the potential common share equivalents relating to convertible securities by application of the if-converted method.

The effect of common stock equivalents (which include outstanding warrants and stock options) are not included for the years 2010 or 2009, as they are antidilutive to loss per share.

Stock-Based Compensation

Effective January 1 2006, we adopted SFAS No. 123R, Share Based Payment (SFAS No. 123R), which is codified in FASB ASC Topic 718, using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the fair value of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123R and EITF Issue No. 96-18.

The risk-free interest rate is based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options.   For the fiscal year ended December 31, 2010, we granted options to purchase 3,210,000 shares of common stock.  There were no option grants in 2009.  Future option grants will be calculated using expected volatility based upon the average volatility of our common stock.

Advertising

We expense the cost of advertising as incurred. Such amounts have not historically been significant to our operations.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which is codified in FASB ASC Topics 740-10 and 740-30, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the  financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of December 31, 2010, the Company had a deferred tax asset of $10,708,426, that was fully reserved and a net operating loss carryforward of approximately $23,402,642 for Federal purposes.  The Company will continue to monitor all available evidence and reassess the potential realization of its deferred tax assets. If the Company continues to meet its financial projections and improve its results of operations, or if circumstances otherwise change, it is possible that the Company may release all or a portion of its valuation allowance in the future. Any such release would result in recording a tax benefit that would increase net income in the period the valuation is released.

Recent Accounting Pronouncements

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU had no material impact on the Company’s financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition.  All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU is effective for the Company on July 1, 2010. Early adoption is permitted.  The adoption of this ASU will not have a material impact on the Company’s financial statements.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations.” This Update amends and clarifies the acquisition date to be used for reporting pro forma financial disclosures when comparative financial statements are presented. In addition it requires a description of the nature of and amount of any material, non-recurring pro forma adjustments directly attributable to the business combination. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. The standard will become effective for the Company beginning in January 2011 and will not have an impact on the Company’s financial position or results of operations as it only amends required disclosures.

(4)	Litigation

In connection with a settlement agreement in May 2005, a judgment was entered in the Superior Court of the County of Los Angeles against PSEI for the previous owners of the “Core Tour” event of $483,718 plus interest.  The dispute arose out of the PSEI’s purchase of the “Core Tour” event from the plaintiffs.  As of December 31, 2008, the Company recorded the $483,718 judgment.  On July 31, 2008, PSEI, the Company and Core Tour agreed to a revised settlement whereby Stratus will retain all rights of the Core Tour events for $483,718 in cash by December 31, 2008 and 74,000 shares of Common Stock as payment of interest.   If PSEI is not able to agree on a timetable for payment of the $483,718 and/or is not able to pay the Core Tour parties, the Core Tour parties have the right to enforce their judgment against PSEI in that amount.  On December 31, 2008, the Company issued 102,840 shares of our common stock to the owners of the Core Tour as payment for accrued interest on the judgment as of that date.  These shares were valued at the $163,516 based on the closing stock price of our common stock, and accrued interest on the books of $172,993 was reversed, with the difference going to other income.  On November 2, 2010, the Core Tour parties obtained a levy for the judgment of $483,718 against both PSEI and the Company.

In February 2006, a former employee filed an action against PSEI and Mr. Feller in Los Angeles Superior Court, alleging breach of employment contract. In October 2006, the court entered a default judgment against the defendants for $363,519 and PSEI recorded a charge and set up a reserve of this amount for the year ended December 31, 2006.  In September 2007, PSEI and Mr. Feller filed a motion to set aside the default judgment, which was granted in March 2008.  PSEI reversed the reserve of $363,519 during 2008.  In May 2008, the plaintiff filed an appeal of the order setting aside the default judgment. In September 2009, the court of appeals affirmed the order setting aside the default judgment, and trial in this matter was set for July 2010.  Additionally, in September 2009, the plaintiff amended the complaint to add the Company as a defendant.  The jury trial concluded on July 28, 2010 with the jury finding in favor of the Company, PSEI, and Mr. Feller on all counts, except two counts as against PSEI only, requiring payment by PSEI to plaintiff of $20,510.  The Company, PSEI, and Mr. Feller will be seeking from plaintiff attorneys’ fees incurred from defending the action.

In connection with a consulting contract related to the acquisition of an event, the consultant obtained an arbitration award, by default, against PSEI in August 2005 for $65,316 in Los Angeles County Superior Court.  In September 2005, the plaintiff filed a petition against the Company to confirm the Award against PSEI.  In January 2006, the court entered a judgment on the Award and in October 2007, PSEI filed a motion to set aside the Judgment on the basis of lack of service.  In November 2007, the court denied the motion to set aside the Judgment. PSEI recorded an expense of $65,316 in 2007 and has fully reserved this amount.

A former attorney for the Company filed an action against PSEI in Los Angeles County Superior Court seeking to collect allegedly unpaid legal fees in September 2005. Plaintiff purported to effect service on PSEI by service on the California Secretary of State, and on its President by publication. Plaintiff obtained a default judgment in July 2006 for $30,416.  In February 2008, PSEI filed a motion to set aside the default judgment, and for leave to defend the action. The motion was denied.  This amount is fully reserved on the PSEI’s financial statements, and included in the Company’s financial statements through consolidation, and pursuant to a settlement agreement, a payment of $5,000 was made in 2010.

On July 20, 2010, the Company was served with a summons by a shareholder in the Superior Court of California, Santa Barbara County, alleging breach of fiduciary duty, breach of covenant of good faith and fair dealing and conversion.   The summons is seeking a jury trial for declaratory relief of not less than $600,000 and injunctive relief.  The Company believes that these claims are without merit and has filed a counterclaim against this shareholder.

In July 2010, Mark Hill, a shareholder of the Company served a demand for arbitration alleging that the Company refused to remove transfer restrictions on shares of Company stock owned by him. The Demand alleges that such refusal constituted breach of contract, implied covenant of good faith and fair dealing and conversion and seeks unspecified compensatory damages, injunctive relief and attorney fees and costs.  The Company is defending the claims.

In March 2011, four shareholders of the Company filed an action in Superior Court of California, Santa Barbara County, against the Company, the Company’s Chief Executive Officer and Chief Financial Officer and its outside directors. The complaint alleges violations of the California Corporations Code and federal securities laws relating to the issuance of securities to the plaintiffs and breach of fiduciary duty, contract and covenant of good faith and fair dealing and conversion relating to the alleged refusal to allow the plaintiffs to sell their shares.  The complaint seeks unspecified compensatory and punitive damages, recovery of attorney fees and costs and certain equitable relief. The Company believes that the claims are without merit and intends to defend the action.

(5)	Acquisition of Stratus Rewards

In accordance with the Asset Purchase Agreement dated August 15, 2005, by and between the Company and Stratus Rewards LLC (“Stratus Purchase Agreement”), Stratus acquired the business of Stratus, a credit card rewards program.

The total consideration for this acquisition was $3,000,000, with Stratus entering into a note payable of $1,000,000 and issuing 666,667 common shares valued at $2,000,000. The note is payable in eight quarterly equal payments over a 24 month period, with the first payment due upon completion of the first post-public merger funding of a minimum amount of $3,000,000.

The Stratus Purchase Agreement which specifically included the transfer to the Company of tangible personal property such as computers and all intellectual property, goodwill associated therewith, licenses and sublicenses.  Stratus Rewards had at least $1.4 million of computer hardware and at least $0.2 million of computer software, all of which should have been transferred to the Company pursuant to the Stratus Purchase Agreement.  These computer and software assets were not included in the accounting for the acquisition of Stratus Rewards by Pro Sports and the value of the computer hardware and software that was not received was allocated to goodwill.  The owner of Stratus Rewards received notice on May 15, 2006 that if he did not deliver this hardware and software within 30 days, that the amount of consideration he was entitled to would be reduced by at least the $1,000,000 amount of the note, if not an additional $1,000,000 value in the common stock issued as consideration.  The owner responded on June 2, 2006 that his former law firm owned the computer hardware and software and he did not have the authority to release these items to the Company.

As a result, the Company intends to vigorously dispute the validity of the $1,000,000 note to the former owner and seek to have it canceled.

The results of operations of the business acquired have been included in the Company’s Statements of Operations from the date of acquisition. Depreciation and amortization related to the acquisition were calculated based on the estimated fair market values and estimated useful lives for property and equipment and an independent valuation for certain identifiable intangible assets acquired.

Effective May 14, 2010, Stratus Media Group, Inc. (the “Company”) entered into a Co-branded Card Agreement (the “Agreement”) with Cornèr Banca SA (the “Bank”), located in Lugano, Switzerland.  Under the Agreement, the parties agreed to jointly launch a co-branded consumer card payment solution targeted at high net worth individuals and a co-branded commercial payment solution targeted at small and mid-sized businesses.  The cards, to be issued by the Bank, will include a loyalty rewards program.  The cards are targeted to residents of Europe.  The initial term of the Agreement is five years.  The Company, among other things, will be responsible for marketing and administration of, and expenses relating to, the rewards program.  The Bank will be responsible for issuing the cards.  The Company receives a share of purchase transactions generated by a card holder and membership and initiation fees.

(6)	Property and Equipment

Property and equipment were as follows:

	December 31,
	2010	2009
Computers and peripherals	$56,863	$52,873
Office Machines	20,705	11,058
Furniture and fixtures	56,468	56,468
	134,036	120,399
Less accumulated depreciation	(123,985)	(118,601)
	$10,051	$1,798

For the years ended December 31, 2010 and 2009, depreciation expense was $4,262 and $1,793, respectively

(7)	Goodwill and intangible assets

Goodwill and intangible assets were as follows:

	December 31,
	2010	2009

Licensing rights for events	$2,124,258	$2,224,258
Goodwill for Stratus Rewards	1,073,345	1,073,345
Identified intangible assets for Stratus Rewards	131,430	726,840
Total intangible assets and goodwill	$3,329,033	$4,024,443

Intangible assets of the Company were as follows:

	December 31,
	2010	2009
Intangible Assets
Events
Beverly Hills Concours	$169,957	$169,957
Santa Barbara Concours d’Elegance	243,000	243,000
Cour Tour/Action Sports Tour	1,067,069	1,067,069
Freedom Bowl	344,232	344,232
Maui Music Festival	300,000	400,000
Total - Events	2,124,258	2,224,258

Stratus Rewards
Purchased Licensed Technology, net of	58,630	193,240
accumulated amortization of $187,471 and $152,860
Membership List, net of accumulated amortization	49,500	60,300
of $58,500 and $47,700
Corporate Partner List	23,300	23,300
Corporate Membership	-	450,000
Total - Stratus Rewards	131,430	726,840
Total Intangible Assets	$2,255,688	$2,951,098

In accordance with ASC Topic 350 “Intangibles - Goodwill and Other” (SFAS 142), the Company’s goodwill and intangible assets, other than the purchased licensed technology and the membership list for Stratus, are considered to have indefinite lives and are therefore no longer amortized, but rather are subject to annual impairment tests. The Company’s annual impairment testing date is December 31, but the Company monitors the facts and circumstances for all intangible properties and will record an impairment if warranted by adverse changes in facts and circumstances.

As of December 31, 2009, the Company determined that the seller of the Beverly Hills Concours event could not deliver the vote of the merchants on Rodeo Drive to allow the event to be held there.  Because of that determination and the statute of limitations had expired on the ability of the sellers to collect on the remaining portion of the event acquisition liability, the Company eliminated the remaining event acquisition liability and wrote the $430,043 against the Beverly Hills Concours  intangible asset, resulting in no net expense.  During 2009, a trademark expired relating to the Long Beach Marathon and the Company has elected to not renew the trademark and to no longer plan to conduct this event in the future.  Accordingly, an impairment charge of $300,000 was taken in 2009.  In addition, the Company determined that $15,000 of intangible assets for athlete management had been impaired and a charge was taken in 2009 for this amount.  The fair value for the Maui Music Festival as of December 31, 2009 was determined to be $510,356, which was less than the book value of this asset.  Accordingly, the Company recorded an impairment charge of $325,805 to bring the book value for the Maui Music Festival to $400,000.  At December 31, 2010, the Company determined the book value of the Maui Music Festival to be $300,000 and incurred an impairment expense of $100,000 for the year ended December 31, 2010.

The purchased licensed technology and membership list are being amortized over their estimated useful life of 10 years.  For the years ended December 31, 2010 and 2009, amortization expense was $34,611 and $45,410, respectively.  During 2010, the company determined that approximately $100,000 of the purchased technology should be expensed as the value of this technology has decreased at a faster rate than originally estimated at the time of acquisition.  In addition, the Company determined that the acquired Corporate Membership should be expensed as this relationship with the Company had discontinued during 2010.

(8)	Deferred Salary

Our president has an employment contract that stipulates an annual salary of $240,000.  He has not received payments for salary since prior to 2006 and the $240,000 per year is accrued quarterly.  On December 31, 2009 and 2008, our president received shares as payment for accrued salary as of those dates (see footnote 11 for more details).  An employee of the Company is currently receiving 50% of his base salary in cash and deferring 50% until certain conditions have been met.  As of December 31, 2010 and 2009, deferred salary was $330,625 and $37,500, respectively.

(9)	Accrued expenses – legal judgments

As of December 31, 2010 and 2009, we had $90,732 and $95,732 reserved as Legal Judgments to accrue for a judgment of $65,316 related to amounts due under a consulting contract related to the acquisition of an event, and $30,416 related to allegedly unpaid legal bills from a former attorney for the Company.  A payment of $5,000 was made during the fiscal year ended December 31, 2010.  See Footnote 4 for addition information regarding these amounts.

(10)	Accrued liabilities

Accrued liabilities consisted of the following:

	December 31,
	2010	2009

Professional fees	$254,244	$163,207
Travel expenses	202,436	202,436
Consultant’s fees	281,387	63,858
Payroll related	525,864	348,638
Other	56,664	81,248
Total accrued liabilities	$1,320,595	$859,387

(11)	Loans payable to officers and director

The Loans Payable to Officers and a Director represent loans from the Company’s President, an officer and a member of the board of directors and amounted to the following:

	December 31,
	2010	2009

President and director, interest at 9.5%	$391,993	$200,000
An officer, non-interest bearing	127,421	130,624
An officer, interest at 5.0% if not repaid on timely basis	231,525	-
A director, interest at 10.0%	45,000	115,000
Total	$795,939	$445,624

These loans are unsecured, due on demand, have no priority or subordination features, do not bear any restrictive covenants and contain no acceleration provisions. Interest expense on these loans for the fiscal years ended December 31, 2010 and 2009 was $49,398 and $81,862, respectively.

On December 31, 2009, the Company issued 425,836 shares of common stock to the President of the Company as payment of $900,387 for a portion of the loan due to him along with accrued salary, accrued interest and other expenses.  The number of shares was determined by dividing the amounts owed by the Volume Weighted Average Price (“VWAP”) for 30 days prior to December 31, 2009.

In connection with the employment agreement for its Senior Vice President and Chief Operating Officer, the Company assumed a promissory note of $231,525 formerly owed to him by ProElite, Inc. and agreed to pay the promissory note with $121,525 payable to him upon the closing of the acquisition of ProElite by the Company, $55,000 due 90 days after the closing of the acquisition, and $55,000 due 180 days after the closing of the acquisition.  Any unpaid amounts after 180 days following the closing of the acquisition will bear interest at 5% per annum.  The promissory note for $231,525 is included in the Acquisition Deposits account in the Balance Sheet as of December 31, 2010.

In connection with the employment agreement for its Senior Vice President and Chief Financial Officer, the Company agreed to repay approximately $127,421 of past consulting fees and expenses over a 15-month period.

On December 31, 2009, the Company issued 425,836 shares of common stock to the President of the Company as payment of a total of $900,387 for a portion of the loan due to him along with accrued salary, accrued interest and other expenses.  The number of shares was determined by dividing the amounts owed by the Volume Weighted Average Price (“VWAP”) for 30 days prior to December 31, 2009.  The shares were valued at $958,131 based on the closing price of the common stock on December 31, 2009, and $57,744 was taken as a fair value expense in operating expenses.

(12)	Notes payable to related parties

Notes Payable to Related Parties consisted of the following:

	December 31,
	2010	2009

To shareholder (unsecured), dated
January 14, 2005, with maturity of May 14, 2005
The principal amount and accrued interest were payable
on May 14, 2005, plus interest at 10% per annum. This
note is currently in default.	$70,000	$70,000

To shareholder (unsecured), dated
February 1, 2005, with maturity of June 1, 2005.
The principal amount and accrued interest were payable
on June 1, 2005, plus interest at 10% per annum. This
note is currently in default.	10,000	10,000

To shareholder (unsecured), dated
February 5, 2005, with maturity of June 5, 2005.
The principal amount and accrued interest were payable
on June 5, 2005, plus interest at 10% per annum. This
note is currently in default.	10,000	10,000

To shareholder (unsecured) related to purchase
of Stratus. The note is payable in eight quarterly equal
payments over a 24 month period, with the first payment
due upon completion of the first post-public merger
funding, with such funding to be at a minimum amount
of $3,000,000.	1,000,000	1,000,000
Total	1,090,000	1,090,000
Less: current portion	465,000	465,000
Long-term portion	$625,000	$625,000

These notes are unsecured, have no priority or subordination features, do not bear any restrictive covenants and contain no acceleration provisions.  The $1,000,000 note related to the purchase of Stratus Rewards does not bear interest.  For the years ended December 31, 2010 and 2009, the Company incurred interest expense on these Notes Payable to Related Parties of $9,000 and $9,000, respectively.

(13)	Notes payable

Notes Payable consisted of the following:

	December 31,
	2010	2009

To a shareholder (unsecured). Payable on demand
and bears interest at 10%.	$107,017	$132,017

To non-shareholder
(unsecured). Payable on demand and
does not bear interest	60,000	10,000

Total (all current)	$167,017	$142,017

These notes are unsecured, have no priority or subordination features, do not bear any restrictive covenants and contain no acceleration provisions.  For 2010 and 2009, the Company incurred interest expense on these Notes Payable of $19,383 and $15,920, respectively.

(14)	Event acquisition liabilities

At December 31, 2010 and 2009, the Company’s balance sheet reflected an event acquisition liability of $483,718 related to the Core Tour/Action Sports Tour.

(15)	Other income/(expenses)

Net expense in the Current Period was related to a $704,481 expense for the issuance of 835,822 shares of common stock as final settlement of a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.  The net gain of $311,086 in the Prior Period reflected a gain of $312,971 on the writeoff for accounts payable related to events that were canceled in 2004 and 2005 and which were past the statute of limitations for collection.

(16)	Related party transactions

From prior to fiscal 2006 through June of 2009, the Company rented office space owned by the Chairman, President and Chief Executive Officer of the Company. The total rent expense accrued by the Company in 2009 $30,000.  The Company believes such rents were at or below prevailing market rates and terminated the rental of this space at the end of June 2009.

During the years ended December 31, 2010 and 2009, the Company repaid $60,000 and $20,000 on a loan made on January 19, 2005 with an original balance of $125,000 from an individual who became a director of the Company on April 30, 2009. The balance owed to this director at December 31, 2010 is $45,000.  This director accrues compensation of $50,000 per annum related to his role as Chairman of the Audit Committee, of which no amounts were paid during the year ended December 31, 2010.

(17)	Shareholders’ Equity

Common Stock

During 2009, the Company raised $1,294,000 through the issuance of 1,100,707 shares of common stock and five-year warrants to purchase 625,000 shares at $2.00.  During 2010, Company raised $2,310,000 through the issuance of 3,474,230 of common stock, respectively, and five-year warrants to purchase 1,675,000 shares of common stock at $1.00 to $1.65.

On December 31, 2009, the Company issued 425,836 shares of common stock to its President as payment of a total of $900,387 for a portion of the loan due to him along with accrued salary, accrued interest and other expenses.  The number of shares was determined by dividing the amounts owed by the Volume Weighted Average Price (“VWAP”) for 30 days prior to December 31, 2009.

Series C 10% Preferred Stock

During 2010, the Company issued 18,365 shares of Series C 10% Preferred Stock (“Series C”) for $454,799.  Each share of Series C sold for $30, can be converted at any time into 20 shares of common stock and has voting rights equal to 20 shares of common stock.  In connection with the issuance of Series C, the Company issued 124,990 warrants with a life of 5 years to purchase a share of common stock for $2.00 per share.  The Series C has liquidation preference over common stock at a liquidation value equal to its par value of $30 and pays a cumulative dividend of 10% per year, payable on July 31 and December 31of each year that the Series C is outstanding.  Interest payments may be made in cash or in common stock at the discretion of the Company.  The Series C automatically convert into 20 shares of common stock when the closing price for a share of common stock is $5.00 or above and the average daily trading volume for the 10 previous trading days is above 200,000 shares.  Given the losses recorded by the Company, the stock equivalents related to the Series C are not included in the calculation of earnings per share since the effect of such inclusion would be antidilutive.

Since the Series C contains an embedded conversion feature, the Company performed an analysis of the Series C under ASC 815 “Derivatives and Hedging.”  This analysis determined that the embedded conversion feature was not required to be bifurcated and accounted separately from the Series C because the economic risks and characteristics of the embedded conversion feature were clearly and closely related to the economic risks and characteristics of the host contract Series C, namely the risks of the common stock.  The value of the beneficial conversion feature was $26,945, which was charged to equity at the time of issuance and was not included in the calculation of earnings per share.  The beneficial conversion feature was calculated as the difference of the fair value of the conversion price and the intrinsic value of the preferred shares.

The Series C contains a share adjustment provision that provides for additional shares to be issued if the thirty-day volume weighted average price of the Company’s common stock (“VWAP”) is between $1.00 and $2.00 180 days after the purchase of Series C.  If the VWAP is above $2.00, no action is taken.  If the VWAP is between $1.00 to $2.00, additional shares are issued to the holder such that the total of the number of common shares issuable upon conversion, which is the number of Series C shares times 20 (“Conversion Shares”), plus the additional shares together equals the VWAP price equals the Conversion Shares times $2.00.  If the VWAP is below $1.00 the number of additional shares are calculated as if the price were $1.00, not the actual VWAP.  Once this 180-day period passes and the Company has issued the appropriate shares, if any, then Price Protection provisions of this Agreement will expire and the Company will be completely released from any future claims by the Purchaser related to this share adjustment provision.

The Company determined that derivative accounting for the embedded conversion and the share adjustment features were  not required pursuant to ASC 815-10-15-74 because the features and the shares are indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the features can be classified in shareholders’ equity under ASC 815-40 (EITF Issue 00-19, paragraphs 1-11)  and that Series C is classified as a conventional convertible so the embedded conversion feature can be classified in stockholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 12-32).  The determination was made by the Company that the Series C is a conventional convertible because the freestanding warrant is indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the freestanding warrant is classified in shareholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 1-32); and the financial instrument does not include embedded puts and/or calls or other features that require bifurcation from the host contract under ASC 815.

Series D 10% Preferred Stock

During 2010, the Company issued 5,999 shares of Series D 10% Preferred Stock (“Series D”) for $170,921.  Each share of Series C sold for $30, can be converted at any time into 60 shares of common stock and has voting rights equal to 60 shares of common stock.  In connection with the issuance of Series D, the Company issued  warrants to purchase 179,970 shares of common stock.  The warrants have a life of 5 years to purchase a share of common stock for $1.00 per share.  The Series D has liquidation preference over common stock at a liquidation value equal to its par value of $30 and pays a cumulative dividend of 10% per year, payable on July 31 and December 31 of each year that the Series D is outstanding.  Interest payments may be made in cash or in common stock at the discretion of the Company.  The Series D automatically convert into 60 shares of common stock when the closing price for a share of common stock is $5.00 or above and the average daily trading volume for the 10 previous trading days is above 200,000 shares.  Given the losses recorded by the Company, the stock equivalents related to the Series D are not included in the calculation of earnings per share since the effect of such inclusion would be antidilutive.

Since the Series D contains an embedded conversion feature, the Company performed an analysis of the Series C under ASC 815 “Derivatives and Hedging.”  This analysis determined that the embedded conversion feature was not required to be bifurcated and accounted separately from the Series D because the economic risks and characteristics of the embedded conversion feature were clearly and closely related to the economic risks and characteristics of the host contract Series D, namely the risks of the common stock.  The value of the beneficial conversion feature was $26,945 which was charged to equity at the time of issuance and was not included in the calculation of earnings per share.  The beneficial conversion feature was calculated as the difference of the fair value of the conversion price and the intrinsic value of the preferred shares.

The Series D contains a share adjustment provision that provides for additional shares to be issued if the thirty-day volume weighted average price of the Company’s common stock (“VWAP”) is between $0.50 and $1.00 180 days after the purchase of Series D.  If the VWAP is above $1.00, no action is taken.  If the VWAP is between $0.50 to $1.00, additional shares are issued to the holder such that the total of the number of common shares issuable upon conversion, which is the number of Series D shares times 60 (“Conversion Shares”), plus the additional shares together equals the VWAP price equals the Conversion Shares times $1.00.  If the VWAP is below $0.50 the number of additional shares are calculated as if the price were $0.50, not the actual VWAP.  Once this 180-day period passes and the Company has issued the appropriate shares, if any, then Price Protection provisions of this Agreement will expire and the Company will be completely released from any future claims by the Purchaser related to this share adjustment provision.

The Company determined that derivative accounting for the embedded conversion and the share adjustment features was not required pursuant to ASC 815-10-15-74 because these features are indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the features can be classified in shareholders’ equity under ASC 815-40 (EITF Issue 00-19, paragraphs 1-11)  and that Series D is classified as a conventional convertible so the features can be classified in stockholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 12-32).  The determination was made by the Company that the Series D is a conventional convertible because the freestanding warrant is indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the freestanding warrant is classified in shareholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 1-32); and the financial instrument does not include embedded puts and/or calls or other features that require bifurcation from the host contract under ASC 815.

Stock Options

During 2010, the Company issued options to purchase 3,210,000 shares of common stock in connection with a consulting agreement.  The Black Scholes value of these options was $1,012,977, which is being amortized over the respective vesting periods.  These options have a strike price of $1.50 to $3.50 per share and a five-year life.  The following assumptions were used for the Black Scholes calculations to determine these expenses:

Range of estimated fair value of underlying common stock	$0.50 - $2.54
Remaining life	5.0
Range of risk-free interest rates	1.18% - 2.51%
Range of expected volatilities	89% - 106%
Dividend yield	-

The following table sets forth the activity of our stock options to purchase common stock:

	Options Outstanding				Options Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
			Remaining	Average		Remaining	Average
	Options	Range of	Life in	Exercise	Options	Life in	Exercise
	Outstanding	Exercise Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2008	7,067,852	$0.14-$0.84	3.3	$0.19	8,033,913	2.7	$0.19
Forfeited	(8,000)			$0.43
Exercised
Granted
As of December 31, 2009	7,059,852	$0.14 - $1.50	2.0	$0.43	6,397,352	1.7	$0.31
Forfeited	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-
Granted	3,210,000	$1.50 - $3.50	4.0	$2.03	2,115,332	4.0	$2.03
As of December 31, 2010	10,269,852	$0.14 - $3.50	2.4	$0.94	8,512,684	2.0	$0.94

Warrants

During 2005, the Company granted warrants with rights to purchase $36,250 of its common stock. These warrants have terms of five years and the exercise prices for these warrants will be the share prices applicable in the next Company financing after March 2008. The warrants expire by December 31, 2010 and the exercise prices for these warrants and the number of shares for such warrants are to be determined by the share price used in such financing.  The Company valued these warrants, using the Black-Scholes option pricing model, at December 31, 2009 at $0 and included this liability in other accrued expenses and other liabilities.

Since this Company financing event has not occurred, the number of shares and the purchase price related to these warrants could not be determined as of December 31, 2009.  The Company analyzed these warrants in accordance with EITF pronouncement No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The Company determined that the warrants should be classified as a liability based on the fact that the number of shares attributable to these warrants is indeterminate.

These warrants were granted as financing costs related to notes payable agreements with two shareholders and one non-shareholder. The warrants are accounted for as financing costs which were capitalized and amortized over the five-year life of the debt. There was no related amortization expense in 2009 or 2010.

Since the number of shares and the purchase price related to these warrants can’t be determined, which in turn prevents a determination of the Black Scholes value of these warrants and consequent determination of the charge to the income statement, if any, for the periods ending on those dates.

During 2010, the Company issued warrants to purchase 2,408,626 shares of common stock in connection with the sale of common stock.  These warrants have a strike price in the range of $1.00 to 2.00 per share, vest upon issuance and a life of five years.  The Black Scholes expense for these options was $1,012,977, which was recorded in operating expenses.   There are no repricing or antidilution features for any these warrants.  The Black-Scholes expenses for the warrants issued during 2010 were calculated using the following assumptions:

Range of estimated fair value of underlying common stock	$1.01 - $1.80
Range of remaining lives (in years)	4.6 - 5.0

Range of risk-free interest rates	2.04% - 2.62%
Range of expected volatilities	101% - 106%
Dividend yield	-

The following table sets forth the activity of our warrants to purchase common stock.  This presentation does not includes warrants to purchase 1,350,000 shares held by members of our board of directors that were previously presented as part of the warrants section of this footnote, but have been moved to the options section above.  This change was made since warrants for directors are accounted for in the same manner as options to employees under ASC 505 (FAS 123R), and the Company therefore believes that it is preferable to present pools of options and warrants with identical accounting treatment within each pool.  Of these 1,350,000 shares of director’s warrants now presented with options, 487,500 were vested as of September 30, 2010 and both the outstanding and vested warrants had an average life of 4.0 years and an average strike price of $1.50.  The opening balances as of December 31, 2009 were restated to conform to this revised presentation.

A summary of the warrants:

	Warrants Outstanding				Warrants Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
			Remaining	Average		Remaining	Average
	Warrants	Range of	Life in	Exercise	Warrants	Life in	Exercise
	Outstanding	Exercise Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2008	64,050	$2.00	3.5	$2.00	64,050	3.5	$2.00
Forfeited	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-
Granted	-	-	-	-	-	-	-
As of December 31, 2009	64,050	$2.00	3.5	$2.00	64,050	3.5	$2.00
Forfeited	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-
Granted	2,408,626	$1.00 - $2.00	4.8	$1.35	2,408,626	4.8	$1.35
As of December 31, 2010	2,472,676	$1.00 - $2.00	4.4	$1.37	2,472,676	4.4	$1.37

(18)	Commitments and contingencies

Office space rental

On May 1, 2009, the Company entered into a lease for approximately 1,800 square feet of office space in Santa Barbara, California for use as its executive offices.  This lease was amended on July 21, 2009 and expires on December 31, 2013 with a three-year renewal term available at an initial rent plus common area charges of $5,767 per month.

From May 2008 to June 2009, our corporate headquarters were located in West Hollywood, California, where we leased approximately 2,600 square feet of space which is used for our corporate headquarters, general administrative functions, and sales and marketing efforts at $8,500 a month from April 1, 2008 to October 31, 2008, and $11,400 per month from November 1, 2008 until we vacated the lease in May 2009.  Subsequent to our departure from the premises, the Company settled with the landlord to pay $90,000 to terminate the lease.  To date, we have paid $60,000.

From prior to January 1, 2008 until May 2009, we leased approximately 1,800 square feet of space in Santa Barbara, California, for executive use at $4,000 per month under a lease expiring December 31, 2010.

Rent expense for 2010 and 2009 was $92,194 and $135,643, respectively.

Contractual obligations

Set forth below is information concerning our known contractual obligations as of December 31, 2010 that are fixed and determinable by year.

					After
	Total	2011	2012	2013	2013
Debt obligations*	$1,000,000	$375,000	$500,000	$125,000	$-
Other debt obligations	547,017	547,017	-	-	-
Event acquisition liabilities	483,718	483,718	-	-	-
Legal Judgments	90,732	90,732	-	-	-
Rent obligations	207,612	69,204	69,204	69,204	-
Total	$2,329,079	$1,565,671	$569,204	$194,204	$-

*
Debt incurred in connection with acquisition of Stratus.  Repayment is triggered by first funding of at least $3,000,000.  For purposes of this schedule such funding is assumed to occur by June 30, 2011.

Employment Agreements

The Company has an Employment Agreement (“Agreement”), dated January 1, 2007, with its President and Chief Executive Officer, which requires the Company to offer a non-qualified stock option to purchase 10% of the fully diluted shares of the Company’s capital stock issued and outstanding on January 1, 2007, the effective date of the Agreement.  The stock option has a term of five years at an exercise price of $0.14 per share for 4,862,894 shares and vested immediately on the date of the agreement. This stock option is subject to a customary anti-dilution provision with respect to any stock splits, mergers, reorganizations and other such events. The length of this Agreement is five years from the effective date unless the employment is terminated for another cause. During the duration of this Agreement, the Chief Executive Officer is entitled to an annual salary of $240,000 and a bonus of $250,000 in the event a Valuing Event causes the Company to be valued in excess of $100,000,000 and an additional bonus of $500,000 in the event a Valuing Event causes the Company to be valued in excess of $500,000,000. For the nine months ended September 30, 2009 and the year ended December 31, 2008, no bonuses have been paid by the Company in relation to this Agreement.  Pursuant to a written modification of this agreement on October 30, 2009, the President agreed the Valuing Event could only occur after January 1, 2010 and waived any right to claim a bonus related to a Valuing Event prior to January 1, 2010.

On November 1, 2010, the Company entered into an employment agreement with John Moynahan, who has been providing accounting and financial services to the Company as a consultant pursuant to a consulting agreement dated November 14, 2007.  Under the agreement, which needs to be ratified by the Company’s board of directors, Mr. Moynahan will receive an annual salary of  $220,000 and will be eligible for bonuses based on objectives established by the Company’s board of directors and Mr. Moynahan’s performance against those objectives. Under this agreement,  Mr. Moynahan will receive a grant of 300,000 shares and a five-year stock option grant to purchase 1,560,000 shares of common stock at $2.00 per share, with 1,040,000 shares that vested upon the signing of the agreement and 520,000 shares that will vest on September 1, 2011.  Such options shall terminate forty-five (45) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events.  In addition, the Company agreed to repay approximately $127,000 in amounts due to Mr. Moynahan under his consulting agreement.

On February 22, 2010, the Company entered into an employment contract with William Kelly, the Company’s Senior Vice President and Chief Operating Officer, and the Chief Operating Officer of ProElite, Inc.  Under the agreement, Mr. Kelly will receive an annual salary of $240,000 and shall be eligible for bonuses based on objectives established by the Company’s board of directors and Mr. Kelly’s performance against those objectives. The proposed agreement further provides that Mr. Kelly will receive a grant of options to purchase 1,200,000 shares of the Company’s common stock, with a five-year life, a strike price of $2.00 the following vesting schedule:  396,000 shares vest immediately, 396,000 shares vest on October 1, 2010 and 408,000 shares will vest on October 1, 2011.  Such options shall terminate forty-five (45) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events.  In connection with Mr. Kelly’s employment, the Company assumed a promissory note of $231,525 formerly owed to Mr. Kelly by ProElite, Inc. and agreed to pay the promissory note with $121,525 payable to Mr. Kelly upon the closing of the acquisition of ProElite by the Company, $55,000 due 90 days after the closing of the acquisition, and $55,000 due 180 days after the closing of the acquisition.

(19)	Segment Information

Each event and the Stratus Reward program is considered an operating segment pursuant to ASC Topic 280 “Segment Reporting” (SFAS 131) since each is budgeted separately and results of each event and the Stratus program are tracked separately to provide the chief operating decision maker information to assess and manage each event and the Stratus Program.

The characteristics of the Stratus Reward program are different than the events, so that operating segment is considered a reporting segment.  The events share similar economic characteristics and are aggregated into a reporting segment pursuant to paragraph 17 of SFAS 131.  All of the events provide entertainment and the logistics and production processes and methods for each event are similar:  sponsorship sales, ticket and concession sales, security, stages, public address systems and the like.  While the demographic characteristics of the audience can vary by event, all events cater to consumer entertainment.

A summary of results by segments is as follows:

	As of/for the Year ended December 31, 2010				As of /for the Year ended December 31, 2009
	Stratus				Stratus
	Credit Card	Events	Other	Total	Credit Card	Events	Other	Total
Revenues	$-	$40	$-	$40	$-	$-	$-	$-
Cost of sales	-	210	-	210	-	-	-	-
Gross margin	-	(170)	-	(170)	-	-	-	-
Deprec. & Amort	45	-	5	50	45	-	2	47
Segment loss	(45)	(170)	(5)	(220)	(45)	-	(2)	(47)
Operating expenses	-	-	7,418	7,418	-	-	3,542	3,542
Other expenses (income)	-	-	772	772	-	-	(188)	(188)
Net loss	$(45)	$(170)	$(8,195)	$(8,410)	$(45)	$-	$(3,356)	$(3,401)

Assets	$1,216	$2,124	$2,235	$5,575	$1,800	$2,224	$259	$4,283
Liabilities	$1,000	$484	$4,071	$5,555	$1,000	$484	$2,306	$3,790

(20)	Income taxes

Significant components of the Company’s deferred tax assets for federal income taxes consisted of the following:

	December 31,
	2010	2009
Net operating loss carryforward	$9,807,531	$6,211,935
Amortization	(774,682)	(580,145)
Stock option compensation	904,334	904,334
Deferred compensation	1,009,369	883,794
Deferred state tax	(742,052)	(492,181)
Other	501,926	449,208
Valuation allowance	(10,706,426)	(7,376,945)
Net deferred tax asset	$-	$-

The Company had net operating loss carry-forwards (“NOL”) for federal and state income tax purposes of approximately:

	December 31,
	2010	2009
Combined NOL:
Federal	$23,402,642	$15,009,560
California	20,934,758	12,541,676

The net operating loss carry-forwards begin expiring in 2020 and 2011, respectively. The utilization of net operating loss carry-forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions. The Company recorded a 100% valuation allowance on the deferred tax assets at December 31, 2010 and 2009 because of the uncertainty of their realization.

A reconciliation of the income tax credit computed at the federal statutory rate to that recorded in the financial statements for 2010 and 2009 is as follows:

	December 31, 2010		December 31, 2009
Rate reconciliation:
Federal credit at statutory rate	(2,848,201)	98.0%	(1,156,373)	39.8%
State tax, net of Federal benefit	(486,478)	16.7%	(198,807)	6.8%
Change in valuation allowance	2,594,840	(89.3%)	1,352,449	(46.5%)
Other	739,839	(25.4%)	2,731	(0.1%)
Total provision	0	0.0%	0	0.0%

(21)	ProElite, Inc.

Effective October 21, 2009, the Company entered into a Strategic Investment Agreement (“SIA”) with ProElite, Inc. (“PEI”) pursuant to which PEI agreed to sell to the Company, and the Company agreed to purchase from PEI, shares of PEI’s Series A Preferred Stock (the “Preferred Shares”).  The Preferred Shares are convertible into Common Stock of PEI.  The amount of shares of Common Stock issuable upon conversion on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares is $2,000,000 which will be used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes and repayment of all amounts due under a note of PEI with respect to advances made to PEI by the Company of $100,000.  Closing of the purchase of the Preferred Shares is subject to certain conditions.  Upon closing, all of the current directors of PEI will resign and the board of directors of PEI will consist of two designees of the Company and one designee of PEI.  Paul Feller, the Company’s Chief Executive Officer, will become PEI’s Chief Executive Officer.  Certain present and former key PEI executives will continue with PEI.

On February 4, 2010, the Company entered into an Amendment to the SIA (the “Amendment”), dated as of January 26, 2010, with PEI pursuant to which the parties amended the terms of the SIA entered into between PEI and the Company dated October 21, 2009.  The Amendment (i) provides for certain interim funding by the Company to PEI prior to the closing, and contains representations regarding the Company’s ability to provide all funds necessary to perform its obligations under the SIA and the Amendment, (ii) extends the outside date for the Closing to March 31, 2010, (iii) conditionally provides for changes in the board and management of PEI, subject to the Company’s timely compliance with delivery of specified payments to PEI and third parties (the “Management Change”), (iv) credits against the Purchase Price certain expenses and amounts already loaned by the Company, (v) provides for the convertibility of amounts previously loaned into Preferred Stock of PEI on a pro-rata basis, (v) provides that all of the conditions to closing in Section 6.1 of the Agreement, have been satisfied to date and that, notwithstanding such conditions (other than the condition regarding legal compliance and certain ministerial conditions), the Company is unconditionally obligated to consummate the purchase and other transactions contemplated by the SIA and the Amendment and pay the full Purchase Price (applying such credits as provided in the Amendment), (vi) provides for a guarantee of certain obligations of the Company, (vii) provides for an enforcement mechanism independent of the newly appointed board and management until the Closing and (viii) provides for application of certain post-closing covenants to the interim period.

On March 30, 2010, the Company entered into Amendment number 2 to the SIA, which provided for an extension of the closing date to May 14, 2010 under the terms and conditions of the SIA and the previous Amendment, and required the Company to continue to fund the operations of PEI and the auditors of PEI. On May 12, 2010, the Company entered into Amendment number 3 to the SIA, which extended the closing date to September 30, 2010 under the terms and conditions of the SIA and the previous amendments, and required the Company to continue to fund the operations of PEI and all parties associated with the audit of PEI.  On September 29, 2010, the Company entered into Amendment number 4 to the SIA, which extended the closing date to July 31, 2010 under the terms and conditions of the SIA and the previous amendments (see footnote 21 “Subsequent events”).  On July 30, 2010, the Company entered into Amendment number 5 to the SIA, which extended the closing date to October 31, 2010 under the terms and conditions of the SIA and the prior amendments and required the Company to make a defined payment to legal counsel for PEI.  On October 30, 2010, the Company entered into Amendment number 6 to the SIA, which extended the closing date to November 30, 2010. The Company entered into Amendment number 7 to the SIA, which extended the closing date to March 31, 2011.  The Company has verbally agreed to extend the closing date April 30, 2011.

(22)	Subsequent Events

From January 1, 2011 through April 22, 2011, the Company has raised a total of $1,354,990 in capital from placements of a combination of its Series D Preferred Stock and common stock with warrants.

STRATUS MEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash and equivalents	$2,129,127	$-
Accounts receivable	58,500	-
Deposits and prepaid expenses	1,337,280	653,644
Total current assets	3,524,907	653,644

Property and equipment, net	126,114	10,051
Intangible assets, net	2,221,630	2,255,688
Goodwill for ProElite, Inc. and Stratus Rewards Card	3,108,212	1,073,345
Acquisition deposit	100,000	1,582,809
Total assets	$9,080,863	$5,575,537
LIABILITIES AND EQUITY
Current liabilities
Bank overdraft	$-	$62,796
Accounts payable	594,164	903,258
Deferred salary	345,529	330,625
Accrued interest	589,185	310,634
Accrued expenses - legal judgments	90,732	90,732
Other accrued expenses and other liabilities	1,060,460	1,320,595
Loans payable to officers and a director	129,475	795,939
Current portion of notes payable - related parties	455,000	465,000
Notes payable	73,017	167,017
Event acquisition liabilities	-	483,718
Total current liabilities	3,337,562	4,930,314

Non-current liabilities
Non-current portion of notes payable - related parties	625,000	625,000

Total liabilities	3,962,562	5,555,314

Commitments and contingencies

Equity
Series C 10% Preferred stock, $0.001 par value: 1,000,000 shares authorized; 3,333 shares and 18,365 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	3	18
Series D 10% Preferred Stock, $0.001 par value: 500,000 shares authorized; 44,666 and 5,999 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	45	6
Series E 5% Preferred Stock, $0.001 par value: 10,000 shares authorized; 8,700 and 0 shares issued and outstanding as of September 30, 2011 and December 31, 2010	9	-
Common stock, $0.001 par value: 200,000,000 shares authorized 77,865,077 and 64,122,301 shares issued and outstanding, at September 30, 2011 and December 31, 2010, respectively	77,865	64,122
Additional paid-in capital	39,636,545	27,189,432
Stock subscription receivable	-	(749,968)
Accumulated deficit	(34,662,520)	(26,483,387)
Total Stratus Stockholders' equity	5,051,947	20,223
Non-Controlling interest	66,354	-
Total equity	5,118,301	20,223
Total liabilities and equity	$9,080,863	$5,575,537

See accompanying notes to consolidated financial statements.

STRATUS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues	$250,201	$-	$250,201	$-
Cost of revenues	253,810	-	253,810	-
Gross profit (loss)	(3,609)	-	(3,609)	-

Operating expenses
General and administrative	2,551,878	510,832	4,697,621	1,457,840
Warrant expense and fair value charge for stock sales	331,519	635,201	1,214,624	2,090,638
Legal and professional services	1,231,463	484,402	1,906,958	1,074,215
Depreciation and amortization	21,814	12,850	48,572	36,736
Total operating expenses	4,136,674	1,643,285	7,867,775	4,659,429

Loss from operations	(4,140,283)	(1,643,285)	(7,871,384)	(4,659,429)

Other (income)/expenses
Other (income)/expense	-	168,084	-	693,462
Interest expense	195,705	21,352	324,544	53,974
Total other(income)/ expenses	195,705	189,436	324,544	747,436

Net loss	$(4,335,988)	$(1,832,721)	$(8,195,928)	$(5,406,865)

Basic and diluted loss per share	$(0.06)	$(0.03)	$(0.11)	$(0.09)

Basic and diluted weighted-average common shares	77,535,263	62,522,001	71,652,187	60,804,035

See accompanying notes to consolidated financial statements.

STRATUS MEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net loss	$(8,195,928)	$(5,406,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48,572	36,736
Non cash expense for stock options	1,214,624	2,090,638
Stock issued for services	-	225,832
Stock issued to settle legal dispute	-	704,481
(Increase) / decrease in current asets:
Accounts receivable	(58,500)	-
Deposits and prepaid expenses	(683,636)	(58,000)
Increase / (decrease) in current liabilities:
Accounts payable	(309,093)	248,548
Deferred salary	14,904	233,125
Accrued interest	278,551	45,948
Legal judgment	-	(5,000)
Other accrued expenses and liabilities	(1,111,331)	294,424
Net cash used in operating activities	(8,801,837)	(1,590,133)

Cash flows from investing activities:
Capital expenditures	(130,578)	(2,868)
Payments for acquisitions, net	(860,895)	(712,794)
Net cash used in investing activities	(991,473)	(715,662)

Cash flows from financing activities:
Bank overdraft	(62,796)	(8,260)
Payments on loans payable to officers and a director	(603,668)	(221,937)
Payments on notes payable	(426,509)	(25,000)
Proceeds from issuance of preferred stock	9,406,051	314,015
Proceeds from issuance of common stock	3,609,359	2,260,000
Net cash provided by financing activities	11,922,437	2,318,818

Increase in cash and equivalents	2,129,127	13,023

Cash and equivalents, beginning of period	-	-

Cash and equivalents, end of period	$2,129,127	$13,023

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-
See accompanying notes to consolidated financial statements.

STRATUS MEDIA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 (UNAUDITED) and DECEMBER 31, 2010

1.	Business

On March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all of the issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”).  In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. (“Company”).

PSEI, a California corporation, was organized on November 23, 1998 and specializes in sports and entertainment events it owns, operates, manages, markets and sells in national markets.  PSEI acquired the business of Stratus Rewards, LLC (“Stratus Rewards”) in August 2005 and Stratus Rewards is a wholly-owned subsidiary of PSEI.  Stratus Rewards is a credit card rewards program using the Visa card platform that offers a luxury rewards redemption program, including private jet travel, premium travel opportunities, exclusive events and luxury merchandise.   In May 2010, the Company entered into an agreement with a private bank in Switzerland for it to be the processing bank for Stratus Rewards in Europe.

ProElite, Inc. (“PEI”) is a subsidiary of the Company.  PEI specializes in the operation and management of Mixed Martial Arts events.  See Note 20 for further discussion of the acquisition of PEI.

2.	Going concern

The Company has suffered losses from operations and without additional capital, currently lacks liquidity to meet its current obligations.  The Company had a net loss for 2010 of $8,409,605 and a net loss of $8,195,928 for the nine months ended September 30, 2011.  As of September 30, 2011, the Company had working capital of $187,345 and cumulative losses of $34,662,520.  Unless additional financing is obtained, the Company may not be able to continue as a going concern.  During 2010, the Company raised $2,935,720 in capital through the issuance of $2,310,000 of common and $625,720 of preferred stock.  The Company raised $9,406,051 in capital through issuance of preferred stock and $3,609,359 through the issuance of common stock during the nine months ended September 30, 2011.

The financial statements were prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result if the Company be unable to continue as a going concern.

3.	Significant Accounting Policies

Basis of Presentation

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The unaudited balance sheet at September 30, 2011 consolidates the accounts of PEI reflecting the close of the acquisition (see Note 20).  All significant intercompany balances were eliminated in consolidation.  There are no consolidated operating results for the 16 days ended June 30, 2011 as they were immaterial.  PEI’s operating results for the three months ended September 30, 2011 are included in operating results.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.

Event Revenues

Event revenue consists of ticket sales, participant entry fees, corporate sponsorships, advertising, television broadcast fees, athlete management, concession and merchandise sales, charity receipts, commissions and hospitality functions. The Company recognizes admissions and other event-related revenues when the events are held in accordance with SEC Statement Accounting Bulletin (“SAB”) 104. Revenues received in advance and related direct expenses pertaining to specific events are deferred until the events are actually held.

Stratus White Visa Card

Stratus White (formerly referred to as Stratus Rewards), the Company’s affiliate redemption credit card rewards program, generates revenues from transaction fees generated by member purchases using the card, and membership fees. Revenue is recognized when transaction fees are received and membership fees are amortized and recognized ratably over the twelve-month membership period from the time of receipt.

Cash Equivalents

We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable relate principally to royalties due from television networks for pay-per-view presentations.

Fair Value of Financial Instruments

Our financial instruments include cash and equivalents, accounts receivables, accounts payable, loans payable, notes payable and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:

Equipment	3 – 5 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Lesser of lease term or life of improvements

Goodwill and Intangible Assets

Intangible assets consist of goodwill related to the acquisition of PEI, certain events and the Stratus White Visa Card that we acquired. Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply Statement of Financial Accounting Standards (SFAS) No. 142  Goodwill and Other Intangible Assets , codified in FASB ASC Topic 350, which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

The Company purchased several events that are recorded on the Company’s balance sheet as intangible assets at the consideration paid for such assets, which generally include licensing rights, naming rights, merchandising rights and the right to hold such event in particular geographic locations.  There was no goodwill assigned to any of these events and the value of the consideration paid for each event is considered to be the value for each related intangible asset. Each event has separate accounts for tracking revenues and expenses per event and a separate account to track the asset valuation.

A portion of the consideration used to purchase the Stratus White Visa card program was allocated to specific assets, as disclosed in the footnotes to the financial statements, with the difference between the specific assets and the total consideration paid for the program being allocated to goodwill.

The Company reviews the value of intangible assets and related goodwill as part of its annual reporting process, which generally occurs in February or March of each calendar year.  In between valuations, the Company conducts additional tests if circumstances warrant such testing.  For example, if the Company was unable to secure the services of any sponsoring banks, the Company would then undergo a thorough valuation of the intangible assets related to its Stratus Rewards program.

To review the value of intangible assets and related goodwill, the Company compares discounted cash flow forecasts with the amounts of the assets on the balance sheet.

The events are forecasted based on historical results for those events, adjusted over time for the assumed synergies expected from discounts from purchases of goods and services from a number of events rather than from each event on its own, and for synergies resulting from the expected ability to provide sponsors with benefits from sponsoring multiple events with a single point of contact.

 These forecasts are discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus premiums for equity risk and small companies in general, and factors specific to the Company and its business.

If the Company determines the discount factor for cash flows should be substantially increased, or the event will not be able to begin operations when planned, it is possible that the amounts for the intangible assets currently on the balance sheet could be reduced or eliminated, which could result in a maximum charge to operations equal to the current carrying value of the intangible assets of $5,260,108.

The Company believes that Core Tour and Maui Music Festival are most at risk for additional impairment charges in the future because the fair value for each event is less than 200% of the book value for such events.

Research and Development

Research and development costs not related to contract performance are expensed as incurred. We did not incur any research and development expenses for the nine months ended September 30, 2011 and 2010.

Capitalized Software Costs

We did not capitalize any software development costs during 2010 or the nine months ended September 30, 2011. Costs related to the development of new software products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established and are amortized over three years.

Valuation of Long-Lived Assets

We account for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is codified in FASB ASC Topic 360, which requires long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

Net Loss Per Share

We compute net loss per share in accordance with SFAS No. 128, Earnings Per Share, which is codified in FASB ASC Topic 260.  Basic per share data is computed by dividing loss available to common stockholders by the weighted average number of shares outstanding during the period. Diluted per share data is computed by dividing loss available to common stockholders by the weighted average shares outstanding during the period increased to include, if dilutive, the number of additional common share equivalents that would have been outstanding if potential common shares had been issued using the treasury stock method. Diluted per share data would also include the potential common share equivalents relating to convertible securities by application of the if-converted method.

The effect of common stock equivalents (which include outstanding warrants and stock options) are not included for the three or nine months ended September 30, 2011 or 2010, as they are antidilutive to loss per share.

Stock-Based Compensation

 We follow SFAS No. 123R, Share Based Payment (SFAS No. 123R), which is codified in FASB ASC Topic 718, using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the fair value of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior.

We account for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and EITF Issue No. 96-18.

The risk-free interest rate is based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options.   Future option grants will be calculated using expected volatility based upon the average volatility of our common stock.

Advertising

We expense advertising as incurred. Such amounts have not historically been significant to our operations.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which is codified in FASB ASC Topics 740-10 and 740-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the  financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Recent Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update provides amendments to ASC Topic 820 that provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements and (4) the transfers between Levels 1, 2, and 3. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on the Company’s financial statements.

On March 5, 2010, FASB issued ASU No. 2010-11, Derivatives and Hedging Topic 815: Scope Exception Related to Embedded Credit Derivatives. This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging – Embedded Derivatives – Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU was effective for the Company on July 1, 2010. Early adoption was permitted. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In April 2010, FASB issued Accounting Standards Update (ASU) No. 2010-13, Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This update provides amendments to Accounting Standards Codification (ASC) Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The amendments in this update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. Earlier application was permitted. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In December 2010, FASB issued ASU No. 2010-28, Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this update affect all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. The amendments in this update modify Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption was not permitted. Upon adoption of the amendments, any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of an adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings. The Company adopted this ASU on January 1, 2011.  The adoption of this ASU did not have a material impact on the Company’s financial statements.

In December 2010, FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted this ASU on January 1, 2011.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220):  Presentation of Comprehensive Income.  Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.  The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently evaluating the application of this accounting standard.

4.	Litigation

In February 2006, former employee filed an action against PSEI and Paul Feller in Los Angeles Superior Court (“LASC”), alleging breach of his employment contract.  A jury trial concluded on July 28, 2010 with the jury finding in favor of us, PSEI, and Mr. Feller on all counts, except two counts as against PSEI only, requiring payment by PSEI to plaintiff of $22.104.  The parties filed crossing motions for attorneys’ fees and costs, and the court ruled and entered a judgment as follows:  (a) the Company and Mr. Feller shall recover from the former employee a total amount of $170,378; and (b) the former employee shall recover from PSEI, and PSEI only, a total amount of $28,912.  The plaintiff filed a notice of appeal but failed to timely pay fees related to the transcript, then filed a motion to set aside the payment default, said motion was denied by the court of appeals.

In connection with a consulting contract related to the acquisition of an event, a former consultant obtained an arbitration award, by default, against PSEI in August 2005 for $65,316 in LASC.  In September 2005, the plaintiff filed a petition against the Company to confirm the Award against PSEI.  In January 2006, the court entered a judgment on the Award and in October 2007, PSEI filed a motion to set aside the Judgment on the basis of lack of service.  In November 2007, the court denied the motion to set aside the Judgment. PSEI recorded an expense of $65,316 in 2007 and has fully reserved this amount.  Plaintiff has taken two debtor’s examinations of Mr. Feller, the second was on October 19, 2011. The examination has been concluded without any further action required by PSEI or Mr. Feller.

In July 2010, we were served with a summons and complaint by a shareholder in the Superior Court of California, Santa Barbara County, alleging breach of fiduciary duty, breach of covenant of good faith and fair dealing and conversion.   The summons and complaint sought a jury trial for declaratory relief of not less than $600,000 and injunctive relief. The case was settled subsequent to September 30, 2011 and is subject to a confidentiality agreement.

In July 2010 a shareholder of the Company served a demand for arbitration alleging we refused to remove transfer restrictions on shares of our stock owned by him.  The demand alleges that such refusal constituted breach of contract, implied covenant of good faith and fair dealing and conversion and seeks unspecified compensatory damages, injunctive relief and attorney fees and costs.  The matter went to arbitration, but as a result of the Company’s attorney’s withdrawal from representation at the start of the arbitration, went into a default, and the petitioner obtained an award for $165,344. The Company filed a motion to vacate the arbitration award, and on October 3, 2011, the court vacated the award and held that there is no binding arbitration agreement between the parties.

In March 2011, four of our shareholders filed an action in Superior Court of California, in Santa Barbara County against the Company, Chief Executive Officer, and Chief Financial Officer and its outside directors. The complaint alleges violations of the California Corporations Code and federal securities laws relating to the issuance of securities to the plaintiffs and breach of fiduciary duty, contract and covenant of good faith and fair dealing and conversion relating to the alleged refusal to allow the plaintiffs to sell their shares.  The complaint seeks unspecified compensatory and punitive damages, recovery of attorney fees and costs and certain equitable relief.  We believe the claims are without merit and are in the process of defending the action.

5.	Acquisition of Stratus Rewards

In accordance with the Asset Purchase Agreement dated August 15, 2005, by and between the PSEI and Stratus Rewards LLC (“Stratus Purchase Agreement”), PSEI acquired the business of Stratus Rewards LLC, a credit card rewards program.

The total consideration for this acquisition was $3,000,000, with Stratus issuing a note of $1,000,000 and 666,667 common shares valued at $2,000,000. The note is payable in eight quarterly equal payments over a 24 month period, with the first payment due upon completion of the first post-public merger funding of a minimum of $3,000,000.

The Stratus Purchase Agreement included the transfer to the PSEI of tangible personal property such as computers and all intellectual property, goodwill associated therewith, licenses and sublicenses.  Stratus Rewards had at least $1.4 million of computer hardware and at least $0.2 million of computer software, all of which should have been transferred to the PSEI pursuant to the Stratus Purchase Agreement.  These computer and software assets were not included in the accounting for the acquisition of Stratus Rewards by PSEI and the value of the computer hardware and software that was not received was allocated to goodwill.  The previous owner of Stratus Rewards received notice on May 15, 2006 that if he did not deliver this hardware and software within 30 days, that the amount of consideration he was entitled to would be reduced by at least the $1,000,000, if not an additional $1,000,000 in common stock issued as consideration.  The owner responded on June 2, 2006 that his former law firm owned the computer hardware and software and he did not have the authority to release these items to the Company.

 As a result, the Company intends to contest the validity of the $1,000,000 note to the former owner and seek to have it canceled.

The results of operations of the business acquired were included in the Company’s Statements of Operations from the date of acquisition. Depreciation and amortization related to the acquisition were calculated based on the estimated fair market values and estimated useful lives for property and equipment and an independent valuation for certain identifiable intangible assets acquired.

Effective May 14, 2010, the Company entered into a Co-branded Card Agreement (the “Agreement”) with Cornиr Banca SA (the “Bank”), located in Lugano, Switzerland.  Under the Agreement, the parties agreed to jointly launch a co-branded consumer card payment solution targeted at high net worth individuals and a co-branded commercial payment solution targeted at small and mid-sized businesses.  The cards, to be issued by the Bank, will include a loyalty rewards program.  The cards are targeted to residents of Europe.  The initial term of the Agreement is five years.  The Company, among other things, will be responsible for marketing and administration of, and expenses relating to, the rewards program.  The Bank will be responsible for issuing the cards.  The Company receives a share of purchase transactions generated by a card holder and membership and initiation fees.

6.	Property and equipment

Property and equipment were as follows:

	September 30, 2011	December 31, 2010
	(Unaudited)
Computers and peripherals	$97,660	$56,863
Office machines	49,370	20,705
Furniture, fixtures and automobile	117,584	56,468
	264,614	134,036
Less accumulated depreciation	(138,500)	(123,985)
	$126,114	$10,051

Depreciation for the nine months ended September 30, 2011 and 2010 was $14,515 and $2,677, respectively, and depreciation for the three months ended September 30, 2011 and 2010 was $10,461 and $1,497, respectively.

7.	Goodwill and intangible assets

Goodwill and intangible assets were as follows:

	September 30, 2011	December 31, 2010
	(Unaudited)
Intangible Assets
Events
Beverly Hills Concours	$169,957	$169,957
Santa Barbara Concours d'Elegance	243,000	243,000
Cour Tour/Action Sports Tour	1,067,069	1,067,069
Freedom Bowl	344,232	344,232
Maui Music Festival	300,000	300,000
Total - Events	2,124,258	2,124,258
Stratus Rewards
Purchased Licensed Technology, net of accumulated amortization of $213,428 and $187,471	32,162	58,630
Corporate Partner List, net of accumulated amortization of $66,600 and $58,500	41,400	49,500
Member List	23,300	23,300
Total - Stratus Rewards	97,371	131,430
Total Intangible Assets	$2,221,630	$2,255,688

In accordance with ASC 350, the Company’s goodwill and intangible assets, other than the purchased licensed technology and the membership list for Stratus, are considered to have indefinite lives and are therefore not amortized, but rather are subject to annual impairment tests. The Company’s annual impairment testing date is December 31, but the Company monitors the facts and circumstances for all intangible properties and will record impairment if warranted by adverse changes in facts and circumstances.

The purchased licensed technology and membership list are amortized over their estimated useful life of 10 years.  For the nine months ended September 30, 2011 and 2010, amortization was $34,057 and $34,057, respectively.  For the three months ended September 30, 2011 and 2010, amortization was $11,353 and $11,353, respectively.

8.	Deferred salary

Our president has an employment contract that stipulates an annual salary of $240,000.  He did not received cash payments for salary since prior to 2006 and the $240,000 per year was accrued quarterly.  As of September 30, 2011 and December 31, 2010, deferred salary was $277,226 and $330,625, respectively.  He started receiving cash payments for salary in June 2011.

9.	Legal judgments

As of September 30, 2011 and December 31, 2010, we had $90,732 as accrued expenses – legal judgments to accrue for a judgment of $60,316 for amounts due under a consulting contract related to the acquisition of an event, and $30,416 related to allegedly unpaid legal bills from a former attorney for the Company.  A payment of $5,000 was made during the three months ended March 31, 2010.  See Footnote 4 for addition information regarding these amounts.

10.	Other accrued expenses and liabilities

Accrued expenses and liabilities consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
Professional fees	$223,808	$254,244
Travel expenses	202,436	202,436
Consultant fees	259,864	281,387
Payroll tax liabilities	285,198	525,864
Other	89,154	56,664
	$1,060,460	$1,320,595

11.	Loans payable to officers and a director

The Loans Payable to Officers and a Director are loans from the Company’s President and a member of the board of directors are as follows:

	September 30, 2011	December 31, 2010
	(Unaudited)
President and director, interest at 9.5%	$5,066	$391,993
An officer, non-interest bearing	69,409	127,421
An officer, interest at 5.0% if not repaid on timely basis	55,000	231,525
A director, interest at 10.0%	-	45,000
	$129,475	$795,939

These loans are unsecured, due on demand, have no priority or subordination features, do not bear any restrictive covenants and contain no acceleration provisions. Interest expense on loans to officers and a director for the three months ended September 30, 2011 and 2010 was $0 and $3,105, respectively.  Interest expense on loans to officers and a director for the nine months ended September 30, 2011 and 2010 was $12,421 and $15,093, respectively.  During the nine months ended September 30, 2011, $45,000 was paid to the director to pay down the principal balance of a loan made to the Company in 2005, $497,350 was paid to the Company’s President and Director to pay down a series of revolving loans made to the Company, and $77,176 was paid to an officer pursuant to an employment agreement.

In connection with the employment agreement for its Senior Vice President and Chief Operating Officer, the Company assumed a promissory note of $231,525 formerly owed to him by PEI and agreed to pay the promissory note with $121,525 payable to him upon the closing of the acquisition of PEI by the Company, $55,000 due 90 days after the closing of the acquisition, and $55,000 due 180 days after the closing of the acquisition.  Any unpaid amounts after 180 days following the closing of the acquisition will bear interest at 5%.  In June 2011, upon closing the acquisition of PEI, the Company paid the first installment of $121,525 and $55,000 was paid in September 2011.

12.	Notes payable to related parties

Notes Payable to Related Parties consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)

To shareholder (unsecured), dated January 14, 2005, with maturity of May 14, 2005. The principal amount and accrued interest were payable on May 14, 2005, plus interest at 10%. This note is currently in default.	$70,000	$70,000

To shareholder (unsecured), dated February 1, 2005, with maturity of June 1, 2005. The principal amount and accrued interest were payable on June 1, 2005, plus interest at 10%. This note is currently in default.	-	10,000

To shareholder (unsecured), dated February 5, 2005, with maturity of June 5, 2005. The principal amount and accured interest were payable on June 5, 2005, plus interest at 10%. This note is currently in default.	10,000	10,000

To shareholder (unsecured) related to purchase of Stratus. The note is payable in eight quarterly equal payments over a 24 month period, with the first payment due upon completion of the first post-public merger funding, with such funding to be at a minimum amount of $3,000,000.	1,000,000	1,000,000
	1,080,000	1,090,000
Less: current portion	455,000	465,000
Long-term portion	$625,000	$625,000

            These notes have no priority or subordination features, have no restrictive covenants and contain no acceleration provisions.  Per contract, the $1,000,000 note related to the purchase of Stratus Rewards bears interest at 10%.  However, as noted in Footnote 5, the Company intends to pursue the cancelation of this note and therefore, the Company is not accruing interest on this note.  For the nine months ended September 30, 2011 and 2010, the Company incurred interest expense on this notes payable to related parties of $6,750 and $6,750, respectively.  For the three months ended September 30, 2011 and 2010, the Company incurred interest expense on this notes payable to related parties of $2,250 and $2,250, respectively.

13.       Notes payable

Notes Payable consisted of the following:

	September 30, 2011	December 31, 2010
	(Unaudited)
To a shareholder (unsecured). Payable on demand and bears interest at 8.5%.	$13,017	$107,017

To non-shareholders (unsecured). Payable on demand and does not bear interest	60,000	60,000

Total (all current)	$73,017	$167,017

These notes have no priority or subordination features, have no restrictive covenants and contain no acceleration provisions. For the nine months ended September 30, 2011 and 2010, the Company incurred interest on these notes of $19,760 and $6,246, respectively.  For the three months ended September 30, 2011 and 2010, the Company incurred interest expense on these notes payable of $2,250 and $2,868, respectively.

14.	Event acquisition liabilities

The Event acquisition liabilities refer to the amount the Company owes to the principals of the Core Tour pursuant to a legal judgment in their favor for this amount.  The balance due was paid during the third quarter of 2011.

15.	Other (income)/expense

Other (income)/expense for the nine months ended September 30, 2010 of $525,378 consisted of expense related to the issuance of 477,616 shares of common stock to settle a dispute with a long-term shareholder regarding the number of shares issued pursuant to a subscription agreement executed during 2007.

16.	Related party transactions

During 2010, the Company repaid $60,000 on a loan made on January 19, 2005 with an original balance of $125,000 from an individual who became a director of the Company on April 30, 2009. The balance owed to this director at December 31, 2010 was $45,000.  From April 1, 2011 to present, $45,000 was paid to the director to pay down the principal balance of a loan made to the Company in 2005, $497,350 was paid to the President to pay down a series of revolving loans made to the Company, $77,176 was paid to an officer pursuant to his employment agreement and $176,525 was paid to another officer pursuant to a promissory note from PEI that was assumed by the Company as part of his employment agreement (See Note 11).

17.	Shareholders’ equity

Series C 10% Preferred Stock

During 2010, the Company issued 18,365 shares of Series C 10% Preferred Stock (“Series C”) for $454,799.  Each share of Series C sold for $30, can be converted at any time into 20 shares of common stock and has voting rights equal to 20 shares of common stock.  In connection with the issuance of Series C, the Company issued 124,990 warrants with a life of 5 years to purchase a share of common stock for $2.00 per share.  The Series C has liquidation preference over common stock at a liquidation value equal to its par value of $30 and pays a cumulative dividend of 10% per year, payable on July 31 and December 31 of each year that the Series C is outstanding.  Interest payments may be made in cash or in common stock at the discretion of the Company.  The Series C automatically convert into 20 shares of common stock when the closing price for a share of common stock is $5.00 or above and the average daily trading volume for the 10 previous trading days is above 200,000 shares.  Given the losses recorded by the Company, the stock equivalents related to the Series C are not included in the calculation of earnings per share since the effect of such inclusion would be antidilutive.

Since the Series C contains an embedded conversion feature, the Company performed an analysis of the Series C under ASC 815 “Derivatives and Hedging.”  This analysis determined that the embedded conversion feature was not required to be bifurcated and accounted separately from the Series C because the economic risks and characteristics of the embedded conversion feature were clearly and closely related to the economic risks and characteristics of the host contract Series C, namely the risks of the common stock.  The value of the beneficial conversion feature was $26,945, which was charged to equity at the time of issuance and was not included in the calculation of earnings per share.  The beneficial conversion feature was calculated as the difference of the fair value of the conversion price and the intrinsic value of the preferred shares.

The Series C contains a share adjustment provision that provides for additional shares to be issued if the thirty-day volume weighted average price of the Company’s common stock (“VWAP”) is between $1.00 and $2.00.  The share adjustment is determined 180 days after the purchase of Series C.  If the VWAP is above $2.00, no action is taken.  If the VWAP is between $1.00 and $2.00, additional shares may be issued to the holder based on a formula specified in the individual agreements.  As of June 30, 2011, there were 183,973 shares of common stock issuable for future conversions of Series C and 551,920 shares of common stock reserved for the maximum share adjustment for Series C.

The Company determined that derivative accounting for the embedded conversion and the share adjustment features were  not required pursuant to ASC 815-10-15-74 because the features and the shares are indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the features can be classified in shareholders’ equity under ASC 815-40 (EITF Issue 00-19, paragraphs 1-11)  and that Series C is classified as a conventional convertible so the embedded conversion feature can be classified in stockholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 12-32).  The determination was made by the Company that the Series C is a conventional convertible because the freestanding warrant is indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the freestanding warrant is classified in shareholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 1-32); and the financial instrument does not include embedded puts and/or calls or other features that require bifurcation from the host contract under ASC 815.

During the nine months ended September 30, 2011, two shareholders converted 15,032 shares of Series C 10% preferred stock into 340,640 shares of common stock and received 901,920 shares pursuant to the share adjustment provision.

Series D 10% Preferred Stock

During the nine months ended September 30, 2011, the Company issued 44,666 shares of Series D 10% Preferred Stock (“Series D”) for $1,339,965.  During 2010, the Company issued 5,999 shares of Series D for $170,921.  Each share of Series D sold for $30, can be converted at any time into 60 shares of common stock and has voting rights equal to 60 shares of common stock.  In connection with the issuance of Series D, the Company issued  warrants to purchase 179,970 shares of common stock.  The warrants have a life of 5 years to purchase a share of common stock for $1.00 per share.  The Series D has liquidation preference over common stock at a liquidation value equal to its par value of $30 and pays a cumulative dividend of 10% per year, payable on July 31 and December 31 of each year that the Series D is outstanding.  Interest payments may be made in cash or in common stock at the discretion of the Company.  The Series D automatically convert into 60 shares of common stock when the closing price for a share of common stock is $5.00 or above and the average daily trading volume for the 10 previous trading days is above 200,000 shares.  Given the losses recorded by the Company, the stock equivalents related to the Series D are not included in the calculation of earnings per share since the effect of such inclusion would be antidilutive.

Since the Series D contains an embedded conversion feature, the Company performed an analysis of the Series C under ASC 815 “Derivatives and Hedging.”  This analysis determined that the embedded conversion feature was not required to be bifurcated and accounted separately from the Series D because the economic risks and characteristics of the embedded conversion feature were clearly and closely related to the economic risks and characteristics of the host contract Series D, namely the risks of the common stock.  The value of the beneficial conversion feature was $26,945 which was charged to equity at the time of issuance and was not included in the calculation of earnings per share.  The beneficial conversion feature was calculated as the difference of the fair value of the conversion price and the intrinsic value of the preferred shares.

The Series D contains a share adjustment provision that provides for additional shares to be issued if the thirty-day volume weighted average price of the Company’s common stock (“VWAP”) is between $1.00 and $2.00.  The share adjustment is determined 180 days after the purchase of Series C.  If the VWAP is above $2.00, no action is taken.  If the VWAP is between $1.00 and  $2.00, additional shares may be issued to the holder based on a formula specified in the individual agreements.  As of September 30, 2011, there were 3,039,870 shares of common stock issuable for future conversion of Series D and 4,143,710 shares of common stock issuable for the maximum share adjustment provision for Series D.

The Company determined that derivative accounting for the embedded conversion and the share adjustment features was not required pursuant to ASC 815-10-15-74 because these features are indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the features can be classified in shareholders’ equity under ASC 815-40 (EITF Issue 00-19, paragraphs 1-11)  and that Series D is classified as a conventional convertible so the features can be classified in stockholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 12-32).  The determination was made by the Company that the Series D is a conventional convertible because the freestanding warrant is indexed to the company’s own stock under ASC 815-40-15 (EITF Issue 07-5); the freestanding warrant is classified in shareholders’ equity under ASC 815-40 (Issue 00-19, paragraphs 1-32); and the financial instrument does not include embedded puts and/or calls or other features that require bifurcation from the host contract under ASC 815.

During the nine months ended September 30, 2011, two shareholders converted 5,999 shares of Series D 10% preferred stock into 359,940 shares of common stock and received 359,940 shares pursuant to the share adjustment provision.  During the three months ended September 30, 2011, two shareholders converted 5,866 shares of Series D 10% preferred stock into 117,320 shares of common stock and received 351,960 shares pursuant to the share adjustment provision.

Series E 5% Preferred Stock

On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company agreed to sell to each of the Investors, and the Investors severally agreed to purchase from the Company, 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (the “Preferred Shares”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for a purchase price of $1,000 per share, or $8,700,000 in the aggregate.

In connection with the sale of the Preferred Shares, the Company also agreed to issue to the Investors (a) warrants (“A Warrants”) to purchase up to one additional share of Common Stock for each share of Common Stock issuable upon conversion of the Preferred Shares, and (b) warrants (“B Warrants”) to purchase up to .50 additional shares of Common Stock for each share of Common Stock issuable upon conversion of the Preferred Shares.  The Warrants are exercisable for five years commencing on the date of first issuance and are exercisable only for cash if there is an effective registration statement covering the resale of the shares issuable upon exercise of the Warrants.  In the absence of such a registration statement, the Warrants are exercisable for cash or on a cashless basis at the option of the holder thereof.  The exercise price of the A Warrant is $0.65 per share and the B Warrant has an exercise price of $1.00 per share, subject in each case to full ratchet anti-dilution protection.

Pursuant to the Certificate, the Preferred Shares bear a dividend of 5%, payable quarterly in cash, or, if the dividend shares are registered for resale, in shares of the Company’s Common Stock.  The effective conversion rate for the Preferred Shares is $0.40 per share of Common Stock, subject to full ratchet anti-dilution protection. The Preferred Shares have voting rights on an as-converted to Common Stock basis, with the Investors (subject to certain exceptions) having the right to elect two members to the Company’s Board of Directors for so long as at least 50% of the total number of Preferred Shares purchased pursuant to the Purchase Agreement are outstanding, and the right to elect one member to the Company’s Board of Directors for so long as least 25% but less than 50% of the total number of Preferred Shares issued pursuant to the Purchase Agreement are outstanding. The Company is required to redeem any unconverted Preferred Shares on the fifth anniversary of the date of first issuance of the Preferred Shares, and has the right to require conversion at any time if the average daily trading value for any twenty consecutive trading days exceeds $250,000 and the weighted average price per share is at least $2.50 for each of those twenty consecutive trading days.

To secure the Company’s obligation to redeem the Preferred Shares, the Company entered into a Security Agreement dated May 24, 2011, pursuant to which the Company has agreed to grant the holders of the Preferred Shares a first priority security interest in all of its assets.

The Company has agreed to file a registration statement with the SEC covering the resale of the shares (a) issuable upon conversion of the Preferred Shares or exercise of the Warrants, (b) issued as dividends payable in shares of Common Stock pursuant to the Certificate, and (c) issuable upon exercise of the Placement Agent Warrants.  Upon the occurrence of certain events set forth in the Purchase Agreement, including the failure to timely file the registration statement or have the registration statement timely declared effective, the Company will pay to the Investors an amount of cash equal to 1% of the aggregate purchase price of the Series E Preferred Stock and Warrants for each 30-day period during such default; provided, however, that the payments will not exceed 10% of the aggregate purchase price.

Common Stock

During 2010, the Company raised $2,310,000 through the issuance of 3,474,230 shares of common stock and five-year warrants to purchase 1,675,000 shares of common stock, respectively, at $1.00 to $1.65.  During the nine months ended September 30, 2011, the Company raised $3,609,359 from the issuance of 7,957,141 shares of common stock.

Stock Options

During the nine months ended September 30, 2011, the Company did not issue options.

The following table sets forth the activity of our stock options to purchase common stock:

	Options Outstanding				Options Exercisable
	Options Outstanding	Range of Exercise Prices	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
As of December 31, 2010	10,269,852	$0.14 - $3.50	2.4	$0.94	8,512,684	$0.94
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Granted	-	-	-	-	-	-
As of September 30, 2011	10,269,852		2.2	$0.94	8,512,684	$0.94

Warrants

A summary of the warrants:

	Warrants Outstanding				Warrants Exercisable
	Warrants Outstanding	Range of Exercise Prices	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
As of December 31, 2010	2,472,676	$1.00 - $2.00	4.4	$1.35	2,472,676	$1.35
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Granted	49,960,677	$0.65 - 1.00	4.9	0.76	49,960,677	1.00
As of September 30, 2011	52,433,353	$1.50 - $2.00	4.3	$0.78	52,433,353	$0.78

18.	Commitments and contingencies

Office space rental

On May 1, 2009, the Company entered into a lease for approximately 1,800 square feet of office space in Santa Barbara, California for use as its executive offices.  This lease was amended on July 21, 2009 and expires on December 31, 2013 with a three-year renewal term available at an initial rent plus common area charges of $5,767 per month.

From prior to January 1, 2008 until May 2009, we leased approximately 1,800 square feet of space in Santa Barbara, California, for executive use at $4,000 per month under a lease which expired December 31, 2010.

Rent expense for the nine months ended September 30, 2011 and 2010 was $105,193 and $70,118, respectively.  Rent expense for the three months ended September 30, 2011 and 2010 was $58,735 and $17,301, respectively.

19.	Segment Information

Each event and the Stratus Reward program is considered an operating segment pursuant to ASC 280 since each is budgeted separately and results of each event and the Stratus program are tracked separately to provide the chief operating decision maker information to assess and manage each event and the Stratus Program.

The characteristics of the Stratus Reward program are different than the events, so that operating segment is considered a reporting segment.  The events share similar economic characteristics and are aggregated into a reporting segment pursuant to paragraph 17 of ASC 280.  All of the events provide entertainment and the logistics and production processes and methods for each event are similar:  sponsorship sales, ticket and concession sales, security, stages, public address systems and the like.  While the demographic characteristics of the audience can vary by event, all events cater to consumer entertainment.

  A summary of results by segment is as follows:
	(Amounts in $000)
	As of/for the Three Months Ended September 30, 2011				As of /for the Nine Months Ended September 30, 2010
	Stratus Credit Card	Events	Other	Total	Stratus Credit Card	Events	Other	Total

Revenues	$-	$-	$-	$-	$-	$-	$-	$-
Cost of sales	-	-	-	-	-	-	-	-
Gross margin	-	-	-	-	-	-	-	-
Deprec. & Amort	49	-	-	49	35	-	2	37
Segment loss	(49)	-	-	(49)	(35)	-	(2)	(23)
Operating expenses	-	-	7,823	7,823	355	-	4,267	4,622
Other expenses	-	-	324	324	-	-	747	747
Net (loss)	$(49)	$-	$(8,147)	$(8,196)	$(390)	$-	$(5,016)	$(5,406)

Assets	$1,205	$2,124	$5,751	$9,080	$1,766	$2,224	$2,187	$6,177
Liabilities	$1,000	$484	$2,478	$3,962	$1,000	$484	$3,106	$4,590

20.	Acquisition of ProElite, Inc.

Effective October 21, 2009, the Company entered into a Strategic Investment Agreement with ProElite, Inc. (“PEI”) pursuant to which PEI agreed to sell to the Company, and the Company agreed to purchase from PEI, shares of PEI’s Series A Preferred Stock (the “Preferred Shares”).  The transaction closed on June 14, 2011.  The Preferred Shares are convertible into the Common Stock of PEI.  The amount of shares of Common Stock issuable upon conversion on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares was $2,000,000 which was used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes and repayment of all amounts due under a note of PEI with respect to advances made to PEI by the Company of $100,000.  At the close, all of the previous directors of PEI resigned and the board of directors of PEI consists of two designees of the Company and one designee of PEI.  Paul Feller, the Company’s Chief Executive Officer, became PEI’s Chief Executive Officer.  Certain present and former key PEI executives continued with PEI.  Upon the close of the transaction, the Company recorded goodwill of $2,034,867.  The Company also recorded non-controlling interest of $105,263 due to negative equity of PEI at June 30, 2011.  The Company has consolidated the balance sheet of PEI as of September 30, 2011.  The results of operations of PEI for the three months ended September 30, 2011 have been consolidated into the Company’s results of operations.

The pro forma financial information presented below show the consolidated operations of the Company as if the PEI acquisition had occurred as of January 1, 2010:

	Nine Months Ended September 30,
	2011	2010
Revenues	$509,201	$186,500
Gross profit	255,391	186,500
Loss from operations	(8,578,546)	(5,836)
Provision for income taxes	-	-
Net loss	(8,903,090)	(6,583)
Basic loss per share	$(0.12)	$(0.09)

21.	Subsequent Events

On November 1, 2011, we entered into a lease agreement for approximately 3,000 square feet of office space in Santa Barbara, California for use by our operating units.  This lease expires on October 31, 2014 with two additional three-year renewal terms available.  The initial rent plus common area charges are $7,157 per month.

Subsequent to September 30, 2011, two investors converted a total of 11,667 shares of Series D 10% Preferred Stock into common stock and received a total of 961,926 shares of common stock, with 700,020 shares issued for the conversion, 31,311 shares issued for accrued dividends, and 230,595 issued for the share adjustment provision described in Note 17.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ProElite, Inc.

We have audited the accompanying consolidated balance sheet of ProElite, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProElite, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year ended December 31, 2010 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

GUMBINER SAVETT INC.

August 30, 2011
Santa Monica, California

ProElite, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$21,694	$138,787
Accounts receivable, gross	53,500	-
Prepaid expenses	-	22,250
Total current assets	75,194	161,037

Other assets
Deposits	-	2,000

Total assets	$75,194	$163,037

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities
Advances from acquiror	$11,659	$1,482,809
Accounts payable	4,358	76,946
Notes payable	-	725,000
Total current liabilities	16,017	2,284,755

Non-current liabilities

Total liabilities	16,017	2,284,755

Commitments and contingencies

Shareholders’ equity (deficit)

Preferred stock, $0.0001 par, 20,000,000 shares authorized, 100 shares and 0 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.0001 par, 250,000,000 shares authorized, 66,854,726 and 60,854,726 issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	6,685	6,085
Common stock to be issued	1,079,973	1,079,973
Additional paid-in-capital	84,276,915	81,352,764
Accumulated equity (deficit)	(85,304,396)	(84,560,540)

Total shareholders' equity (deficit)	59,177	(2,121,718)

Total liabilities and shareholders' equity (deficit)	$75,194	$163,037

See Notes to Consolidated Financial Statements.

ProElite, Inc.
Consolidated Statements of Operations

	Six Months	Six Months
	Ended	Ended	Year Ended
	June 30,	June 30,	December 31,
	2011	2010	2010
	(Unaudited)	(Unaudited)

Revenue
TV licensing	$259,000	$42,500	$324,500

Total revenue	259,000	42,500	324,500

Cost of revenue	-	-	-

Gross profit	259,000	42,500	324,500

Operating expenses
General and administrative expense	896,411	488,304	1,140,337
Stock compensation expense	74,751	145,739	225,635

Total operating expenses	971,162	634,043	1,365,972

Operating (loss)	(712,162)	(591,543)	(1,041,472)

Interest expense	31,694	-	-

Loss before income taxes	(743,856)	(591,543)	(1,041,472)

Provision for income taxes	-		-

Net loss	$(743,856)	$(591,543)	$(1,041,472)
Loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)
Weighted average shares outstanding - basic and diluted	63,854,726	60,854,726	60,854,726

See Notes to Consolidated Financial Statements.

ProElite, Inc.
Consolidated Statement of Shareholders’ Equity (Deficit)

	Preferred Stock		Common Stock		Common Stock to be issued		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Par	Shares	Par	Shares	Par
Totals at December 31, 2009	-	-	60,854,726	$6,085	164,280	$1,079,973	$81,127,400	$(83,519,069)	$(1,305,612)

Stock based compensation	-	-	-	-	-	-	225,365	-	225,365

Net loss	-	-	-	-	-	-	-	(1,041,472)	(1,041,472)

Totals at December 31, 2010	-	-	60,854,726	6,085	164,280	1,079,973	81,352,765	(84,560,541)	(2,121,719)

Preferred shares issued to acquiror	100	-	-	-	-	-	2,000,000	-	2,000,000

Common shares issued in settlement of debt and claims	-	-	6,000,000	600	-	-	849,400	-	850,000

Stock based compensation	-	-	-	-	-	-	74,751	-	74,751

Net loss	-	-	-	-	-	-	-	(743,856)	(743,856)

Totals at June 30, 2011	100	$-	66,854,726	$6,685	164,280	$1,079,973	$84,276,916	$(85,304,397)	$59,177

See Notes to Consolidated Financial Statements.

ProElite, Inc.
Consolidated Statements of Cash Flows

	Six Months	Six Months	Twelve Months
	Ended	Ended	Ended
	June 30,	June 30,	December 31,
	2011	2010	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(743,856)	$(591,543)	$(1,041,472)
Adjustments to reconcile net loss
to net cash used in operating activities
Non-cash expense for options	74,751	145,739	225,635
Non-cash portion of settlement expense	350,000	-	-
Increase / (decrease) in:
Accounts receivable	(53,500)	-	-
Deposits and prepaid expenses	24,250	(22,500)	(22,250)
Accounts payable	(72,588)		15,572
Accrued expenses	-	(173,285)	(329,441)

Net cash used in operating activities	(420,943)	(641,589)	(1,151,956)

Cash flows from financing activities:
Advances from acquiror	560,544	766,380	1,257,809
Cash portion of settlement	(256,694)	-	-

Net cash provided by financing activities	303,850	766,380	1,257,809

Net change in cash and equivalents	(117,093)	124,791	105,853

Cash and equivalents, beginning of period	138,787	32,934	32,934

Cash and equivalents, end of period	$21,694	$157,725	$138,787

Non-cash investing and financing activities
Conversion of debt to preferred stock	$2,000,000	-	-
Conversion of debt to common stock	500,000	-	-

See Notes to Consolidated Financial Statements.

ProElite, Inc.
Notes to Consolidated Financial Statements

Note 1.    Basis of Presentation and Summary of Significant Accounting Policies

The Company

ProElite, Inc. (“ProElite”) and its subsidiaries (the “Company”) produces and promotes live mixed martial arts fighting (“MMA”) events and operates a social networking website focused exclusively on MMA. The Company’s operating subsidiaries included Elite XC Live.

Effective June 14, 2011, the Company became a subsidiary of Stratus Media Group, Inc. (See Note 3)

Principles of Consolidation

The Company’s consolidated financial statements include the assets, liabilities and operating results of ProElite and its wholly-owned subsidiaries since formation or acquisition of these entities. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements modified by Emerging Issues Task Force ("EITF") No. 00-21 and SAB No. 104 which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured.

The Company earns revenue from royalty fees associated with live events that are licensed to another MMA company broadcast on television. Revenue and a related account receivable is recorded upon completion of the televised event based on event statistics from the licensee.

Cost of Revenue

There are currently no costs of revenue associated with the Company’s royalty revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintain cash and cash equivalents with various commercial banks. These bank accounts are generally guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At times, cash balances at any single bank may be in excess of the FDIC insurance limit. The deposits are made with reputable financial institutions and the Company does not anticipate realizing any losses from these deposits.

Accounts Receivable

Accounts receivable relate to amounts due from television networks for pay-per-view presentations. Amounts due for pay-per-view programming are based primarily upon estimated sales of pay-per-view presentations and are adjusted to actual after intermediary pay-per-view distributors have completed their billing cycles.  An allowance for doubtful accounts is established when the Company believes collection of a receivable is doubtful.  Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Prepaid Expenses

Prepaid expenses consist primarily of costs for items that are being amortized over a one year period.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 825, Financial Instruments.” The carrying values of cash equivalents, accounts receivable, accounts payable, and payments due for acquired companies approximate fair value due to the short-term maturities of these instruments.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC “Income Taxes”. Under FASB ASC 740, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities.

FASB ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. Under FASB ASC 740, the impact of an uncertain tax position on the income tax return may only be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. At December 31, 2010 and June 30, 2011, the Company had no unrecognized tax benefits.

Loss per Share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding and common shares to be issued. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares include stock that would be issued on exercise of outstanding options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds and the assumed conversion of the preferred stock.  Since the Company has incurred losses for each of the reporting periods, all potential common shares are anti-dilutive, and accordingly are not taken into account for the diluted earnings (loss) per share calculations.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards, if adopted, will have a material effect on the Company’s financial statements.

Note 2.    Going Concern

The Company has incurred losses from operations and negative cash flows from operations since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s business plan calls for expanding the scale of live events and Internet operations. As a result, the need for cash has correspondingly increased.

The Company is currently seeking additional financing. However, there can be no assurances that it will be able to raise sufficient financing on favorable terms and conditions. There can be no assurances that the Company will raise sufficient financings on favorable terms and conditions.  The Company does have the ability to receive funds from the parent company, but there can be no assurances that those funds will be sufficient to support operations.

If the Company is unable to raise sufficient financing, it will be required to reduce its expansion programs and dramatically reduce costs by reducing administrative expenses and some lines of business. Such actions would limit its potential for growth. If sufficient additional financing cannot be obtained, the Company may have to curtail or reduce operations. Because there is no guarantee that the Company will succeed in accomplishing its objectives, substantial doubt exists about the Company’s ability to continue as a going concern.

Because of the Company’s historic net losses and negative cash flows, its independent auditors, in their report on the financial statements for the year ended December 31, 2010, expressed substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not contain any adjustments that may be required should the Company be unable to continue as an on-going concern

Note 3.     Acquisition by Stratus Media Group, Inc.

Pursuant to a letter agreement between Stratus Media Group, Inc. (“SMGI”) and ProElite, Inc. (“PEI”), the parties confirmed the closing of the purchase by SMGI of 100 shares of the Series A Convertible Preferred Stock (the “Preferred Shares”) effective June 14, 2011. Pursuant to the Certificate of Designations relating to the Preferred Shares, the amount of shares of PEI Common Stock issuable upon conversion of the Preferred Shares on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares was $2,000,000 which was paid during the period between October 21, 2009 and the closing date pursuant to the payment of cash and the assumption of certain liabilities. The cash payment has been used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes. The Preferred Shares have voting rights on a fully diluted basis. The purchase and sale of the Preferred Shares was pursuant to the Strategic Investment Agreement dated October 9, 2009 (the “Agreement”) between PEI and SMGI, as amended.

At the date of acquisition, PEI had 65,955,862 common shares outstanding, which represents 5% of the total common shares outstanding assuming the conversion of the preferred shares into common stock.  As a result, the conversion of preferred shares into common shares would result in the issuance of 1,253,160,694 shares. Upon conversion by SMGI, there would be 1,319,116,520 total common shares outstanding, subject to increases arising from any future issuances of common shares upon the exercise or conversion of derivative securities outstanding at June 14, 2011.

Note 4.    Shareholders’ Equity

Preferred Stock

During 2010, the Company did not issue any preferred shares.  On June 14, 2011, the Company issued 100 shares of the Series A Convertible Preferred Stock to Stratus Media Group, Inc. pursuant to the letter agreement disclosed in Note 3.

Common Stock

During 2010, the Company did not issue any common shares.  In 2011, the Company issued 6,000,000 shares of common stock to settle all claims against the Company by Wallid Ismail Promocoes E Eventos LTDA EPP and Wallid Ismail (collectively “Wallid”).

Warrants

The following table represents warrant activity for the year ended December 31, 2010 and six months ended June 30, 2011.

Outstanding at December 31, 2009	12,015,137	$2.81
Granted	-
Cancelled	-
Forfeited	(150,000)	2.00
Expired	-
Outstanding at December 31, 2010	11,865,137	$2.82
Exercisable as of December 31, 2010	11,865,137	$2.82

Granted	-
Cancelled	-
Forfeited	-
Expired	(100,000)	$0.01
Outstanding at June 30, 2011	11,765,137	$2.82
Exercisable as of June 30, 2011	11,765,137	$2.82

Stock Options and Stock-based Compensation

The Company adopted its 2006 Stock Option Plan and amended the plan in 2007, reserving a total of 8,000,000 shares. The plan provides for the issuance of statutory and non-statutory stock options to employees, directors and consultants, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Options granted under the plan generally vest quarterly over four years and have a life of 10 years.

The following table represents stock option activity for the year ended December 31, 2010 and six months ended June 30, 2011.

Outstanding at December 31, 2009	1,920,500	$2.61
Granted	-	-
Cancelled	-	-
Forfeited	(75,000)	$6.00
Expired	(125,000)	$6.00
Outstanding at December 31, 2010	1,720,500	$2.22
Exercisable as of December 31, 2010	1,700,188	$2.41

Granted	-
Cancelled	-
Forfeited	-
Expired	-
Outstanding at June 30, 2011	1,720,500	$2.22
Exercisable as of June 30, 2011	1,720,500	$2.22

The Company has not issued any stock options since 2008.  When the options were granted in 2008, the Company used a Black-Scholes option pricing model to estimate the fair value of stock-based awards with the assumptions noted in the following table:

Risk-free interest rate	1.84- 3.81%
Expected life, in years	.7 – 1.6
Expected volatility	96%
Dividend yield	0.00%

 At December 31, 2010 and June 30, 2011 and 2010, the aggregate intrinsic value of options outstanding and the aggregate intrinsic value of options exercisable was zero.

The Company accounts for stock-based compensation arrangements with its employees, consultants and directors in accordance ASC Topic 718, “Compensation – Stock Compensation.”  Under the fair value recognition provisions of ASC Topic 718, the Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognizes compensation expense over the requisite service period, which is generally the vesting period. For the year ended December 31, 2010 and the six months ended June 30. 2011 and 2010, the Company incurred $225,625, $74,751 and $145,739, respectively, of expense related to stock based compensation for options that continue to be outstanding since 2008.  At June 30, 2011, $12,352 remains to be amortized for one month.  As of December 31, 2010, the weighted average remaining lives of options and warrants were 3.5 years and 1.9 years, respectively.

Note 5.  Income Taxes

As a result of the Company’s losses, no income taxes were due for 2010. The provision for income taxes was offset by an increase in the deferred tax asset valuation allowance.

Current income taxes (benefits) are based upon the year’s income taxable for federal, state and foreign tax reporting purposes. Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Deferred tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.

The significant components of the Company’s net deferred tax asset at December 31, 2010 are approximately as follows:

Net operating loss	$20,034,000
Options and warrants	6,286,000
Allowance for uncollectible accounts	107,000
Accrued expenses	1,023,000
Valuation allowance	(27,450,000)
$-

In assessing the realizability of deferred tax assets of $27,450.000 at December 31, 2010, management considered whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been recorded to offset the deferred tax assets as it is currently more likely than not that the assets will not be utilized. The valuation allowance increased approximately $325,000 in the year ended December 31, 2010.

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for income taxes at December 31, 2010 is approximately as follows:

Expected benefit at 34%	$278,000
State benefit, net of federal tax	48,000
Other	(1,000)
Change in valuation allowance	(325,000)
Benefit for income taxes	$-

At December 31, 2010, the Company had net operating loss carryforwards of approximately $48.5 million for federal tax purposes, expiring through 2030. In addition, the Company had net operating loss carryforwards of approximately $48.5 million for state tax purposes, which expire through 2020. However, the change in ownership that resulted from the Stratus acquisition of the Company may be an “ownership change” under Internal Revenue Code Section 382 which may restrict the ability of a corporation to utilize existing net operating losses.

Note 6.  Subsequent Event

Effective August 1, 2011, the Company entered a new lease for its current office space.  The lease continues through November 30, 2014.  Initially, the lease has a fixed monthly rent of $19,326 and is subject to annual increases of 3% per year.  The Company is not required to pay a fixed monthly rent for months 2 through 5.  Prior to this, the Company was leasing the office space on a month-to-month basis.

Stratus Media Group, Inc. and ProElite, Inc.
 Pro Forma Combined Balance Sheets
June 30, 2011
(unaudited)

	Stratus Media
	Group, Inc.	ProElite, Inc.	Pro forma		Pro Forma
	(1)	(2)	Adjustments		Combined
	(Historical)	(Historical)
ASSETS

Current assets
Cash	$5,843,367	$21,694	$-		$5,865,061
Advances to subsidiary	2,011,659		(2,011,659)	(a)	-
Accounts receivable		53,500			53,500
Deposits and prepaid expenses	1,054,450				1,054,450
Total current assets	8,909,476	75,194	(2,011,659)		6,973,011

Property and equipment, net	87,576				87,576
Intangible assets, net	2,232,983				2,232,983
Goodwill	1,073,345		2,000,000	(b)	3,073,345
Acquisition deposit	100,000				100,000
Total assets	$12,403,380	$75,194	$(11,659)		$12,466,915

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Advances from parent	$-	$11,659	$(11,659)	(a)	$-
Accounts payable	622,733	4,358			627,091
Deferred salary	345,529				345,529
Accrued interest	439,473				439,473
Accrued expenses - legal judgments	90,732				90,732
Other accrued expenses and other liabilities	972,117				972,117
Loans payable to officers and a director	185,334				185,334
Current portion of notes payable	455,000				455,000
Notes payable	73,017				73,017
Total current liabilities	3,183,935	16,017	(11,659)		3,188,293

Non-current liabilities
Non-current portion of notes payable	625,000				625,000

Total liabilities	3,808,935	16,017	(11,659)		3,813,293

Commitments and contingencies

Shareholders' equity
Preferred Stock	69				69
Common stock	75,555	6,685	(6,685)	(c)	75,555
Common stock to be issued		1,079,973	(1,079,973)	(c)	-
Minority interest			(92,079)	(d)	(92,079)
Additional paid-in capital	38,860,283	84,051,915	(84,051,915)	(c)	39,011,539
			151,256	(e)
Accumulated deficit	(30,341,462)	(85,079,396)	85,079,396	(c)	(30,341,462)
Total shareholders' equity	8,594,445	59,177	-		8,653,622
Total liabilities and shareholders' equity	$12,403,380	$75,194	$(11,659)		$12,466,915

(1) Source: unaudited financial statements of Stratus Media Group, Inc. included in Form 10-Q for the six months ended June 30, 2011.
(2) Source:  unaudited financial statements of ProElite, Inc. for the six months ended June 30, 2011 included elsewhere in this Form S-1/A.

See accompanying notes to pro forma combined financial statements.

Stratus Media Group, Inc. and ProElite, Inc.
Pro Forma Combined Statements of Operations
For the Six Months Ended June 30, 2011
 (unaudited)

	Stratus Media
	Group, Inc.	ProElite, Inc.	Pro forma		Pro Forma
	(1)	(2)	Adjustments		Combined
	(Historical)	(Historical)

Net revenues	$-	$259,000	$-		$259,000
Cost of revenues	-	-	-		-
Gross profit	-	259,000	-		259,000

Operating expenses
General and administrative	1,999,024	971,162	(602,800)	(f)	2,367,386
Warrant expense and fair value charge for stock sales	883,105				883,105
Legal and professional services	822,213				822,213
Depreciation and amortization	26,759				26,759
Total operating expenses	3,731,101	971,162	(602,800)		4,099,463

Loss from operations	(3,731,101)	(712,162)	602,800		(3,840,463)

Other (income)/expenses
Interest expense	128,839	31,694			160,533
Total other expenses	128,839	31,694	-		160,533

Net loss	$(3,859,940)	$(743,856)	$602,800		$(4,000,996)

Basic and diluted loss per share	$(0.06)	$(0.01)			$(0.06)

Basic and diluted weighted- average common shares	68,704,527	63,854,726			68,704,527

(1) Source: unaudited financial statements of Stratus Media Group, Inc. included in Form 10-Q for the six months ended June 30, 2011.
(2) Source:  unaudited financial statements of ProElite, Inc. for the six months ended June 30, 2011 included elsewhere in this Form S-1/A.

See accompanying notes to pro forma combined financial statements.

 Stratus Media Group, Inc. and ProElite, Inc.
Pro Forma Combined Statements of Operations
For the Six Months Ended June 30, 2010
 (unaudited)

	Stratus Media
	Group, Inc.	ProElite, Inc.	Pro forma		Pro Forma
	(1)	(2)	Adjustments		Combined
	(Historical)	(Historical)

Net revenues	$-	$42,500	$-		$42,500
Cost of revenues	-	-	-		-
Gross profit	-	42,500	-		42,500

Operating expenses
General and administrative	947,008	634,073	(286,800)	(g)	1,294,281
Warrant expense and fair value charge for stock sales	1,455,437				1,455,437
Legal and professional services	589,813				589,813
Depreciation and amortization	23,886				23,886
Total operating expenses	3,016,144	634,073	(286,800)		3,363,417

Loss from operations	(3,016,144)	(591,573)	286,800		(3,320,917)

Other (income)/expenses
Other (income)/expenses	525,378	-			525,378
Interest expense	32,622				32,622
Total other expenses	558,000	-	-		558,000

Net loss	$(3,574,144)	$(591,573)	$286,800		$(3,878,917)

Basic and diluted loss per share	$(0.06)	$(0.01)			$(0.06)

Basic and diluted weighted- average common shares	59,938,132	60,854,726			59,938,132

(1) Source: unaudited financial statements of Stratus Media Group, Inc. included in Form 10-Q for the six months ended June 30, 2010.
(2) Source:  unaudited financial statements of ProElite, Inc. for the six months ended June 30, 2010 included elsewhere in this Form S-1/A.

See accompanying notes to pro forma combined financial statements.

Stratus Media Group, Inc. and ProElite, Inc.
Pro Forma Combined Statements of Operations
For the Year Ended December 31, 2010

	Stratus Media
	Group, Inc.	ProElite, Inc.	Pro forma		Pro Forma
	(1)	(2)	Adjustments		Combined
	(Historical)	(Historical)

Net revenues	$40,189	$324,500	$-		$364,689
Cost of revenues	210,393	-	-		210,393
Gross profit (loss)	(170,204)	324,500	-		154,296

Operating expenses
General and administrative	2,167,840	1,365,972	(508,600)	(h)	3,025,272
Impairment of intangible assets	650,000	972			650,000
Warrant expense and fair value charge for stock sales	2,934,040				2,934,040
Legal and professional services	1,665,200				1,665,200
Depreciation and amortization	49,672				49,672
Total operating expenses	7,466,752	1,365,972	(508,600)		8,324,124

Loss from operations	(7,636,956)	(1,041,472)	508,600		(8,169,828)

Other (income)/expenses
Other (income)/expenses	691,260	-			691,260
Interest expense	81,389				81,389
Total other expenses	772,649	-	-		772,649

Net loss	$(8,409,605)	$(1,041,472)	$508,600		$(8,942,477)

Basic and diluted loss per share	$(0.14)	$(0.02)			$(0.15)

Basic and diluted weighted- average common shares	61,580,154	60,854,726			61,580,154

(1) Source:  audited financial statements of Stratus Media Group, Inc. for included in Form 10-K for the year ended December 31, 2010.
(2) Source:  audited financial statements of ProElite, Inc. for the year ended December 31, 2010 included elsewhere in this Form S-1/A.

See accompanying notes to pro forma combined financial statements.

Stratus Media Group, Inc. and ProElite, Inc.
Notes to Pro Forma Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying pro forma combined balance sheet presents the accounts of Stratus Media Group, Inc.  (“Stratus”) and ProElite, Inc. (“ProElite”) as if the acquisition of ProElite by Stratus occurred on June 30, 2011.  The accompanying pro forma combined statement of operations presents the accounts of Stratus and ProElite for the year ended December 31, 2010, for the six months ended June 30, 2010 as if the acquisition occurred on January 1, 2010, and for the six months ended June 30, 2011 as if the acquisition occurred on January 1, 2011.

The following adjustments would be required if the acquisition occurred as indicated above (referenced to pro forma financial statements):

(a)	Advances from Stratus to ProElite ($2,000,000 recorded by ProElite as additional paid-in capital to reflect acquisition price)
(b)	Goodwill related to acquisition of ProElite by Stratus
(c)	Eliminate equity accounts of ProElite
(d)	Recognize minority interest related to Stratus’ ownership of 95% of ProElite
(e)	Miscellaneous pro forma adjustments to additional paid in capital
(f)
Adjustment for expenses that would not be incurred if the acquisition had occurred on January 1, 2011, or are non-recurring in nature:  $100,000 for directors and officers insurance; $19,800 for depreciation related to assets that would be written off; $101,000 for stock compensation expense related to a ProElite stock option program that would be replace by a Stratus stock option program; $350,000 for a legal settlement; and $31,000 for interest on that settlement.

(g)
Adjustment for expenses that would not be incurred if the acquisition had occurred on January 1, 2010:  $100,000 for directors and officers insurance; $19,800 for depreciation related to assets that would be written off; and $167,000 for stock compensation expense related to a ProElite stock option program that would be replace by a Stratus stock option program.

(h)
Adjustment for expenses that would not be incurred if the acquisition had occurred on January 1, 2010:  $200,000 for directors and officers insurance; $39,600 for depreciation related to assets that would be written off; and $269,000 for stock compensation expense related to a ProElite stock option program that would be replace by a Stratus stock option program.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below.  We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$2,514
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Printing and related expenses	$15,000
Total	$52,514

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such officer or director.  The foregoing does not eliminate or limit liability for acts or omissions involving intentional misconduct, fraud or an intentional violation of law or wrongful payment of dividends pursuant to Nevada law.  Our Bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the company from and against any and all expenses, fines, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the company and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability.  We also have the power to defend such person from all suits or claims in accord with the Nevada law.  In certain cases, we may advance expenses incurred in defending any such proceeding.  The rights accruing to any person under our Bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Articles of Incorporation.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Series E Preferred Stock and Warrants

Effective May 25, 2011 the Company sold to eight accredited investors an aggregate of 8,700 Series E Preferred Shares, A Warrants to purchase an aggregate of 21,750,000 shares of the Company’s Common Stock and B Warrants to purchase an aggregate of 10,875,000 shares of the Company’s Common Stock.  The Company received gross proceeds of $8,700,000.  The Company paid $800,000 in commissions and agreed to issue warrants to the placement agent to purchase an aggregate of 3,600,000 shares of the Company’s Common Stock with respect to the private placement, at an exercise price of $0.65 per share.  The Company also paid a broker-dealer a commission in connection with the private placement of $100,000 in cash and agreed to issue such broker-dealer five year warrants to purchase 1,000,000 shares of the Company’s Common Stock, at an exercise price of $0.65 per share of which 950,000 shares were directed to Cary Succof and 50,000 shares were directed to Francis Anderson .  The Company issued a financial advisor warrants to purchase 750,000 shares of the Company's Common Stock at an exercise price of $0.65 per share.

Common Stock and Warrants

From April 15, 2011 to  January 31, 2012 , the Company sold to  105 accredited investors  9,994,284 Units, each Unit consisting of (a) one share of Common Stock of the Company, (b) one warrant to purchase a share of Common Stock, with an exercise price of $0.60 per share, and (c) one-half of a warrant to purchase a share of Common Stock with an exercise price of $1.00 per share.  The purchase price per Unit was $0.35 and the Company received $3,498,000 in proceeds.  No commissions were paid.

Series C and D Preferred Stock and Warrants

From May 26, 2010 to May 9, 2011, the Company sold to nine accredited investors an aggregate of 18,365 shares of Series C Preferred Stock (convertible into 367,293 shares of Common Stock), 50,665 shares of Series D Preferred Stock (convertible into 3,039,870 shares of Common Stock) and 2,300,000 shares of the Company’s Common Stock, together with warrants to purchase an aggregate of 2,853,582 shares of the Company’s Common Stock with exercise prices of $2.00 per share for the Series C Preferred offering and $1.00 per share for the Series D Preferred offering and Common Stock offering. The Company received gross proceeds of $3,220,875 and paid approximately $480,000 in commissions to placement agents. A more detailed description of the terms of the Series C and Series D Preferred Stock, including the price protection provisions, is contained in the notes to the Company’s financial statements included in the Company’s Form 10-Q for the quarter ended September 30 , 2011.

All of the above securities were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Index

Exhibit No.	Exhibit Description

3.1	Restated Articles of Incorporation of Titan (incorporated by reference from Form 10-SB (Film No. 98648988) filed by Titan with the Commission on June 16, 1998).

3.2	By-Laws of Titan as amended and restated on September 10, 1999 (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed October 1, 1999).

4.16	Certificate of Designations of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed May 27, 2011).

4.17	Certificate of Designations of the Series D Convertible Preferred Stock (incorporated by reference to Exhibit 4.02 to the Company’s Current Report on Form 8-K filed May 27, 2011).

4.18	Certificate of Designations of the Series E Convertible Preferred Stock (incorporated by reference to Exhibit 4.03 to the Company’s Current Report on Form 8-K filed May 27, 2011).

5.1*	Opinion of TroyGould PC.

10.1
Amendment to Agreement and Plan of Merger between Pro Sports & Entertainment, Inc. and Feris International, Inc. dated March 10, 2008 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 14, 2008).

10.2
Employment Agreement between Pro Sports & Entertainment, Inc. and Paul Feller dated January 1, 2007 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 14, 2008).

10.3
Strategic Investment Agreement between Stratus Media Group, Inc. and ProElite, Inc. dated October 9, 2009 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 22, 2009).

10.4
Amendment to Strategic Investment Agreement between Stratus Media Group, Inc. and ProElite, Inc. dated January 11, 2010 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 26, 2010).

10.5 **	Employment Agreement between Stratus Media Group, Inc. and William Kelly dated February 22, 2020.

10.6
Employment Agreement between Stratus Media Group, Inc. and John Moynahan dated November 1, 2010.  (Incorporated by reference to Exhibit 10.70 to the Company’s Report on Form 10-K filed on April 26, 2011).

10.7
Securities Purchase Agreement dated May 24, 2011 among Stratus Media Group, Inc. and the Selling Stockholders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 27, 2011).

10.8
Security Agreement dated May 24, 2001 among Stratus Media Group, Inc., Pro Sports & Entertainment, Inc. and Stratus Rewards, LLC on one hand, and Isaac Blech as collateral agent on the other hand (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 27, 2011).

10.9	Letter Agreement dated June 13, 2011 between Stratus Media Group, Inc. and ProElite, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 20, 2011)

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Registered Public Accounting Firm.

23.4*	Consent of TroyGould PC (included in Exhibit 5.1).

*   Filed herewith
** Previously filed

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Los Angeles, California, on February 10, 2012 .

STRATUS MEDIA GROUP, INC.

By:	/s/ Paul Feller
Paul Feller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul Feller his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul Feller	President, Chief Executive Officer and	February 10, 2012
Paul Feller	Director (Principal Executive Officer)

/s/ John Moynahan	Chief Financial Officer (Principal	February 10, 2012
John Moynahan	Financial Officer)

/s/ Charles Bearchell	Chief Accounting Officer (Principal	February 10, 2012
Charles Bearchell	Accounting Officer)

/s/ Glenn Golenberg	Director	February 10, 2012
Glenn Golenberg

/s/ Randall Cross	Director	February 10, 2012
Randall Cross

/s/ Michael Dunleavy, Sr.	Director	February 10, 2012
Michael Dunleavy, Sr.

/s/ Jerry Rubinstein	Director	February 10, 2012
Jerry Rubinstein

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Restated Articles of Incorporation of Titan (incorporated by reference from Form 10-SB (Film No. 98648988) filed by Titan with the Commission on June 16, 1998).

3.2	By-Laws of Titan as amended and restated on September 10, 1999 (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed October 1, 1999).

4.16	Certificate of Designations of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed May 27, 2011).

4.17	Certificate of Designations of the Series D Convertible Preferred Stock (incorporated by reference to Exhibit 4.02 to the Company’s Current Report on Form 8-K filed May 27, 2011).

4.18	Certificate of Designations of the Series E Convertible Preferred Stock (incorporated by reference to Exhibit 4.03 to the Company’s Current Report on Form 8-K filed May 27, 2011).

5.1*	Opinion of TroyGould PC.

10.1
Amendment to Agreement and Plan of Merger between Pro Sports & Entertainment, Inc. and Feris International, Inc. dated March 10, 2008 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 14, 2008).

10.2
Employment Agreement between Pro Sports & Entertainment, Inc. and Paul Feller dated January 1, 2007 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 14, 2008).

10.3
Strategic Investment Agreement between Stratus Media Group, Inc. and ProElite, Inc. dated October 9, 2009 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 22, 2009).

10.4
Amendment to Strategic Investment Agreement between Stratus Media Group, Inc. and ProElite, Inc. dated January 11, 2010 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 26, 2010).

10.5 **	Employment Agreement between Stratus Media Group, Inc. and William Kelly dated February 22, 2010.

10.6
Employment Agreement between Stratus Media Group, Inc. and John Moynahan dated November 1, 2010.  (Incorporated by reference to Exhibit 10.70 to the Company’s Report on Form 10-K filed on April 26, 2011).

10.7
Securities Purchase Agreement dated May 24, 2011 among Stratus Media Group, Inc. and the Selling Stockholders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 27, 2011).

10.8
Security Agreement dated May 24, 2001 among Stratus Media Group, Inc., Pro Sports & Entertainment, Inc. and Stratus Rewards, LLC on one hand, and Isaac Blech as collateral agent on the other hand (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 27, 2011).

10.9	Letter Agreement dated June 13, 2011 between Stratus Media Group, Inc. and ProElite, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 20, 2011)

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Independent Registered Public Accounting Firm.

23.4*	Consent of TroyGould PC (included in Exhibit 5.1).

*   Filed herewith
** Previously filed